UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 11-K

FOR ANNUAL REPORTS OF EMPLOYEE STOCK PURCHASE, SAVINGS

AND SIMILAR PLANS PURSUANT TO SECTION 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

(Mark One)

☒ ANNUAL REPORT PURSUANT TO SECTION 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

For the fiscal year ended December 31, 2022

OR

☐ TRANSITION REPORT PURSUANT TO SECTION 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

For the transition period from __________________ to __________________

Commission file number    1-11758

A.	Full title of the plan and the address of the plan, if different from that of the issuer named below:

Morgan Stanley 401(k) Plan

c/o Morgan Stanley Benefits Department

750 Seventh Ave.

New York, NY 10019

B.	Name of the issuer of the securities held pursuant to the plan and the address of its principal executive office:

MORGAN STANLEY

1585 Broadway

New York, NY 10036

SIGNATURES

The Plan. Pursuant to the requirements of the Securities Exchange Act of 1934, the Trustees (or other persons who administer the employee benefit plan) have duly caused this annual report to be signed on its behalf by the undersigned hereunto duly authorized.

Morgan Stanley 401(k) Plan
(Name of Plan)

Date: June 23, 2023	By:	/s/ Adam Kudelka
(Signature)
	Name	Adam Kudelka
	Title:	Morgan Stanley Head of Total Rewards and Company Coverage

Morgan Stanley
401(k) Plan

Employer ID Number: 20-8764829

Plan Number: 003

Financial Statements at December 31, 2022 and
2021, and for the Year Ended December 31, 2022,
Supplemental Schedule at December 31, 2022, and

Report of Independent Registered Public Accounting

Firm

MORGAN STANLEY 401(k) PLAN

TABLE OF CONTENTS

Page

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	1
FINANCIAL STATEMENTS:
Statements of Net Assets Available for Benefits at December 31, 2022 and 2021	2
Statement of Changes in Net Assets Available for Benefits for the Year Ended December 31, 2022	3
Notes to Financial Statements at December 31, 2022 and 2021, and for the Year Ended December 31, 2022	4–15
SUPPLEMENTAL SCHEDULE:	16

Form 5500, Schedule H, Line 4i — Schedule of Assets (Held at End of Year) at December 31, 2022	17–65

NOTE:	All other schedules required by section 2520.103-10 of the Department of Labor’s Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974, as amended, have been omitted because they are not applicable

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Plan Participants and Plan Administrator of Morgan Stanley 401(k) Plan

Opinion on the Financial Statements

We have audited the accompanying statements of net assets available for benefits of Morgan Stanley 401(k) Plan (the "Plan") as of December 31, 2022 and 2021, the related statement of changes in net assets available for benefits for the year ended December 31, 2022, and the related notes (collectively referred to as the "financial statements"). In our opinion, the financial statements present fairly, in all material respects, the net assets available for benefits of the Plan as of December 31, 2022 and 2021, and the changes in net assets available for benefits for the year ended December 31, 2022, in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These financial statements are the responsibility of the Plan's management. Our responsibility is to express an opinion on the Plan's financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Plan in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

Report on Supplemental Schedule

The supplemental schedule of assets (held at end of year) as of December 31, 2022 has been subjected to audit procedures performed in conjunction with the audit of the Plan's financial statements. The supplemental schedule is the responsibility of the Plan's management. Our audit procedures included determining whether the supplemental schedule reconciles to the financial statements or the underlying accounting and other records, as applicable, and performing procedures to test the completeness and accuracy of the information presented in the supplemental schedule. In forming our opinion on the supplemental schedule, we evaluated whether the supplemental schedule, including its form and content, is presented in compliance with the Department of Labor's Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974. In our opinion, such schedule is fairly stated, in all material respects, in relation to the financial statements as a whole.

/s/ DELOITTE & TOUCHE LLP

New York, New York

June 23, 2023

We have served as the auditor of the Plan since 2022.

MORGAN STANLEY 401(k) PLAN

STATEMENTS OF NET ASSETS AVAILABLE FOR BENEFITS
AT DECEMBER 31, 2022 AND 2021

	2022	2021
ASSETS:
Participant-directed investments at fair value	$ 15,781,813,399	$ 18,692,348,026

Receivables:
Plan mergers (Note 1)	11,827,635	735,722,135
Employer contributions	365,544,383	325,235,158
Notes receivable from participants	123,661,328	123,439,581
Receivables for securities sold and other	132,466,838	83,188,383
Total Receivables	633,500,184	1,267,585,257

Total Assets	16,415,313,583	19,959,933,283

LIABILITIES:
Participant-directed investments at fair value	27,359,477	25,751,247
Payables for securities purchased and other	237,750,933	238,953,825

Total Liabilities	265,110,410	264,705,072

NET ASSETS AVAILABLE FOR BENEFITS	$ 16,150,203,173	$ 19,695,228,211

See notes to the financial statements.

MORGAN STANLEY 401(k) PLAN

STATEMENT OF CHANGES IN NET ASSETS AVAILABLE FOR BENEFITS
FOR THE YEAR ENDED DECEMBER 31, 2022

ADDITIONS:
Employer contributions	365,544,383
Participant contributions	718,720,795
Rollover contributions	114,514,989
Total contributions	1,198,780,167

Interest income on notes receivable from participants	5,573,937

Total additions	1,204,354,104

INVESTMENT ACTIVITY:

Net depreciation in fair value of investments	$ 4,026,719,051
Dividends and interest	(191,583,643)
Net Investment Loss	$ 3,835,135,408

DEDUCTIONS:
Benefits paid to participants	910,759,798
Administrative fees	15,311,571

Total deductions	4,761,206,777

Net decrease in net assets before plan mergers	(3,556,852,673)

Plan mergers (Note 1)	11,827,635

Net decrease in net assets available for benefits	(3,545,025,038)

NET ASSETS AVAILABLE FOR BENEFITS
Beginning of year	19,695,228,211

End of year	$ 16,150,203,173

See notes to the financial statements.

NOTES TO FINANCIAL STATEMENTS

AT DECEMBER 31, 2022 AND 2021, AND FOR THE YEAR ENDED DECEMBER 31, 2022

1.	DESCRIPTION OF THE PLAN

The following summary of the Morgan Stanley 401(k) Plan (the “Plan”) is provided for general information purposes only. Participants should refer to the Plan document for more complete information. Terms used in this description have the same meaning as in the Plan document.

General — The Plan is a profit-sharing plan that includes a “qualified cash or deferred arrangement” as described in Section 401(k) of the Internal Revenue Code of 1986, as amended (the “Code”), and is subject to the provisions of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”). The Plan’s interest in the Morgan Stanley Stock Fund is designated as an employee stock ownership plan within the meaning of Code section 4975(e)(7) to the extent provided in the Plan.

Morgan Stanley Domestic Holdings, Inc. (the “Plan Sponsor”) is a corporation wholly-owned by Morgan Stanley Capital Management, LLC, a limited liability company whose sole member is Morgan Stanley (the “Company”). The Plan Sponsor has delegated certain functions to Morgan Stanley Services Group Inc. (“MSSG”), a corporation wholly-owned by the Plan Sponsor. The Company’s Chief Human Resources Officer or his or her delegate (the “Plan Administrator”) has the authority to control and manage the operation and administration of the Plan, make rules and regulations, and take actions to administer the Plan. The Plan Administrator has delegated certain operational and administrative responsibilities to certain employees in the Company’s Human Resources department.

The Company acquired Cook Street Consulting, Inc. (“Cook Street”) and American Financial System, Inc. (“AFS”) in the first and second quarter of 2022, respectively. In connection with the acquisitions, the Cook Street Consulting, Inc. 401(k) Plan (the “CSCI Plan”) and the AFS 401K Plan (the “AFS Plan”) were merged into the Plan, and participants of the CSCI Plan and the AFS Plan became members of the Plan effective at the close of business on December 31, 2022. The final valuations for the CSCI Plan and the AFS Plan were performed at market close on December 31, 2022 and each plan’s assets, including notes receivable from participants, were merged into the Plan’s assets. The investment assets of the CSCI Plan and AFS Plan were liquidated and the proceeds wired to the Plan before the close of business on December 31, 2022. The transfer amounts of $8.6 million for the CSCI Plan and $3.2 million for the AFS Plan are recorded in Plan mergers receivable in the Statement of Net Assets as the wires settled subsequent to year-end.

All of the Plan’s investments are held in a trust account at The Northern Trust Company, N.A. (the “Trustee”).

Eligibility — U.S. benefits-eligible employees, generally defined as full-time and part-time (regularly scheduled to work at least 50% of the Company’s standard work week) employees of participating companies are eligible to participate in the Plan upon hire.

Part-time employees who are regularly scheduled to work less than 50% of the Company’s standard work week may elect to commence participation in the Plan on the later of (A) the date their employment commences or (B) January 1, 2018, without regard to age.

Effective January 1, 2020, hourly employees are eligible to participate in the Plan.

Individuals who are (a) classified by a participating company as non-U.S. benefits-eligible workers, interns, summer associates, contingent workers, leased workers, independent contractors or consultants, regardless of whether or not such classification is subsequently upheld for any purpose by a court or federal, state or local administrative authority; (b) covered by a collective bargaining agreement with respect to which a participating company is a party, unless such agreement provides for participation in the Plan; (c) first hired or transferred to a participating company while in an hourly status on or after July 1, 2004; or (d) Puerto Rico residents, are not eligible to participate in the Plan.

Eligible participants who terminate employment and are later rehired by a participating company may participate in the Plan immediately upon rehire.

Employee Contributions — Eligible participants may elect to contribute before-tax and/or Roth after-tax contributions of 1% to 50% of eligible pay subject to Code limits ($20,500 for 2022). Those participants who have attained at least age 50 by the end of 2022 may elect an additional before-tax or Roth after-tax “Catch-Up Contribution” of 1% to 50% of eligible pay, subject to Code limits ($6,500 for 2022).

Certain eligible participants may also elect to contribute non-Roth after-tax contributions of 1% to 50% of eligible earnings. Participants eligible to make non-Roth after-tax contributions include eligible employees considered to be non-highly compensated employees (for 2022, employees who earned less than $283,223 during 2021). Commencing January 1, 2022, highly compensated employees are permitted to elect to contribute non-Roth after-tax contributions of 1% to 8% of eligible earnings. Participants may also contribute amounts representing eligible rollover distributions from other qualified retirement plans, excluding other qualified plans sponsored by the Company and its affiliates. All contributions are subject to certain Code limitations.

Company Contributions — In addition to the eligibility requirements for each type of Company Contribution described below, to be eligible for Company Contributions for any given Plan Year, a participant must be actively at work or on an authorized leave of absence on December 31 or, during the year, have terminated employment because of Retirement, Release, Total and Permanent Disability (each as defined by the Plan) or died. Company Contributions are generally credited to participant accounts during the first quarter of the year following the calendar year for which the contribution amounts are determined.

Company Match: For employees (except Senior Advisors and Advisory Directors (or equivalent titles) each as defined in the Plan) with eligible pay less than $275,000 and who are not eligible to receive a Fixed Contribution (as described below), the Plan-provided Company Match for the year ended December 31, 2022 (“2022 Company Match”) was one dollar for each dollar of before-tax and/or Roth after-tax contributions that eligible participants contributed to the Plan, up to a maximum of 5% of eligible pay. For these employees, the maximum 2022 Company Match was $13,750.

For employees with eligible pay under $100,000 who are not eligible to receive a Fixed Contribution or over $275,000, the Plan-provided 2022 Company Match was one dollar for each dollar of before-tax or Roth after-tax contributions that eligible participants contributed to the Plan, up to a maximum of 4% of eligible pay, up to the Code limit of $305,000. For these employees, the maximum 2022 Company Match was $12,200. The Company Match is made at the discretion of the Plan Sponsor.

The 2022 Company Match contributions were invested according to each participant’s investment elections on file or in a default fund or funds, as selected by the Plan Administrator. The 2022

Company Match was $355,514,380 of which $6,697,206 was covered by forfeitures held by the Plan. The contribution was recorded as Employer contributions receivable at December 31, 2022 and paid in cash by the Company to the Plan in Q1 2023. The 2021 Company Match was $290,987,015, of which $8,507,874 was covered by forfeitures held by the Plan. The contribution was recorded as Employer contributions receivable at December 31, 2021 and paid in cash by the Company to the Plan primarily in January 2022.

Fixed Contribution: Eligible employees with annualized base pay and eligible annual pay of $100,000 or less and who are not employed as Financial Advisors, Producing Assistant Branch Managers, Producing Branch Managers, or Producing Sales Managers (or equivalent title), Advisory Directors or Senior Advisors (or equivalent title) at December 31 and who are not Saxon employees of Morgan Stanley’s U.S. Residential Mortgage Business receive a Fixed Contribution of 2% of eligible pay regardless of whether they contribute to the Plan or receive a Company Match. The 2022 Fixed Contribution of $16,925,943 was recorded as Employer contributions receivable at December 31, 2022 and paid in cash by the Company in Q1 2023. The 2021 Fixed Contribution of $15,271,415 was recorded as Employer contributions receivable at December 31, 2021 and paid in cash by the Company in January 2022.

Participant Accounts — Individual accounts are maintained for each Plan participant. Each participant’s account is credited with the participant’s contributions, allocations of Company Contributions and Plan earnings, and charged with an allocation of Plan losses and administrative expenses not otherwise paid by the Plan Sponsor, and reduced by the amount of any benefit payments to such participant. The benefit to which a participant is entitled is the benefit that can be provided from the participant’s vested account.

Investments — Participants direct the investment of their contributions into various investment options offered by the Plan, which are subject to change from time to time. At December 31, 2022, the Plan offered mutual funds, commingled or collective trust funds, an employer stock fund, and separately managed accounts (“Separate Accounts”).

The Plan is intended to meet the requirements of Section 404(c) of ERISA, with the result that participants, and no other fiduciaries, are responsible for the investment of their Plan accounts.

Employer Stock Provisions — The Morgan Stanley Stock Fund is invested primarily in “employer securities” (as defined in the Code), is designated an employee stock ownership plan to the extent provided in the Plan, and is subject to additional plan provisions, including the ability of eligible participants to elect to receive current cash dividend distributions relating to the Morgan Stanley Stock Fund.

Voting and Tender Rights — Each participant may direct a vote on shares of Company common stock in the Morgan Stanley Stock Fund that are allocated to his or her Plan account. Each participant is to be notified prior to the time that voting rights are to be exercised. Unvoted shares, including shares held in the Plan’s forfeiture account, are to be voted in the same proportion as the total actual votes cast by participants with respect to shares held in the Morgan Stanley Stock Fund for or against the matter under consideration. Similar rules apply to tender or other similar rights appurtenant to Company common stock held in the Morgan Stanley Stock Fund, except that shares for which no tender direction is given by the participant will not be tendered. If there is a tender for less than all shares or if there are more tender directions than can be satisfied, participant shares are to be tendered on a pro rata basis.

Vesting — Participants are vested immediately in their Employee Contributions plus earnings thereon. Generally, participants are vested in any Company Contributions upon the earlier of: (i) completion of three years of service, or (ii) termination of employment due to death, Retirement, Release or Total and Permanent Disability, each as defined by the Plan. There is no partial vesting. A participant is always fully vested in dividends paid with respect to the Morgan Stanley Stock Fund.

Other — Certain reservists and persons who provide military service are entitled to additional rights under the Plan. Additional rules apply in the event that the Plan becomes top-heavy as described in the Code. In 2020, certain participants were entitled to additional rights relating to distributions under the Plan in accordance with the Coronavirus Aid, Relief and Economic Security (CARES) Act. Any participants who took a coronavirus-related distribution during 2020, in accordance with the CARES Act, had the option to repay all or part of the distribution to the Plan within three years.

Forfeitures — The unvested portion of a participant’s account may be forfeited on termination of such participant’s employment for specified reasons. Forfeitures are used to reduce the year-end Company Contributions and pay certain Plan expenses.

Notes Receivable from Participants — Generally, a participant may borrow a total of up to the lesser of $50,000 or 50% of his/her vested Plan account. A participant may have a maximum of two outstanding loans at a time.

Payment of Benefits — Participants may elect to receive all or a portion of their vested account balance following termination of employment.

Participants may withdraw any vested amount allocated to their accounts while in service after attaining age 59-1/2. In the event of a hardship (as defined in the Plan), participants regardless of age may withdraw their vested Employee and Company Contributions to the extent permitted by the Plan. Voluntary Employee Contributions made before 1984 and after-tax Employee Contributions made after 1983 also may be withdrawn in service without regard to the participant’s age, subject to Plan terms. Payments are made in cash and/or in-kind in shares of Morgan Stanley stock at the direction of the participant. Before 2022, non-hardship withdrawals were limited to eight per year. Effective January 1, 2022, there is no limit on non-hardship withdrawals.

To the extent a participant elects to receive his or her vested interest in the Morgan Stanley Stock Fund in-kind, shares are recorded electronically in book entry form on the records of the Company’s transfer agent, Broadridge Financial Solutions, Inc.

Plan Termination — Although it has not expressed any intent to do so, the Plan Sponsor (or its delegate, MSSG) has the right under the Plan to terminate the Plan subject to the provisions of ERISA. In such event, participants become fully vested in any Company Contributions to the extent required by the Code.

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Accounting — The Plan’s financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America.

Use of Estimates — The preparation of financial statements requires Plan management to make estimates and assumptions regarding the valuation of certain financial instruments that affect the reported amounts of net assets available for benefits and changes therein. Actual results could differ from the estimates and assumptions used.

Administrative Expenses — Administrative expenses of the Plan are paid by the Plan, unless paid by the Plan Sponsor, as provided in the Plan document. The Plan Sponsor is under no obligation to pay the Plan’s administrative expenses. Participants pay administrative costs for loans, distributions and qualified domestic relation orders.

All investment management and transaction fees directly related to the Plan’s investments are paid by the Plan. Management fees and operating expenses charged to the Plan for investments are deducted from income earned on a daily basis and are not separately reflected. Consequently, investment management fees and operating expenses are reflected as a reduction of investment return for such investments.

Payment of Benefits — Benefit payments to participants are recorded upon distribution. Amounts allocated to participants who elected to withdraw from the Plan during the year ended December 31, 2022 generally were paid prior to the year end. Amounts requested in the Plan Year but paid subsequent to the Plan Year were not significant.

Risks and Uncertainties — The Plan utilizes various investment options, including derivative instruments. Investments, in general, are exposed to various risks, such as interest rate, market liquidity and credit risks, as well as overall market volatility. Market risks include global events which could impact the value of investment securities, such as pandemic or international conflict. Due to the level of risk associated with certain investments and the sensitivity of certain fair value estimates to changes in valuation assumptions, it is reasonably possible that changes in value of investments will occur in the near term and that such changes could materially affect participants’ account balances and the amounts reported in the financial statements.

Included in investments at December 31, 2022 are shares of the Company’s common stock, which represent sixteen percent of participant-directed investments at December 31, 2022. A significant decline in the market value of the Company’s stock would significantly affect the net assets available for benefits.

Investment Valuation and Income Recognition — Purchases and sales of securities are recorded on a trade-date basis. Interest income is recorded on an accrual basis. The cost of Plan investments is based on the average cost method for individual securities. Dividends are recorded on the ex-dividend date. Realized and unrealized gains and losses on investments are reflected in Net investment loss/income —Net depreciation/appreciation in fair value of investments.

The Plan’s investments and derivative instruments are measured at fair value. Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability (i.e., the “exit price”) in an orderly transaction between market participants at the measurement date (see Note 6).

In determining fair value, the Plan uses various valuation approaches and establishes a hierarchy for inputs used in measuring fair value that requires the most observable inputs be used when available.

Observable inputs are inputs that market participants would use in pricing the asset or liability that were developed based on market data obtained from sources independent of the Plan. Unobservable inputs are inputs that reflect assumptions the Plan believes other market participants would use in pricing the asset or liability that are developed based on the best information available in the circumstances. The fair value hierarchy is broken down into three levels based on the observability of inputs as follows, with Level 1 being the highest and Level 3 being the lowest level:

Level 1. Valuations based on quoted prices in active markets that the Plan has the ability to access for identical assets or liabilities. Valuation adjustments, block discounts and discounts for entity-specific restrictions that would not transfer to market participants are not applied to Level 1 instruments. Since valuations are based on quoted prices that are readily and regularly available in an active market, valuation of these products does not entail a significant degree of judgment.

Level 2. Valuations based on one or more quoted prices in markets that are not active or for which all significant inputs are observable, either directly or indirectly.

Level 3. Valuations based on inputs that are unobservable and significant to the overall fair value measurement.

The availability of observable inputs can vary from product to product and is affected by a wide variety of factors, including the type of product, whether the product is new and not yet established in the marketplace, the liquidity of markets and other characteristics particular to the product. To the extent that valuation is based on models or inputs that are less observable or unobservable in the market, the determination of fair value requires more judgment. Accordingly, the degree of judgment exercised by the Plan in determining fair value is greatest for instruments categorized in Level 3 of the fair value hierarchy.

The Plan considers prices and inputs that are current as of the measurement date, including during periods of market dislocation. In periods of market dislocation, the observability of prices and inputs may be reduced for many instruments. This condition could cause an instrument to be reclassified from Level 1 to Level 2 or from Level 2 to Level 3 of the fair value hierarchy.

In certain cases, the inputs used to measure fair value may fall into different levels of the fair value hierarchy. In such cases, the total fair value amount is disclosed in the level appropriate for the lowest level input that is significant to the total fair value of the asset or liability.

Notes Receivable from Participants — Notes receivable from participants are measured at their unpaid principal balance plus accrued interest. Principal and interest are repaid semi-monthly and any delinquent payments at December 31, 2022 and 2021 were not significant. Based on the terms of the Plan document, delinquent participant loans are recorded as distributions when a distributable event occurs.

3.	DERIVATIVE INSTRUMENTS AND REPURCHASE AGREEMENTS

Derivative instruments are permitted in the Plan’s Separate Account portfolios only to the extent that they comply with all of the Plan’s policy guidelines and are consistent with the Plan’s risk and return objectives. In addition, derivative instruments may be used only if they are deemed to be more attractive than a similar direct investment in the underlying cash market, or if the investment vehicle is being used to manage the risk of the portfolio. Any use of derivative instruments may not result in exposure of the Plan to investment sectors that are otherwise prohibited under the investment guidelines.

The investment guidelines established with each Separate Account manager for the Plan set forth the guidelines for the commitments that an investment manager may make with respect to derivative instruments. Within the scope of the investment guidelines, the Plan may be invested in futures, options, swaps, and forwards.

Market risk arises from adverse changes in the fair value of these contracts.

Futures and options — The Plan held certain fixed income future and option contracts in Separate Accounts at December 31, 2022 and 2021. The Plan held certain equity index future contracts in a Separate Account at December 31, 2021 within AQR International Equity Fund. In second quarter 2022, the AQR International Equity Fund was liquidated and transferred to a collective fund with Thompson, Siegel & Walmsley. Both written and purchased options were held as underlying investments. When the investment manager purchases or writes an option, an amount equal to the premium paid or received by the Plan is recorded as an asset or liability and is subsequently adjusted to the current market value of the option written or purchased. The fair value of these investments at December 31, 2022 and 2021 was not significant and the changes in fair value are accounted for as part of Net depreciation/appreciation in fair value of investments in the Statement of changes in net assets available for benefits.

Swaps —At December 31, 2022 and 2021, the investment assets held by the Plan included positions in interest rate swaps, credit default swaps, equity swaps, and inflation swaps. At December 31, 2022, the investment assets held by the Plan also included positions in overnight index swaps. Under the investment managers’ standard International Swap and Derivatives Association agreements, counterparty risk is limited by provisions which allow for the mutual exchange of collateral should a swap’s market value exceed $250,000. Further, the investment managers are instructed to restrict trading to only those counterparties with the largest capitalization and highest credit ratings in the industry. Investment manager policy is to execute swaps only with counterparties whose credit rating is A-/A3 or better, unless otherwise approved by the Plan. These assets were held in Separate Accounts at December 31, 2022 and 2021. The fair value of these investments at December 31, 2022 and 2021 was not significant and the changes in fair value are accounted for as part of Net depreciation/ appreciation in fair value of investments in the Statement of changes in net assets available for benefits.

Forwards — The Plan may enter into forward foreign currency contracts in order to hedge certain foreign currency denominated investments. Forward foreign currency commitments are generally entered into with counterparties of high credit quality; therefore, the risk of nonperformance by the counterparties is considered negligible. Additionally, the Plan’s investment guidelines require that the forward foreign currency contracts be restricted in their application and used for economic hedging purposes. The Plan held positions in forward foreign currency contracts in Separate Accounts at December 31, 2022 and 2021. The Plan also held positions in forward equity contracts in a Separate Account at December 31, 2021. The fair value of these investments at December 31, 2022 and 2021 was not significant and the changes in fair value are accounted for as part of Net depreciation/ appreciation in fair value of investments in the Statement of changes in net assets available for benefits.

Securities sold under agreements to repurchase (“repurchase agreements”) — The Plan held positions in repurchase agreements in Separate Accounts at December 31, 2022, and 2021. The changes in fair value are accounted for as part of Net depreciation/appreciation in fair value of investments in the Statement of changes in net assets available for benefits.

4.	EXEMPT related PARTY and party-IN-INTEREST TRANSACTIONS

Parties-in-interest include Plan fiduciaries, employees, participant employers and service providers, certain owners and certain relatives of such individuals, as defined by ERISA.

There were a range of investment options available in the Plan at December 31, 2022 and 2021, of which one was managed by Morgan Stanley Investment Management (“MSIM”) and one was an employer stock fund (Morgan Stanley Stock Fund). All party-in-interest investments are in the Morgan Stanley Stock Fund, the fund managed by MSIM, an affiliate of the Plan Sponsor, and funds issued by Northern Trust, Principal, PIMCO, Blackrock, AQR Capital Management, T. Rowe Price, Artisan Partners, Fidelity Institutional Asset Management, Shenkman, Thompson, Siegel & Walmsley, Wellington Trust Company, N.A., State Street Global Advisors, Weatherbie Capital LLC, Westwood Management Corp., and Westfield Capital Management Company.

The Plan has a revenue-sharing agreement whereby Northern Trust, as fund manager of the Northern Trust Sustainability Index Fund, returns a portion of the investment fees to the recordkeeper to offset the Plan’s administrative expenses. Revenue-sharing activity of this fund was not significant.

Investments in and gain or losses related to common stock and funds issued by Morgan Stanley or its affiliate, MSIM, and notes receivables from participants are as follows:

Investments and receivables held by the Plan
	At December 31, 2022	At December 31, 2021	Year Ended December 31, 2022
Morgan Stanley common stock
Number of shares held	28,939,293	29,021,541	n/a
Fair value of shares held	$ 2,460,418,691	$ 2,848,754,465	n/a
Net realized gain	n/a	n/a	$ 74,065,651
Dividend income	n/a	n/a	$ 86,449,423

Investments in a Registered Investment Company issued by MSIM
Fair value of shares held	$ 936,306,650	$ 2,327,695,628	n/a
Net realized gain	n/a	n/a	$ 91,004,697

Notes receivable from participants
Participant loans	$ 123,661,328	$123,439,581	n/a
Interest income	n/a	n/a	$5,573,937

Eligible participants of the Morgan Stanley Stock Fund may elect to receive current cash payment of dividends paid on the Morgan Stanley Stock Fund within the Plan, to the extent provided in the Plan.

Certain officers and employees of the Plan Sponsor (who may also be participants in the Plan) perform administrative services related to the operation, record keeping and financial reporting of the Plan. The Plan Sponsor pays these salaries and other administrative expenses on behalf of the Plan. Certain fees, including fees for the investment management services, to the extent not paid by the Plan Sponsor, are paid by the Plan. All direct and indirect fees paid by the Plan are considered party-in-interest transactions.

5.	FEDERAL INCOME TAX STATUS

The Internal Revenue Service determined and informed the Plan Sponsor by a letter dated May 22, 2018, that the Plan and its related Trust continue to be designed in accordance with the applicable provisions of the Code. The Plan has been amended since receiving this letter, however, the Plan Sponsor and the Plan Administrator believe the Plan is currently designed and operated in compliance with the applicable requirements of the Code.

The Plan Sponsor has analyzed the tax positions taken by the Plan, and has concluded that at December 31, 2022 and 2021, there are no uncertain tax positions taken by the Plan that would require recognition of a liability (or asset) or disclosure in the financial statements. The Plan is subject to routine audits by taxing jurisdictions; however, there are currently no audits of the Plan for any tax periods in progress. The Plan Sponsor believes the Plan is no longer subject to income tax examinations for years prior to 2017.

6.	FAIR VALUE MEASUREMENTS

The following descriptions of the valuation methods and assumptions used by the Plan to determine the fair values of investments apply to investments held directly by the Plan.

Registered Investment Companies – Mutual funds are registered with the Securities and Exchange Commission and are intended to meet the requirements of the Investment Company Act of 1940 with respect to income distribution, fee structure, and diversification of assets. Mutual funds are generally marked to quoted prices or net asset value (“NAV”) and are categorized in Level 1 of the fair value hierarchy if based upon prices which are observable in an active market. The Plan generally prohibits the sale of these investment options within 30 days of a purchase into that investment option.

Morgan Stanley Stock Fund (the “Fund”) – The Plan holds investments in the Fund holding Morgan Stanley common stock and containing a short-term investment fund to facilitate participant transactions into and out of the Fund. The Company has specific rules that govern employee transactions in Morgan Stanley stock. Employees may transact in Morgan Stanley stock (including the Fund) only during a window period designated by the Company. Shorter window periods and prior approval requirements apply to those employees deemed Access Persons (as defined in the Company’s employee trading policy) by the Company. Access Persons who are members of the Company’s Management or Operating Committees are prohibited from selling the Fund within six months of a purchase.

Separate Accounts - The Separate Accounts are professionally managed portfolios held by the Plan. The participants share in the appreciation and depreciation in proportion to their contribution to the Separate Account. Separate Accounts are administered and supervised by investment managers who decide how to invest funds contributed by investors, subject to written investment guidelines. The Plan generally prohibits the sale of these investment options within 30 days of a purchase into that investment option.

A description of the valuation methods and assumptions applied to the major categories of the Fund and the Separate Accounts are as follows:

Corporate equities

Corporate equities, including Morgan Stanley common stock, are exchange-traded equity securities that are generally valued based on quoted prices from the exchange. To the extent these securities are actively traded, valuation adjustments are not applied. Corporate equities are categorized in Level 1 of the fair value hierarchy. Stapled securities, consisting of two or more corporate equity securities that are contractually bound to form a single salable unit that cannot be bought or sold separately, are categorized in Level 2 of the fair value hierarchy.

Cash and cash equivalents

Cash and cash equivalents are valued at cost, which approximates fair value and are categorized in Level 1 of the fair value hierarchy.

Government and agency securities

Government and agency securities are valued using factors which include but are not limited to market quotations, yields, maturities, and the bond’s terms and conditions. U.S. Treasury securities and U.S. Index Linked Government Bonds, valued using quoted market prices, are categorized in Level 1 of the fair value hierarchy. Callable agency-issued debt securities are valued by benchmarking model-derived prices to quoted market prices and trade data for comparable instruments. The fair value of agency mortgage pass-through pool securities is model-driven based on spreads of a comparable to be announced security. The fair value of state and municipal securities is determined using recently executed transactions, market price quotations or pricing models that factor in, where applicable, interest rates, bond or CDS spreads and volatility. Callable agency-issued debt securities, agency mortgage pass-through pool securities, non U.S. index-linked securities, and state and municipal government securities are generally categorized in Level 2 of the fair value hierarchy.

Corporate debt instruments

Corporate debt instruments are composed of corporate bonds, corporate loans and asset-backed securities. Corporate bonds and corporate loans are valued using factors which include but are not limited to recently executed transactions, market price quotations and spreads. Asset-backed securities may be valued based on price or spread data obtained from observed transactions or independent external parties such as vendors or brokers. When position-specific external price data are not observable, the fair value determination may require benchmarking to similar securities. For index linked securities, the market price is adjusted daily by the appropriate index factor. Corporate debt instruments are categorized in Level 2 of the fair value hierarchy.

Derivative instruments

Depending on the product and terms of the transaction, the fair value of over-the-counter (“OTC”) derivative products can be either observed or modeled using a series of techniques and model inputs from comparable benchmarks, including closed-form analytic formulas, such as the Black-Scholes option-pricing model, and simulation models or a combination thereof. Many pricing models do not entail material subjectivity as the methodologies employed do not necessitate significant judgment, since model inputs may be observed from actively quoted markets, as is the case for generic interest rate swaps and certain option contracts. Interest rate swaps are valued using observable inputs. Listed derivatives that are not actively traded are valued using the same approaches as those applied to OTC derivatives. Derivative instruments are categorized in Level 2 of the fair value hierarchy, except for cash collateral related to the derivative instruments, which are valued at carrying value and categorized in Level 1.

Repurchase agreements

The fair value of repurchase agreements is computed using a standard cash flow discounting methodology. The inputs to the valuation include contractual cash flows and collateral funding spreads which are estimated using various benchmarks, interest rate yield curves and option volatilities. Repurchase agreements are categorized in Level 2 of the fair value hierarchy.

Collective Trust Funds – Each investment is administered and supervised by its respective investment manager who decides how to invest the contributed funds. The Collective Trust Funds do not have a readily determinable fair value. The fair values of participating units held in the Collective Trust Funds are valued at NAVs as a practical expedient. Terms of the applicable Collective Trust Fund Agreements and/or Investment Management Agreements permit the termination of the agreement and the receipt of the fund securities at fair value within 30 days. There were no unfunded commitments and no restricted redemption notice periods. Other than certain funds managed by State Street Global Advisors and BlackRock, Inc., from which the Plan does not restrict the frequency of redemptions, the Plan generally prohibits the sale of the Collective Trust Fund investment options within 30 days of a purchase into that investment option.

	Plan’s Investment Assets and Liabilities at Fair Value at December 31, 2022
	Quoted Prices in Active Markets for Identical Assets	Significant Other Observable Inputs	Significant Unobservable Inputs

	Level 1	Level 2	Level 3	Total
Investment Assets:

Registered Investment Companies	1,083,346,458	-	-	1,083,346,458

Separately Managed Accounts
Corporate equities	4,963,666,459	2,568,050	-	4,966,234,509
Cash and cash equivalents	4,251,257	-	-	4,251,257
Government and agency securities
U.S. Treasury and agency securities	360,832,247	669,551,889	-	1,030,384,136
Other sovereign government obligations	-	21,079,645	-	21,079,645
State and municipal securities	-	3,578,028	-	3,578,028
Total Government and agency securities	360,832,247	694,209,562	-	1,055,041,809
Corporate debt instruments	-	290,376,356	-	290,376,356
Derivative instruments	23,140,632	8,734,067	-	31,874,699
Repurchase agreements	-	918,400,000	-	918,400,000
	5,351,890,595	1,914,288,035	-	7,266,178,630

Collective Trust Funds *				7,432,288,311

Participant-directed investments				15,781,813,399

Investment Liabilities:
Separately Managed Accounts
Derivative instruments	20,550,829	6,808,648	-	27,359,477
Participant-directed investments	20,550,829	6,808,648	-	27,359,477

*	Amounts represent certain investments that are measured at fair value using the NAV per share, which are not classified in the fair value hierarchy. The fair value amounts presented in this table are intended to permit reconciliation of the fair value hierarchy to the participant-directed investments presented in the Statement of net assets available for benefits.

	Plan's Investment Assets and Liabilities at Fair Value at December 31, 2021
	Quoted Prices in Active Markets for Identical Assets	Significant Other Observable Inputs	Significant Unobservable Inputs

	Level 1	Level 2	Level 3	Total
Investment Assets:

Registered Investment Companies	3,128,630,741	35,454,626	-	3,164,085,367

Separately Managed Accounts
Corporate equities	5,847,621,688	2,527,557	-	5,850,149,245
Cash and cash equivalents	91,963,199	-	-	91,963,199
Government and agency securities
U.S. Treasury and agency securities	477,537,542	720,577,905	-	1,198,115,447
Other sovereign government obligations	-	30,040,082	-	30,040,082
State and municipal securities	-	5,043,099	-	5,043,099
Total Government and agency securities	477,537,542	755,661,086	-	1,233,198,628
Corporate debt instruments	-	323,890,010	-	323,890,010
Derivative instruments	19,938,348	15,809,030	-	35,747,378
Repurchase agreements	-	486,000,000	-	486,000,000
	6,437,060,777	1,583,887,683	-	8,020,948,460

Collective Trust Funds *				7,507,314,199

Participant-directed investments				18,692,348,026

Investment Liabilities:
Separately Managed Accounts
Derivative instruments	13,881,956	11,869,291	-	25,751,247
Participant-directed investments	13,881,956	11,869,291	-	25,751,247

*	Amounts represent certain investments that are measured at fair value using the NAV per share, which are not classified in the fair value hierarchy. The fair value amounts presented in this table are intended to permit reconciliation of the fair value hierarchy to the participant-directed investments presented in the Statement of net assets available for benefits.

7.	SuBSEQUENT EVENTS

The Plan has evaluated subsequent events for adjustment to or disclosure in these financial statements through the date of this report and has not identified any recordable or disclosable events not otherwise reported in these financial statements or the notes thereto.

SUPPLEMENTAL SCHEDULE

MORGAN STANLEY 401(k) PLAN

Plan Number 003,     Employer Identification Number 20-8764829

FORM 5500, SCHEDULE H, LINE 4i —

SCHEDULE OF ASSETS (HELD AT END OF YEAR)

AT DECEMBER 31, 2022

				(e)
	(b)	(c)	(d)	Current
(a)	Identity of Issuer	Description of Investment	Cost**	Value
	Registered Investment Companies
*	MSIM	MSIF Growth Portfolio Fund		936,306,650
*	Northern Trust	Northern Trust Global Sustainability Index Fund		69,248,240
*	Pax	Pax Global Environmental Markets Fund		48,252,164
*	PIMCO	PIMCO International Bond Fund (Unhedged)		29,539,404
		Registered Investment Companies Total		1,083,346,458
	Corporate Equities
	1St Indl Rlty Tr Inc	44,463 Shares of Common Stock		2,145,784
	29Metals Limited	323,844 Shares of Common Stock		419,464
	5Th 3Rd Bancorp	315,421 Shares of Common Stock		10,348,963
	Aalberts Nv	15,400 Shares of Common Stock		595,464
	Abbvie Inc	115,289 Shares of Common Stock		18,631,855
	Academy Sports & Outdoors Inc	57,875 Shares of Common Stock		3,040,753
	Acadia Pharmaceuticals Inc	101,813 Shares of Common Stock		1,620,863
	Adr Alibaba Grp Hldg Ltd	51,635 Shares of Common Stock		4,548,527
	Adr Argenx Se Sponsored Ads	14,315 Shares of Common Stock		5,422,951
	Adr Ascendis Pharma	102,963 Shares of Common Stock		12,574,871
	Adr Astrazeneca	27,710 Shares of Common Stock		1,878,738
	Adr Myt Neth Parent B V Ads	97,201 Shares of Common Stock		866,061
	Adr Nice Ltd Sponsored Adr	24,910 Shares of Common Stock		4,790,193
	Adr Siemens Ag	273,506 Shares of Common Stock		18,814,478
	Adr Taiwan Semiconductor Manufacturing	2,247 Shares of Common Stock		167,379
	Adr Totalenergies Se Sponsored Adr	648,475 Shares of Common Stock		40,257,328
	Adtran Inc	114,531 Shares of Common Stock		2,152,037
	Advance Auto Pts Inc	12,600 Shares of Common Stock		1,852,578
	Adyen Nv	528 Shares of Common Stock		726,024
	Aedifica	8,083 Shares of Common Stock		653,895
	Aeon Delight Co.Ltd.	15,700 Shares of Common Stock		360,537
	Agiliti Inc	187,366 Shares of Common Stock		3,055,939
	Agree Rlty Corp	17,153 Shares of Common Stock		1,216,662
	Aia Group Ltd	33,600 Shares of Common Stock		373,671
	Air Liquide(L')	42,117 Shares of Common Stock		5,951,297
	Airbus Se	21,983 Shares of Common Stock		2,604,680
	Alamo Group Inc	29,195 Shares of Common Stock		4,134,012
	Albany Intl Corp	43,146 Shares of Common Stock		4,253,764
	Alcon Inc	46,874 Shares of Common Stock		3,200,929
	Alexandria Real Estate Equities Inc	20,659 Shares of Common Stock		3,009,397
	Allianz Se	13,131 Shares of Common Stock		2,815,425
	Allied Props Real Trust Units	61,148 Shares of Common Stock		1,155,311
	Allstate Corp	67,510 Shares of Common Stock		9,154,356
	Ally Finl Inc	142,500 Shares of Common Stock		3,484,125
	Alphabet Inc	77,100 Shares of Common Stock		6,841,083
	Altarea Reit	5,124 Shares of Common Stock		690,136
	Alten	6,900 Shares of Common Stock		860,118
	Altice Usa Inc	300,000 Shares of Common Stock		1,380,000
	Amazon Inc	31,381 Shares of Common Stock		2,636,004

(continued)

MORGAN STANLEY 401(k) PLAN

Plan Number 003,     Employer Identification Number 20-8764829

FORM 5500, SCHEDULE H, LINE 4i —

SCHEDULE OF ASSETS (HELD AT END OF YEAR)

AT DECEMBER 31, 2022

				(e)
	(b)	(c)	(d)	Current
(a)	Identity of Issuer	Description of Investment	Cost**	Value
	Corporate Equities (continued)
	Ameren Corp	164,128 Shares of Common Stock		14,594,262
	Ameresco Inc	65,427 Shares of Common Stock		3,738,499
	American Homes 4 Rent	81,953 Shares of Common Stock		2,470,063
	American International Group Inc	450,438 Shares of Common Stock		28,485,699
	American Tower Corp	15,090 Shares of Common Stock		3,196,967
	Amerisafe Inc	44,686 Shares of Common Stock		2,322,331
	Amerisourcebergen Corp	24,725 Shares of Common Stock		4,097,180
	Ametek Inc New	47,810 Shares of Common Stock		6,680,013
	Annaly Capital Management Inc	136,025 Shares of Common Stock		2,867,407
	Anritsu Corp	42,400 Shares of Common Stock		411,966
	Anta Sports Product	94,600 Shares of Common Stock		1,239,929
	Aon Plc	17,672 Shares of Common Stock		5,304,074
	Apartment Income Reit Corp	37,737 Shares of Common Stock		1,294,756
	Applied Materials Inc	37,562 Shares of Common Stock		3,657,788
	Applus Services Sa	88,300 Shares of Common Stock		604,538
	Aptiv Plc	49,270 Shares of Common Stock		4,588,515
	Arcadis Nv	27,474 Shares of Common Stock		1,076,104
	Arch Capital Group	52,500 Shares of Common Stock		3,295,950
	Arclands Corp	33,800 Shares of Common Stock		401,670
	Argan	6,568 Shares of Common Stock		531,335
	Argenx Se	52 Shares of Common Stock		19,463
	Arjo Ab	106,800 Shares of Common Stock		399,135
	As One Corporation	13,500 Shares of Common Stock		589,336
	Askul Corp	49,800 Shares of Common Stock		645,028
	Asmpt Ltd	66,100 Shares of Common Stock		471,299
	Astrazeneca Ord	10,762 Shares of Common Stock		1,452,239
	Atea Asa	48,600 Shares of Common Stock		562,420
	Atlantic Un Bankshares Corp	122,210 Shares of Common Stock		4,294,459
	Austria Tech Systemtechnik	16,300 Shares of Common Stock		556,678
	Avalonbay Cmntys Reit	22,023 Shares of Common Stock		3,557,155
	Avanos Med Inc	122,518 Shares of Common Stock		3,315,337
	Avantor Inc	232,000 Shares of Common Stock		4,892,880
	Avanza Bank Hldg	30,000 Shares of Common Stock		643,793
	Avista Corp	93,330 Shares of Common Stock		4,138,252
	Axos Finl Inc	79,271 Shares of Common Stock		3,029,738
	Azbil Corp	17,400 Shares of Common Stock		438,478
	Azelis Group Nv	26,300 Shares of Common Stock		744,381
	Azz Inc	57,397 Shares of Common Stock		2,307,359
	B & M European Value Retail Sa	136,368 Shares of Common Stock		674,685
	Bae Systems Ord	168,243 Shares of Common Stock		1,732,369
	Banca Generali	25,200 Shares of Common Stock		862,244
	Banco Actinver Sa Cbfi (Prologis)	184,354 Shares of Common Stock		528,165
	Bank Of America Corp	677,653 Shares of Common Stock		22,443,867
	Bank Of Ireland Gr Ord	98,800 Shares of Common Stock		938,454
	Bankinter Sa	158,700 Shares of Common Stock		1,061,627

(continued)

MORGAN STANLEY 401(k) PLAN

Plan Number 003,     Employer Identification Number 20-8764829

FORM 5500, SCHEDULE H, LINE 4i —

SCHEDULE OF ASSETS (HELD AT END OF YEAR)

AT DECEMBER 31, 2022

				(e)
	(b)	(c)	(d)	Current
(a)	Identity of Issuer	Description of Investment	Cost**	Value
	Corporate Equities (continued)
	Bapcor Ltd	119,237 Shares of Common Stock		522,359
	Barclays Plc Ord	2,473,441 Shares of Common Stock		4,716,450
	Barry Callebaut Ag	652 Shares of Common Stock		1,288,919
	Be Semiconductor Industries	10,500 Shares of Common Stock		633,818
	Beazley Plc (Uk)	144,300 Shares of Common Stock		1,179,466
	Becton Dickinson & Co	148,768 Shares of Common Stock		30,068,688
	Best Buy Inc	165,100 Shares of Common Stock		13,242,671
	Big Yellow Group (Placing)	38,867 Shares of Common Stock		536,258
	Bilfinger Se	16,833 Shares of Common Stock		486,493
	Binggrae	13,834 Shares of Common Stock		429,406
	Bio Rad Laboratories Inc	9,900 Shares of Common Stock		4,162,851
	Bk Of Kyoto Ltd	14,600 Shares of Common Stock		648,422
	Bnp Paribas	131,733 Shares of Common Stock		7,486,527
	Bodycote Plc Ord	66,200 Shares of Common Stock		452,708
	Bqe Cant Vaudoise	6,610 Shares of Common Stock		634,066
	Brembo Spa	55,600 Shares of Common Stock		620,094
	Bristol Myers Squibb Co	356,019 Shares of Common Stock		25,615,567
	Britvic Ord	70,648 Shares of Common Stock		660,314
	Broadstone Net Lease Inc	66,244 Shares of Common Stock		1,073,815
	Bucher Industries	2,130 Shares of Common Stock		890,493
	Builders Firstsource Inc	24,800 Shares of Common Stock		1,609,024
	C&C Group Ord	331,468 Shares of Common Stock		698,961
	Cairn Homes Plc Ord	532,835 Shares of Common Stock		504,426
	Canada Goose Hldgs Inc	59,778 Shares of Common Stock		1,064,646
	Canadian Pacific R	81,685 Shares of Common Stock		6,085,908
	Capgemini	16,360 Shares of Common Stock		2,722,920
	Capitaland Integrated Commercial Trust	1,158,037 Shares of Common Stock		1,761,404
	Capitaland Investment Ltd	489,700 Shares of Common Stock		1,350,947
	Casella Waste Sys Inc	108,359 Shares of Common Stock		8,593,952
	Castellum Ab	33,176 Shares of Common Stock		401,984
	Cdl Hospitality Tr Stapled Units	759,300 Shares of Common Stock		707,669
	Cdn Apartment Prop Trust Units	34,118 Shares of Common Stock		1,074,694
	Cdn Natl Railways	25,174 Shares of Common Stock		2,988,292
	Celanese Corp Del	48,050 Shares of Common Stock		4,912,632
	Cellnex Telecom Sa	15,010 Shares of Common Stock		495,321
	Cent Garden & Pet Co	107,399 Shares of Common Stock		3,844,884
	Centene Corp Del	39,200 Shares of Common Stock		3,214,792
	Centerpoint Energy Inc	111,300 Shares of Common Stock		3,337,887
	Century Cmntys Inc	87,078 Shares of Common Stock		4,354,771
	Ceridian Hcm Hldg Inc	86,970 Shares of Common Stock		5,579,126
	Cf Inds Hldgs Inc	116,432 Shares of Common Stock		9,920,006
	Challenger Ltd	82,096 Shares of Common Stock		424,231
	Charter Hall Group	57,985 Shares of Common Stock		471,084
	Chegg Inc	231,925 Shares of Common Stock		5,860,745
	Chesapeake Energy Corp	30,100 Shares of Common Stock		2,840,537

(continued)

MORGAN STANLEY 401(k) PLAN

Plan Number 003,     Employer Identification Number 20-8764829

FORM 5500, SCHEDULE H, LINE 4i —

SCHEDULE OF ASSETS (HELD AT END OF YEAR)

AT DECEMBER 31, 2022

				(e)
	(b)	(c)	(d)	Current
(a)	Identity of Issuer	Description of Investment	Cost**	Value
	Corporate Equities (continued)
	Chipotle Mexican Grill Inc	5,638 Shares of Common Stock		7,822,669
	Chord Energy Corporation	30,914 Shares of Common Stock		4,229,344
	Chubb Ltd Ord	148,623 Shares of Common Stock		32,786,234
	Chuys Holdings Inc	86,800 Shares of Common Stock		2,456,440
	Ci&T Inc	224,357 Shares of Common Stock		1,458,321
	Cie Automotive Sa	19,200 Shares of Common Stock		493,018
	Cigna Group	76,533 Shares of Common Stock		25,358,444
	Cisco Systems Inc	166,077 Shares of Common Stock		7,911,908
	Citigroup Inc	260,446 Shares of Common Stock		11,779,973
	City Hldg Co	44,991 Shares of Common Stock		4,188,212
	Ck Asset Holdings Ltd	225,500 Shares of Common Stock		1,388,257
	Clearfield Inc	268 Shares of Common Stock		25,230
	Cleveland Cliffs	104,000 Shares of Common Stock		1,675,440
	Cloetta Ab	292,600 Shares of Common Stock		585,790
	Close Bros Group Ord	44,603 Shares of Common Stock		561,746
	Cnh Industrial Nv	107,600 Shares of Common Stock		1,728,056
	Coca Cola Co	411,712 Shares of Common Stock		26,189,000
	Columbia Bkg Sys Inc	126,560 Shares of Common Stock		3,813,253
	Comcast Corp	260,667 Shares of Common Stock		9,115,525
	Comfort Sys Usa Inc	35,064 Shares of Common Stock		4,035,165
	Conagra Brands Inc	657,828 Shares of Common Stock		25,457,944
	Conmed Corp	44,760 Shares of Common Stock		3,967,526
	Conocophillips	179,277 Shares of Common Stock		21,154,686
	Contact Energy	153,408 Shares of Common Stock		748,047
	Cooper Cos Inc	17,610 Shares of Common Stock		5,823,099
	Copart Inc	90,100 Shares of Common Stock		5,486,189
	Core Laboratories Nv	270,838 Shares of Common Stock		5,489,886
	Corp Office Pptys Tr	159,879 Shares of Common Stock		4,147,261
	Costar Group Inc	67,480 Shares of Common Stock		5,214,854
	Cousins Pptys Inc	37,965 Shares of Common Stock		960,135
	Ctp N.V	29,500 Shares of Common Stock		347,582
	Cubesmart	63,410 Shares of Common Stock		2,552,253
	Cummins Inc	87,799 Shares of Common Stock		21,272,820
	Cvs Health Corp	118,426 Shares of Common Stock		11,036,119
	Dah Sing Financial	160,400 Shares of Common Stock		371,563
	Daiichikosho Co	25,000 Shares of Common Stock		754,102
	Daikyonishikawa	69,700 Shares of Common Stock		294,235
	Daiwa House Reit Investment Co	468 Shares of Common Stock		1,040,670
	Daiwa Office Investment Corp Reit	219 Shares of Common Stock		1,062,261
	Daiwa Securities Living Investment Corporation	796 Shares of Common Stock		693,171
	Dalata Hotel Group Ord	151,600 Shares of Common Stock		529,070
	Dbs Group	72,145 Shares of Common Stock		1,824,604
	Dechra Pharma Ord	17,900 Shares of Common Stock		563,705
	Definitive Healthcare Corpcom	167,801 Shares of Common Stock		1,844,133
	Descente Ltd	14,100 Shares of Common Stock		345,167

(continued)

MORGAN STANLEY 401(k) PLAN

Plan Number 003,     Employer Identification Number 20-8764829

FORM 5500, SCHEDULE H, LINE 4i —

SCHEDULE OF ASSETS (HELD AT END OF YEAR)

AT DECEMBER 31, 2022

				(e)
	(b)	(c)	(d)	Current
(a)	Identity of Issuer	Description of Investment	Cost**	Value
	Corporate Equities (continued)
	Deutsche Boerse Ag	41,519 Shares of Common Stock		7,151,821
	Deutsche Post Ag	13,012 Shares of Common Stock		488,547
	Deutsche Telekom	347,602 Shares of Common Stock		6,914,293
	Devon Energy Corp	152,530 Shares of Common Stock		9,382,120
	Dexcom Inc	86,640 Shares of Common Stock		9,811,114
	Diageo Ord Plc	64,879 Shares of Common Stock		2,848,568
	Diamondback Energy Inc	16,300 Shares of Common Stock		2,229,514
	Dic Asset Ag	49,800 Shares of Common Stock		404,996
	Digital Rlty Tr Inc	25,132 Shares of Common Stock		2,519,986
	Dish Network Corp	248,000 Shares of Common Stock		3,481,920
	Dl E&C Co Ltd	9,060 Shares of Common Stock		241,815
	Dollar Tree Inc	28,430 Shares of Common Stock		4,021,139
	Dometic Group Ab	56,000 Shares of Common Stock		361,599
	Dominion Energy Inc	225,146 Shares of Common Stock		13,805,953
	Domino'S Pizza Group Plc Ord	153,500 Shares of Common Stock		541,749
	Dongbu Insurance Co Ltd	11,980 Shares of Common Stock		618,659
	Dowa Holdings Co Ltd	16,000 Shares of Common Stock		503,240
	Dr. Ing. H.C. F. Non-Vtg Prf	18,361 Shares of Common Stock		1,856,700
	Dril-Quip Inc	111,834 Shares of Common Stock		3,038,530
	Duckhorn Portfolio Inc	158,836 Shares of Common Stock		2,631,913
	Easterly Government Propertimon	150,422 Shares of Common Stock		2,146,522
	Ebix Inc	15,319 Shares of Common Stock		305,767
	Ecovyst Inc	287,493 Shares of Common Stock		2,547,188
	Elanco Animal Health Inc	663,810 Shares of Common Stock		8,152,460
	Elevance Health Inc	52,723 Shares of Common Stock		27,045,317
	Elior Group	83,226 Shares of Common Stock		293,116
	Elis Sa	30,900 Shares of Common Stock		455,756
	Encore Wire Corp	17,080 Shares of Common Stock		2,349,525
	Enerplus Corp	134,041 Shares of Common Stock		2,365,824
	Entergy Corp	47,178 Shares of Common Stock		5,307,525
	Eqt Corp	48,400 Shares of Common Stock		1,637,372
	Eqty Lifestyle Pptys Inc Reit	32,074 Shares of Common Stock		2,071,980
	Eqty Resdntl	10,987 Shares of Common Stock		648,233
	Equinix Inc	4,125 Shares of Common Stock		2,701,999
	Equitable Hldgs Inc	601,667 Shares of Common Stock		17,267,843
	Essex Ppty Tr Reit	41,140 Shares of Common Stock		8,718,389
	Essilorluxottica	3,876 Shares of Common Stock		699,923
	Etsy Inc	50,060 Shares of Common Stock		5,996,187
	Euroapi Sa	26,400 Shares of Common Stock		390,229
	Eurocommercial	34,094 Shares of Common Stock		822,342
	Euronav	19,300 Shares of Common Stock		323,181
	Euronext	11,660 Shares of Common Stock		860,636
	Everbridge Inc	1,701 Shares of Common Stock		50,316
	Evergy Inc	69,000 Shares of Common Stock		4,342,170
	Evraz Plc	234,412 Shares of Common Stock		228,089
	Exclusive Networks	37,100 Shares of Common Stock		715,877

(continued)

MORGAN STANLEY 401(k) PLAN

Plan Number 003,     Employer Identification Number 20-8764829

FORM 5500, SCHEDULE H, LINE 4i —

SCHEDULE OF ASSETS (HELD AT END OF YEAR)

AT DECEMBER 31, 2022

				(e)
	(b)	(c)	(d)	Current
(a)	Identity of Issuer	Description of Investment	Cost**	Value
	Corporate Equities (continued)
	Exelon Corp	57,600 Shares of Common Stock		2,490,048
	Extra Space Storage Inc	22,700 Shares of Common Stock		3,340,986
	Exxon Mobil Corp	195,972 Shares of Common Stock		21,615,712
	Fabege Ab	63,795 Shares of Common Stock		543,079
	Fagron	51,400 Shares of Common Stock		727,948
	Federal Signal Corp	88,944 Shares of Common Stock		4,133,228
	Fedex Corp	17,400 Shares of Common Stock		3,013,680
	Ferrovial Sa	73,592 Shares of Common Stock		1,921,900
	Fidelity Natl Finl Inc	94,031 Shares of Common Stock		3,537,446
	First Bancorp N C	45,326 Shares of Common Stock		1,941,766
	First Ctzns Bancshares Inc	5,435 Shares of Common Stock		4,121,687
	First Rep Bk San Francisco Calif	63,300 Shares of Common Stock		7,715,637
	Firstservice Corp	69,548 Shares of Common Stock		8,523,107
	Fiserv Inc	291,100 Shares of Common Stock		29,421,477
	Fleetcor Technologies Inc	25,300 Shares of Common Stock		4,647,104
	Flex Ltd	98,900 Shares of Common Stock		2,122,394
	Flight Centre Travel Group Ltd	59,838 Shares of Common Stock		587,992
	Fluidra Sa	33,300 Shares of Common Stock		516,033
	Flywire Corp Vtg	34,100 Shares of Common Stock		834,427
	Fortinet Inc	152,950 Shares of Common Stock		7,477,726
	Fortune R/Est Inv	513,000 Shares of Common Stock		416,712
	Four Corners Ppty Tr Inc	165,857 Shares of Common Stock		4,300,672
	Fox Corp Cl A Cl A	125,081 Shares of Common Stock		3,798,710
	Fp Corp	22,800 Shares of Common Stock		654,909
	Fti Consulting Inc	19,720 Shares of Common Stock		3,131,536
	G.U.D. Holdings	83,751 Shares of Common Stock		430,512
	Gallagher Arthur J & Co	34,000 Shares of Common Stock		6,410,360
	Gaming & Leisure Pptys Inc	80,310 Shares of Common Stock		4,183,348
	Gecina Sa	8,962 Shares of Common Stock		910,081
	General Electric Co	272,086 Shares of Common Stock		22,798,086
	Genpact Limited	105,793 Shares of Common Stock		4,900,332
	Glaukos Corp	94,971 Shares of Common Stock		4,148,333
	Global Pmts Inc	94,050 Shares of Common Stock		9,341,046
	Globant Sa	37,736 Shares of Common Stock		6,345,686
	Glp J-Reit Reit	881 Shares of Common Stock		1,010,234
	Gmo Internet Group	23,500 Shares of Common Stock		439,206
	Goldman Sachs Group Inc	24,648 Shares of Common Stock		8,463,630
	Goodman Group	118,768 Shares of Common Stock		1,398,218
	Goosehead Ins Inc	118 Shares of Common Stock		4,052
	Gpt Group	390,258 Shares of Common Stock		1,111,545
	Grainger Plc Ord	279,433 Shares of Common Stock		847,048
	Granges Ab	59,200 Shares of Common Stock		484,645
	Graphic Packaging Hldg Co	155,800 Shares of Common Stock		3,466,550
	Great Portland Est Ord	29,017 Shares of Common Stock		172,778
	Grid Dynamics Holdings Inc	97,707 Shares of Common Stock		1,096,273

(continued)

MORGAN STANLEY 401(k) PLAN

Plan Number 003,     Employer Identification Number 20-8764829

FORM 5500, SCHEDULE H, LINE 4i —

SCHEDULE OF ASSETS (HELD AT END OF YEAR)

AT DECEMBER 31, 2022

				(e)
	(b)	(c)	(d)	Current
(a)	Identity of Issuer	Description of Investment	Cost**	Value
	Corporate Equities (continued)
	Hamilton Lane Inc	72,873 Shares of Common Stock		4,655,127
	Hansol Chemical Co	2,360 Shares of Common Stock		346,208
	Harbour Energy Plc Ord	82,649 Shares of Common Stock		302,630
	Hartford Finl Svcs Group Inc	265,619 Shares of Common Stock		20,141,889
	Healthcare Realty Trust Inc	59,655 Shares of Common Stock		1,149,552
	Helios Towers Plc Ord	294,400 Shares of Common Stock		375,736
	Hexpol	72,500 Shares of Common Stock		773,046
	Hf Sinclair Corporation	45,400 Shares of Common Stock		2,355,806
	Hill & Smith Plc Ord	33,190 Shares of Common Stock		467,912
	Hilton Worldwide Hldgs Inc	62,240 Shares of Common Stock		7,864,646
	Hiscox Ord	57,500 Shares of Common Stock		753,572
	Hologic Inc	107,493 Shares of Common Stock		8,041,551
	Hongkong Land Hld Ord	52,596 Shares of Common Stock		241,942
	Hostess Brands Inc	176,165 Shares of Common Stock		3,953,143
	Hubspot Inc	21,170 Shares of Common Stock		6,120,882
	Huhtamaki Oyj Ser'I'Npv	15,300 Shares of Common Stock		522,526
	Huntington Bancshares Inc	1,146,058 Shares of Common Stock		16,159,418
	Huntington Ingalls Inds Inc	20,900 Shares of Common Stock		4,821,212
	Hysan Development	198,000 Shares of Common Stock		641,823
	Iac Inc	79,000 Shares of Common Stock		3,507,600
	Ibiden Co Ltd	8,700 Shares of Common Stock		315,506
	Ibstock Plc Ord	265,300 Shares of Common Stock		494,012
	Icon Plc	51,086 Shares of Common Stock		9,923,456
	Idex Corp	26,740 Shares of Common Stock		6,105,544
	Idexx Labs Inc	17,960 Shares of Common Stock		7,326,962
	Igo Ltd	40,845 Shares of Common Stock		372,829
	Impinj Inc	31,449 Shares of Common Stock		3,433,602
	Inaba Denkisangyo	36,100 Shares of Common Stock		741,726
	Incitec Pivot	305,931 Shares of Common Stock		780,076
	Industrial & Infra Reit	850 Shares of Common Stock		977,907
	Indutrade Ab	29,700 Shares of Common Stock		601,725
	Informa Plc (Gb) Ord	83,831 Shares of Common Stock		624,807
	Ing Groep N.V.	397,136 Shares of Common Stock		4,826,729
	Inm Colonial Socim	130,949 Shares of Common Stock		839,930
	Innospec Inc	19,639 Shares of Common Stock		2,020,068
	Inogen Inc	79,559 Shares of Common Stock		1,568,108
	Inspire Med Sys Inc	8,934 Shares of Common Stock		2,250,296
	Insulet Corp	17,370 Shares of Common Stock		5,113,554
	International Consolidated Airline Ord	464,071 Shares of Common Stock		691,313
	Interrent Real Est Trust Units	51,884 Shares of Common Stock		490,140
	Intesa Sanpaolo	1,093,117 Shares of Common Stock		2,424,256
	Intl Flavors & Fragrances Inc	162,363 Shares of Common Stock		17,022,137
	Intl Paper Co	623,762 Shares of Common Stock		21,600,878
	Invitation Homes Inc	104,713 Shares of Common Stock		3,103,693
	Ipsos	26,100 Shares of Common Stock		1,629,531

(continued)

MORGAN STANLEY 401(k) PLAN

Plan Number 003,     Employer Identification Number 20-8764829

FORM 5500, SCHEDULE H, LINE 4i —

SCHEDULE OF ASSETS (HELD AT END OF YEAR)

AT DECEMBER 31, 2022

				(e)
	(b)	(c)	(d)	Current
(a)	Identity of Issuer	Description of Investment	Cost**	Value
	Corporate Equities (continued)
	Iress Limited	67,043 Shares of Common Stock		434,193
	J & J Snack Foods Corp	27,148 Shares of Common Stock		4,064,327
	J Front Retailing	71,700 Shares of Common Stock		652,633
	Japan Lifeline Co	50,600 Shares of Common Stock		351,280
	Japan Metropolitan Fund Invest	2,163 Shares of Common Stock		1,716,367
	Jbg Smith Properties	181,220 Shares of Common Stock		3,439,556
	Jeol Ltd	11,800 Shares of Common Stock		321,058
	Jins Holdings Inc	10,800 Shares of Common Stock		377,339
	John Wood Group Pl Ord	203,900 Shares of Common Stock		331,484
	Johnson & Johnson	310,042 Shares of Common Stock		54,768,919
	Jtower Inc	8,200 Shares of Common Stock		377,854
	Jungheinrich Non-Vtg Prf	22,000 Shares of Common Stock		624,085
	Kawasaki Heavy Ind	22,200 Shares of Common Stock		519,898
	Kilroy Rlty Corp	29,102 Shares of Common Stock		1,125,374
	Kimberly-Clark Corp	147,847 Shares of Common Stock		20,070,230
	Kinaxis Inc	7,600 Shares of Common Stock		852,073
	Kinder Morgan Inc	219,100 Shares of Common Stock		3,961,328
	Kinx Inc	16,300 Shares of Common Stock		703,820
	Kissei Pharm Co	33,700 Shares of Common Stock		658,956
	Klepierre	50,461 Shares of Common Stock		1,159,488
	Kohls Corp	217,514 Shares of Common Stock		5,492,229
	Kohoku Kogyo Co Lt	6,800 Shares of Common Stock		320,558
	Koninklijke Philips	207,400 Shares of Common Stock		3,108,926
	Kraft Heinz Co	55,200 Shares of Common Stock		2,247,192
	Kratos Defense & Security Solutions Inc	86,610 Shares of Common Stock		893,815
	Krones Ag Ord	6,200 Shares of Common Stock		694,780
	Kyushu Railway Cor	22,300 Shares of Common Stock		493,847
	L3Harris Technologies Inc	96,403 Shares of Common Stock		20,072,069
	Lab Corp Amer Hldgs	17,600 Shares of Common Stock		4,144,448
	Lanxess Ag	15,600 Shares of Common Stock		627,671
	Las Vegas Sands Corp	147,589 Shares of Common Stock		7,094,603
	Latham Group Inc	119,619 Shares of Common Stock		385,173
	Lendingtree Inc	9,455 Shares of Common Stock		201,675
	Liberty Broadband Corp	79,424 Shares of Common Stock		6,057,668
	Liberty Global Plc	180,800 Shares of Common Stock		3,422,544
	Liberty Media Corp Del	115,460 Shares of Common Stock		4,517,950
	Lightspeed Commerce Inc	165,460 Shares of Common Stock		2,366,078
	Linde Plc	24,910 Shares of Common Stock		8,120,449
	Link Real Estate Investment	241,700 Shares of Common Stock		1,774,439
	Live Nation Entertainment Inc	57,740 Shares of Common Stock		4,026,788
	Livent Corp	102,196 Shares of Common Stock		2,030,635
	Lkq Corp	83,100 Shares of Common Stock		4,438,371
	Loews Corp	32,194 Shares of Common Stock		1,877,876
	Loomis Ak	19,300 Shares of Common Stock		529,757
	Louisiana-Pacific Corp	38,300 Shares of Common Stock		2,267,360

(continued)

MORGAN STANLEY 401(k) PLAN

Plan Number 003,     Employer Identification Number 20-8764829

FORM 5500, SCHEDULE H, LINE 4i —

SCHEDULE OF ASSETS (HELD AT END OF YEAR)

AT DECEMBER 31, 2022

				(e)
	(b)	(c)	(d)	Current
(a)	Identity of Issuer	Description of Investment	Cost**	Value
	Corporate Equities (continued)
	Lpl Finl Hldgs Inc	23,230 Shares of Common Stock		5,021,629
	Lululemon Athletica Inc	28,990 Shares of Common Stock		9,287,816
	Lvmh Moet Hennessy Louis Vuitton Se	3,953 Shares of Common Stock		2,868,389
	Lynas Rare Earths Ltd	77,188 Shares of Common Stock		410,909
	Magna International Inc	103,312 Shares of Common Stock		5,804,068
	Maisons Du Monde	28,000 Shares of Common Stock		351,125
	Mapletree Ind Tst	415,779 Shares of Common Stock		688,212
	Markel Corp Holding Co	3,000 Shares of Common Stock		3,952,470
	Marr Spa	33,200 Shares of Common Stock		403,933
	Marriott Vacations Worldwide Corp	5,561 Shares of Common Stock		748,455
	Maruwa Co Ltd	6,900 Shares of Common Stock		819,978
	Marvell Technology Inc	138,530 Shares of Common Stock		5,131,151
	Masonite Intl Corp	52,563 Shares of Common Stock		4,237,103
	Mayr-Melnhof Karto	3,800 Shares of Common Stock		613,199
	Medacta Group Sa	10,505 Shares of Common Stock		1,169,493
	Medical Pptys Tr Inc	72,934 Shares of Common Stock		812,485
	Medtronic Plc	258,590 Shares of Common Stock		20,097,615
	Meitec Corporation	33,900 Shares of Common Stock		615,593
	Melco Intl Dev	484,000 Shares of Common Stock		524,621
	Merck & Co Inc	151,907 Shares of Common Stock		16,854,082
	Merit Med Sys Inc	58,156 Shares of Common Stock		4,106,977
	Merlin Properties	113,456 Shares of Common Stock		1,062,529
	Meta Platforms Inc	88,563 Shares of Common Stock		10,657,671
	Methode Electrs Inc	53,423 Shares of Common Stock		2,370,379
	Microchip Technology Inc	89,780 Shares of Common Stock		6,307,045
	Microsoft Corp	38,594 Shares of Common Stock		9,255,613
	Misumi Group Inc	16,700 Shares of Common Stock		364,389
	Mitie Group Ord	866,600 Shares of Common Stock		777,655
	Mitsubishi Estate Co Ltd	172,100 Shares of Common Stock		2,231,711
	Mitsui Fudosan Co Ltd	131,753 Shares of Common Stock		2,413,483
	Miura Co Ltd	19,800 Shares of Common Stock		456,190
	Mmc Norilsk Nickel Adr	132,890 Shares of Common Stock		251,162
	Moelis & Co	103,972 Shares of Common Stock		3,989,406
	Molson Coors Beverage Company	74,485 Shares of Common Stock		3,837,467
	Mongodb Inc	25,100 Shares of Common Stock		4,940,684
	Monro Inc	100,326 Shares of Common Stock		4,534,735
	Montrose Environmental Group Inc	191,000 Shares of Common Stock		8,478,490
	Moog Inc	51,092 Shares of Common Stock		4,483,834
	Morgan Stanley	28,939,293 Shares of Common Stock		2,460,418,691
	Mori Hills Reit	489 Shares of Common Stock		583,339
	Mosaic Co/The	50,800 Shares of Common Stock		2,228,596
	Msci Inc	14,580 Shares of Common Stock		6,782,179
	Munters Group Ab	80,900 Shares of Common Stock		798,945
	Musti Group Oyj	33,100 Shares of Common Stock		551,439
	Nagaileben Co	30,400 Shares of Common Stock		459,876

(continued)

MORGAN STANLEY 401(k) PLAN

Plan Number 003,     Employer Identification Number 20-8764829

FORM 5500, SCHEDULE H, LINE 4i —

SCHEDULE OF ASSETS (HELD AT END OF YEAR)

AT DECEMBER 31, 2022

				(e)
	(b)	(c)	(d)	Current
(a)	Identity of Issuer	Description of Investment	Cost**	Value
	Corporate Equities (continued)
	Namen-Akt Belimo Holding Ag	2,120 Shares of Common Stock		1,008,214
	Namen-Akt Vz Holding Ag	12,550 Shares of Common Stock		973,941
	Natera Inc	25,547 Shares of Common Stock		1,026,223
	National Storage R Reit Stapled Unit	662,216 Shares of Common Stock		1,041,870
	National Vision Hldgs Inc	233 Shares of Common Stock		9,031
	Nestle Sa	29,144 Shares of Common Stock		3,374,933
	Net One Systems Co	27,300 Shares of Common Stock		709,682
	Netapp Inc	89,490 Shares of Common Stock		5,374,769
	Nevro Corp	82,708 Shares of Common Stock		3,275,237
	News Corp	1,176,646 Shares of Common Stock		21,414,957
	Nexans Sa	9,000 Shares of Common Stock		811,163
	Nextdc Ltd	97,646 Shares of Common Stock		602,590
	Nice Information S	48,000 Shares of Common Stock		463,108
	Nippon Accommodati Reit	31 Shares of Common Stock		141,673
	Nippon Gas	28,300 Shares of Common Stock		446,554
	Nisource Inc	158,300 Shares of Common Stock		4,340,586
	Nitto Kohki Co Ltd	32,000 Shares of Common Stock		362,333
	Nomura Real Estate Master Fu	367 Shares of Common Stock		453,378
	Norma Group Se	16,600 Shares of Common Stock		301,178
	Northern Oil & Gas Inc	137,672 Shares of Common Stock		4,243,051
	Northwestern Corp	71,777 Shares of Common Stock		4,259,247
	Novanta Inc Novanta Inc	25,157 Shares of Common Stock		3,418,082
	Novo-Nordisk As	33,053 Shares of Common Stock		4,454,106
	Oc Oerlikon Corp	79,430 Shares of Common Stock		520,261
	Odfjell Drilling Limited	168,300 Shares of Common Stock		449,324
	Oge Energy Corp	99,357 Shares of Common Stock		3,929,569
	Okinawa Cellular	32,900 Shares of Common Stock		724,600
	Old Rep Intl Corp	103,700 Shares of Common Stock		2,504,355
	Olin Corp	66,300 Shares of Common Stock		3,509,922
	Ollies Bargain Outlet Hldgs Inc	35,844 Shares of Common Stock		1,678,933
	Organon & Co	39,900 Shares of Common Stock		1,114,407
	Palo Alto Networks Inc	52,730 Shares of Common Stock		7,357,944
	Paltac Corporation	15,900 Shares of Common Stock		558,540
	Papa Johns Intl Inc	53,708 Shares of Common Stock		4,420,705
	Park 24 Co Ltd	51,900 Shares of Common Stock		894,862
	Patrizia Se	53,400 Shares of Common Stock		590,428
	Patterson Cos Inc	146,504 Shares of Common Stock		4,106,507
	Penta Ocean Const	126,200 Shares of Common Stock		591,092
	Pernod Ricard	6,471 Shares of Common Stock		1,269,010
	Perrigo Company Limited	128,500 Shares of Common Stock		4,380,565
	Petiq Inc	61,013 Shares of Common Stock		562,540
	Pets At Home Group Ord	108,600 Shares of Common Stock		370,481
	Pfizer Inc	274,642 Shares of Common Stock		14,072,656
	Philip Morris Intl	293,064 Shares of Common Stock		29,661,007
	Piper Sandler Companies	35,220 Shares of Common Stock		4,585,292

(continued)

MORGAN STANLEY 401(k) PLAN

Plan Number 003,     Employer Identification Number 20-8764829

FORM 5500, SCHEDULE H, LINE 4i —

SCHEDULE OF ASSETS (HELD AT END OF YEAR)

AT DECEMBER 31, 2022

				(e)
	(b)	(c)	(d)	Current
(a)	Identity of Issuer	Description of Investment	Cost**	Value
	Corporate Equities (continued)
	Planet Fitness Inc	65,243 Shares of Common Stock		5,141,148
	Plymouth Indl Reit Inc	232,027 Shares of Common Stock		4,450,278
	Polypeptide Group	3,240 Shares of Common Stock		88,669
	Porsche Auto Hl Se Non Vtg Prf Npv	5,857 Shares of Common Stock		320,295
	Post Hldgs Inc	55,175 Shares of Common Stock		4,980,096
	Potlatchdeltic Corporation	45,508 Shares of Common Stock		2,001,897
	Prima Meat Packers	23,000 Shares of Common Stock		383,319
	Progyny Inc	160,827 Shares of Common Stock		5,009,761
	Prologis Inc	45,971 Shares of Common Stock		5,182,311
	Prosegur Seguridad	180,749 Shares of Common Stock		342,019
	Provident Finl Svcs Inc	91,831 Shares of Common Stock		1,961,510
	Psp Swiss Property	8,058 Shares of Common Stock		944,977
	Pva Tepla Ag Ord	19,782 Shares of Common Stock		391,845
	Qualcomm Inc	247,600 Shares of Common Stock		27,221,144
	Quest Diagnostics Inc	36,060 Shares of Common Stock		5,641,226
	Radius Global Infrastructure Inc	315,007 Shares of Common Stock		3,723,383
	Raffles Medical	652,761 Shares of Common Stock		681,379
	Rambus Inc Del	116,689 Shares of Common Stock		4,179,800
	Rapid7 Inc	28,796 Shares of Common Stock		978,488
	Recordati	13,800 Shares of Common Stock		570,712
	Regency Ctrs Corp	27,270 Shares of Common Stock		1,704,375
	Reliance Inds Spon Gdr	38,658 Shares of Common Stock		2,377,467
	Relo Group Inc	42,100 Shares of Common Stock		677,710
	Renasant Corp	109,018 Shares of Common Stock		4,097,987
	Renewi Plc Ord	97,737 Shares of Common Stock		703,056
	Resonac Holdings Corp	25,100 Shares of Common Stock		384,266
	Rexel	58,682 Shares of Common Stock		1,154,867
	Rexford Indl Rlty Inc	57,930 Shares of Common Stock		3,165,295
	Rhi Magnesita N.V.	11,200 Shares of Common Stock		299,628
	Richemont(Cie Fin)	32,723 Shares of Common Stock		4,240,691
	Rockwell Automation	31,470 Shares of Common Stock		8,105,728
	Roland Corporation	14,800 Shares of Common Stock		390,344
	Ross Stores Inc	24,300 Shares of Common Stock		2,820,501
	Rovio Entmnt Oyj	84,100 Shares of Common Stock		545,266
	Rpm Intl Inc	94,405 Shares of Common Stock		9,199,767
	S.W. Airl Co	170,866 Shares of Common Stock		5,753,058
	Sabra Health Care Reit Inc	58,117 Shares of Common Stock		722,394
	Safestore Hldgs Ord	95,048 Shares of Common Stock		1,080,449
	Safran Sa	7,458 Shares of Common Stock		930,631
	Sam Yung Trading	44,411 Shares of Common Stock		437,261
	San-Ai Oil Co	70,300 Shares of Common Stock		665,997
	Sandy Spring Bancorp Inc	117,917 Shares of Common Stock		4,154,216
	Sanwa Holdings	52,000 Shares of Common Stock		481,201
	Sarepta Therapeutics Inc	35,080 Shares of Common Stock		4,545,666
	Saul Ctrs Inc	13,178 Shares of Common Stock		536,081

(continued)

MORGAN STANLEY 401(k) PLAN

Plan Number 003,     Employer Identification Number 20-8764829

FORM 5500, SCHEDULE H, LINE 4i —

SCHEDULE OF ASSETS (HELD AT END OF YEAR)

AT DECEMBER 31, 2022

				(e)
	(b)	(c)	(d)	Current
(a)	Identity of Issuer	Description of Investment	Cost**	Value
	Corporate Equities (continued)
	Savills Ord	46,900 Shares of Common Stock		465,714
	Sberbank Of Russia Spon Adr	260,208 Shares of Common Stock		11,787
	Scentre Group	550,741 Shares of Common Stock		1,075,637
	Schlumberger Ltd	161,113 Shares of Common Stock		8,613,101
	Scout24 Se	9,000 Shares of Common Stock		450,774
	Seacoast Bkg Corp	101,780 Shares of Common Stock		3,174,518
	Seacoast Bkg Corp Fla	138,079 Shares of Common Stock		4,306,684
	Sealed Air Corp	42,800 Shares of Common Stock		2,134,864
	Seb Sa	5,300 Shares of Common Stock		442,615
	Segro Plc Ord	239,107 Shares of Common Stock		2,196,280
	Sekisui House Reit	1,125 Shares of Common Stock		636,060
	Sekisui Jushi Corp	39,900 Shares of Common Stock		565,486
	Sempra	165,224 Shares of Common Stock		25,533,717
	Senior	519,800 Shares of Common Stock		782,835
	Service Stream Ltd	879,156 Shares of Common Stock		408,397
	Shangri-La Asia	614,000 Shares of Common Stock		503,475
	Shell Plc	215,578 Shares of Common Stock		6,031,755
	Shift Inc	2,700 Shares of Common Stock		477,608
	Ship Healthcare Holdings Inc	40,000 Shares of Common Stock		814,885
	Sim Corp	5,600 Shares of Common Stock		384,325
	Simon Property Group Inc	4,802 Shares of Common Stock		564,139
	Siteone Landscape Supply Inc	49,254 Shares of Common Stock		5,778,479
	Sitio Royalties Corp	137,623 Shares of Common Stock		3,970,431
	Sosila Logistics R Reit	557 Shares of Common Stock		579,184
	Soulbrain Co Ltd	4,300 Shares of Common Stock		740,981
	Southern Co	573,453 Shares of Common Stock		40,950,279
	Spar Nord Bank As	79,300 Shares of Common Stock		1,210,922
	Spectris Ord	14,400 Shares of Common Stock		519,999
	Spsm Inc	64,584 Shares of Common Stock		8,294,523
	St James'S Place Ord	41,600 Shares of Common Stock		547,945
	Stabilus Se	12,400 Shares of Common Stock		832,412
	Stanley Black & Decker Inc	185,400 Shares of Common Stock		13,927,248
	Stanley Electric	27,000 Shares of Common Stock		517,511
	Steadfast Group	286,762 Shares of Common Stock		1,063,738
	Stepan Co	39,701 Shares of Common Stock		4,226,568
	Stepstone Group Inc	194,312 Shares of Common Stock		4,892,776
	Stericycle Inc	46,054 Shares of Common Stock		2,297,634
	Sthree Plc Ord	95,098 Shares of Common Stock		461,005
	Stockland	112,830 Shares of Common Stock		277,752
	Sumco Corporation	54,000 Shares of Common Stock		719,072
	Summit Indl Income Trust Units	136,173 Shares of Common Stock		2,280,354
	Sun Hung Kai Prop	186,091 Shares of Common Stock		2,546,399
	Sunmunities Inc	49,998 Shares of Common Stock		7,149,714
	Sunstone Hotel Invs Inc	315,525 Shares of Common Stock		3,047,972
	Suruga Bank	176,800 Shares of Common Stock		566,800

(continued)

MORGAN STANLEY 401(k) PLAN

Plan Number 003,     Employer Identification Number 20-8764829

FORM 5500, SCHEDULE H, LINE 4i —

SCHEDULE OF ASSETS (HELD AT END OF YEAR)

AT DECEMBER 31, 2022

				(e)
	(b)	(c)	(d)	Current
(a)	Identity of Issuer	Description of Investment	Cost**	Value
	Corporate Equities (continued)
	Tapestry Inc	165,410 Shares of Common Stock		6,298,813
	Tate & Lyle Ord	68,649 Shares of Common Stock		587,294
	Tc Energy Corporation	547,519 Shares of Common Stock		21,824,107
	Te Connectivity Ltd	34,699 Shares of Common Stock		3,983,445
	Tecan Group Ag	2,320 Shares of Common Stock		1,034,120
	Techtarget Inc	11,193 Shares of Common Stock		493,164
	Teledyne Technologies Inc	12,040 Shares of Common Stock		4,814,916
	Terreno Rlty Corp	10,656 Shares of Common Stock		606,007
	Tesco Ord	291,845 Shares of Common Stock		787,077
	Texas Instruments Inc	51,492 Shares of Common Stock		8,507,508
	Tgs Asa	26,700 Shares of Common Stock		357,771
	Thermo Fisher Corp	18,553 Shares of Common Stock		10,216,952
	Tjx Cos Inc	97,419 Shares of Common Stock		7,754,552
	Tokyo Tatemono Co	26,100 Shares of Common Stock		316,298
	Transcat Inc	53,397 Shares of Common Stock		3,784,245
	Transdigm Group Inc	13,094 Shares of Common Stock		8,244,637
	Treasury Wine Esta	43,678 Shares of Common Stock		403,131
	Triumph Financial Inc	70,546 Shares of Common Stock		3,447,583
	Tsuruha Holdings	7,500 Shares of Common Stock		579,787
	U S Physical Therapy	20,588 Shares of Common Stock		1,668,246
	Ubisoft Entertain	15,000 Shares of Common Stock		422,791
	Ubs Group Ag	159,290 Shares of Common Stock		2,962,154
	Ucb	40,970 Shares of Common Stock		3,216,428
	Ufp Industries Inc	40,134 Shares of Common Stock		3,180,620
	Ugi Corp	75,600 Shares of Common Stock		2,802,492
	Ultragenyx Pharmaceutical Inc	38,850 Shares of Common Stock		1,799,921
	Unilever Plc Ord	38,105 Shares of Common Stock		1,916,883
	Unite Group Ord	128,103 Shares of Common Stock		1,402,266
	United Parcel Svc Inc	120,518 Shares of Common Stock		20,950,849
	United Sts Stl Corp	120,000 Shares of Common Stock		3,006,000
	Upstart Hldgs Inc	15,063 Shares of Common Stock		199,133
	Urban Edge Pptys	287,101 Shares of Common Stock		4,045,253
	Us Bancorp	337,551 Shares of Common Stock		14,720,599
	Utd O/S Bank	87,649 Shares of Common Stock		2,006,281
	Vail Resorts Inc	25,940 Shares of Common Stock		6,182,799
	Vallourec Sa	58,000 Shares of Common Stock		759,519
	Valqua Ltd	25,400 Shares of Common Stock		507,249
	Value Added Techno	23,300 Shares of Common Stock		604,381
	Ventas Inc	74,631 Shares of Common Stock		3,362,127
	Veritex Hldgs Inc	150,571 Shares of Common Stock		4,228,034
	Verizon Communications	93,000 Shares of Common Stock		3,664,200
	Vertex Inc	230,858 Shares of Common Stock		3,349,750
	Viavi Solutions Inc	388,777 Shares of Common Stock		4,086,046
	Vicat Sa	18,500 Shares of Common Stock		463,000
	Vici Pptys Inc	116,575 Shares of Common Stock		3,777,030

(continued)

MORGAN STANLEY 401(k) PLAN

Plan Number 003,     Employer Identification Number 20-8764829

FORM 5500, SCHEDULE H, LINE 4i —

SCHEDULE OF ASSETS (HELD AT END OF YEAR)

AT DECEMBER 31, 2022

				(e)
	(b)	(c)	(d)	Current
(a)	Identity of Issuer	Description of Investment	Cost**	Value
	Corporate Equities (continued)
	Virbac Sa	1,950 Shares of Common Stock		474,499
	Vistra Corp	163,900 Shares of Common Stock		3,802,480
	Vistry Group Plc	58,900 Shares of Common Stock		443,172
	Volkswagen Ag Non Vtg Prf	13,961 Shares of Common Stock		1,734,644
	Vonovia Se	89,247 Shares of Common Stock		2,097,380
	Vontier Corp	151,200 Shares of Common Stock		2,922,696
	Vulcan Materials Co	32,270 Shares of Common Stock		5,650,800
	Walmart Inc	315,702 Shares of Common Stock		44,763,387
	Walt Disney Co	237,710 Shares of Common Stock		20,652,245
	Warner Bros Discovery Inc	313,300 Shares of Common Stock		2,970,084
	Waste Connections Inc	38,590 Shares of Common Stock		5,115,490
	Wells Fargo & Co	900,964 Shares of Common Stock		37,200,804
	Welltower Inc	42,882 Shares of Common Stock		2,810,915
	Wesco Intl Inc	75,680 Shares of Common Stock		9,475,136
	Westn Digital Corp	495,000 Shares of Common Stock		15,617,250
	Wetherspoon (J.D) Ord	62,700 Shares of Common Stock		335,024
	Wh Smith Plc Ord	41,300 Shares of Common Stock		737,496
	Wharf Real Estate	122,000 Shares of Common Stock		711,215
	Wienerberger Ag	35,793 Shares of Common Stock		861,794
	Wihlborgs Fast. Ab	58,691 Shares of Common Stock		442,175
	Williams Co Inc	138,500 Shares of Common Stock		4,556,650
	Willis Towers Watson Plc	10,100 Shares of Common Stock		2,470,258
	Wing Tai Holdings	458,515 Shares of Common Stock		512,804
	Wingstop Inc	7,691 Shares of Common Stock		1,058,435
	Workman Co Ltd	12,800 Shares of Common Stock		523,855
	Xometry Inc	41,341 Shares of Common Stock		1,332,420
	Yamazen Corp	55,600 Shares of Common Stock		422,652
	Yokogawa Electric	27,200 Shares of Common Stock		433,938
	Zimmer Biomet Hldgs Inc	201,533 Shares of Common Stock		25,695,458
	Zscaler Inc	25,850 Shares of Common Stock		2,892,615
	Zuken Inc	33,400 Shares of Common Stock		770,798
	Zumtobel Group Ag	52,200 Shares of Common Stock		379,388

		Corporate Equities Total		4,966,234,509
	Cash and Cash Equivalents
	Cash and cash equivalents	Foreign currency		4,251,280
		Cash and Cash Equivalents Total		4,251,280
	Government Securities
	Federal Home Loan Banks	Cons Bd Dtd 09/20/2022 Fltg 4.31% 01-25-2023		41,551,742
	Federal Home Loan Banks	Cons Bd Dtd 10/03/2022 Fltg 4.335% 02-03-2023		38,100,132
	Federal Home Loan Banks	Cons Bd Dtd 11/17/2022 Fltg 4.61% 04-18-2023		31,441,841
	Federal Home Loan Banks	Fltg Rt Due 01-04-2023		30,300,044
	Federal Home Loan Banks	Cons Bd Dtd 09/28/2022 Fltg 4.335% 02-06-2023		30,000,127
	Federal Home Loan Banks	Cons Bd Dtd 12/13/2022 Fltg 4.57% 03-13-2023		28,799,979
	Federal Home Loan Banks	Fltg Rt Due 02-13-2023 Reg		22,940,573

(continued)

MORGAN STANLEY 401(k) PLAN

Plan Number 003,     Employer Identification Number 20-8764829

FORM 5500, SCHEDULE H, LINE 4i —

SCHEDULE OF ASSETS (HELD AT END OF YEAR)

AT DECEMBER 31, 2022

				(e)
	(b)	(c)	(d)	Current
(a)	Identity of Issuer	Description of Investment	Cost**	Value
	Government Securities (continued)
	Federal Home Loan Banks	Cons Bd Dtd 03/02/2022 Fltg 4.565% 03-02-2023		21,815,015
	Federal Home Loan Banks	Fltg Due 03-02-2023 Reg		21,050,518
	Federal Home Loan Banks	Fltg Rate 03-23-2023		19,051,867
	Federal Home Loan Banks	Fltg Rt 01-17-2023		17,930,118
	Federal Home Loan Banks	Fltg Rt Due 02-17-2023 Reg		15,435,430
	Federal Home Loan Banks	3.25% Due 01-09-2023		15,092,745
	Federal Home Loan Banks	Cons Bd Dtd 11/10/2022 Fltg 4.61% 04-10-2023		13,826,151
	Federal Home Loan Banks	Cons Bd Dtd 09/15/2022 Fltg 4.31% 01-17-2023		12,835,084
	Federal Home Loan Banks	Disc Nt 03-15-2023 Federal Home Ln Bk Cons Disc Nts		10,825,267
	Federal Home Loan Banks	2.08% 02-13-2023		10,705,374
	Federal Home Loan Banks	Cons Bd Dtd 11/10/2022 Fltg 4.605% 03-10-2023		9,540,603
	Federal Home Loan Banks	Cons Bd Dtd 09/01/2022 3.375% 09-01-2023		9,311,023
	Federal Home Loan Banks	Fltg Rt 05-23-2023		9,275,043
	Federal Home Loan Banks	Cons Disc Nts 03-08-2023		7,954,649
	Federal Home Loan Banks	Cons Bd Dtd 09/12/2022 3.41% 02-10-2023		7,224,073
	Federal Home Loan Banks	Cons Bd Dtd 11/23/2022 Fltg 4.62% 03-27-2023		6,700,091
	Federal Home Loan Banks	Cons Bd Dtd 02/03/2021 Fltg 4.365% 02-03-2023		6,000,179
	Federal Home Loan Banks	Cons Disc Nts 02-15-2023		3,978,253
	Federal Home Loan Banks	Cons Bd Dtd 10/28/2022 Fltg 4.595% 03-06-2023		3,200,173
	Federal Home Loan Banks	Cons Bd Dtd 10/28/2022 Fltg 4.595% 03-06-2023		2,800,151
	Federal Home Loan Banks	Fltg Rt 03-28-2023		2,395,034
	Federal Home Loan Banks	Cons Bd Dtd 02/11/2022 Fltg 4.57% 05-02-2023		2,255,426
	Federal Home Loan Banks	1.05% 08-13-2026		1,956,632
	Federal Home Loan Banks	Fltg 01-10-2023		1,800,006
	Federal Home Loan Banks	Cons Disc Nts 02-10-2023		1,776,325
	Federal Home Loan Banks	Fltg Rate 01-06-2023		1,699,999
	Federal Home Loan Banks	Fltg 01-10-2023		1,400,005
	Federal Home Loan Banks	Fltg Rate 01-06-2023		1,399,999
	FFCB	Fltg Rt Due 08-26-2024 Reg		12,441,399
	FFCB	Cons Systemwide Bds Fltg Rt 02-20-2024		10,875,572
	FFCB	Cons Systemwide Bds Dtd 4.335% 01-12-2023		9,850,030
	FFCB	Cons Systemwide Bds Fltg Rt Due 07-20-2023		9,692,352
	FFCB	Cons Systemwide Bds Dtd 4.565% 05-16-2023		9,135,421
	FFCB	Fltg Rt Due 11-22-2023 Reg		8,563,263
	FFCB	Cons Systemwide Bds Dtd 4.69% 11-07-2024		8,369,286
	FFCB	Cons Systemwide Bds Fltg Rt 10-16-2023		7,910,000
	FFCB	Cons Systemwide Bds 08-22-2023		6,940,384
	FFCB	Cons Systemwide Bds Fltg Rt 05-09-2024		6,560,240
	FFCB	Cons Systemwide Bds Dtd 4.6% 09-28-2023		4,631,339
	FFCB	Disc Nt 0% Disc Nts 03-16-2023		4,427,461
	FFCB	Cons Systemwide Bds Fltg Rt 07-25-2023		3,915,516
	FFCB	Cons Systemwide Bds Dtd 4.59% 03-10-2023		3,535,188
	FFCB	Cons Systemwide Bds Fltg Rtdue 08-01-2024		2,941,311
	FFCB	2.25% Due 06-07-2023 Reg		1,871,124
	FFCB	Cons Systemwide Bds Fltg Rt 01-10-2024		1,280,457

(continued)

MORGAN STANLEY 401(k) PLAN

Plan Number 003,     Employer Identification Number 20-8764829

FORM 5500, SCHEDULE H, LINE 4i —

SCHEDULE OF ASSETS (HELD AT END OF YEAR)

AT DECEMBER 31, 2022

				(e)
	(b)	(c)	(d)	Current
(a)	Identity of Issuer	Description of Investment	Cost**	Value
	Government Securities (continued)
	FFCB	Cons Systemwide Bds Fltg Rt 07-12-2023		960,175
	FHLMC	.68% Due 08-06-2025/08-06-2021 Reg		2,533,356
	FHLMC	Dtd 10/23/2020 .65% 10-22-2025		1,976,344
	FHLMC	Dtd 10/27/2020 .65% 10-27-2025		1,257,286
	FHLMC	Dtd 10/28/2020 .8% 10-28-2026		1,222,303
	FHLMC	Ser 005115 Cl Cd 1% 08-15-2044		348,595
	FHLMC	1% 01-15-2041		332,280
	FHLMC	Pool #Zm2479 4%01-01-2047 Beo		240,909
	FHLMC	2% 04-01-2037		159,900
	FHLMC	Ser 4678 Cl Af Fltg Rt 12-15-2042		62,015
	FHLMC	Multiclass Ser 4620 Cl Af 11-15-2042		42,532
	FHLMC	Pool #Sb8153 2.0% Due 05-01-2037 Reg		40,913
	FHLMC	Multiclass Ser 3951 Cl Us Fltg 02-15-2040		32,417
	FHLMC	Multiclass Ser 3147 Cl Ls 04-15-2036		25,503
	FHLMC	Multiclass Ser 3218 Cl As 09-15-2036		25,236
	FHLMC	Multiclass Ser 3828 Cl Sy 02-15-2041 Fltg		2,038
	FHLMC	Multiclass Ser 3218 Cl Sa Flg Rt Due 09-15-2036		1,767
	FNMA	Single Family Mortgage 0% 30 Years Settles February		16,125,453
	FNMA	Single Family Mortgage 0% 30 Years Settles January		6,947,625
	FNMA	Single Family Mortgage 0% 30 Years Settles January		6,853,739
	FNMA	Single Family Mortgage 0% 30 Years Settles February		6,646,371
	FNMA	Single Family Mortgage 0% 30 Years Settles February		5,716,229
	FNMA	Single Family Mortgage 0% 30 Years Settles January		4,587,311
	FNMA	Single Family Mortgage 3.5% 30 Years Settles February		3,731,347
	FNMA	Single Family Mortgage 2% 30 Years Settles January		2,933,835
	FNMA	Pool #Ma4627 2% 06-01-2037 Beo		2,486,761
	FNMA	Single Family Mortgage 0% 30 Years Settles February		2,286,491
	FNMA	Tranche 852 .7% Due 07-30-2025		1,270,078
	FNMA	Pool #Fm7857 2% 07-01-2036 Beo		885,991
	FNMA	Pool #Ma4751 2% 08-01-2037 Beo		877,427
	FNMA	2% 05-01-2037		800,359
	FNMA	Single Family Mtg 5 30 Years Settles Feb		690,047
	FNMA	Single Family Mortgage 0% 30 Years Settles March		657,317
	FNMA	Single Family Mortgage 0% 30 Years Settles February		481,621
	FNMA	Sr 06-114 Cl Af Fltg 12-25-2036		423,366
	FNMA	Ser 19-28 Cl Fj Fltg Due 06-25-2059 Reg		403,568
	FNMA	Pool #Ap1215 3.5% 06-01-2043 Beo		243,097
	FNMA	Gtd Mtg Pool #Aj1509 4% 09-01-2041 Beo		195,598
	FNMA	Pool #Fm1549 4% 09-01-2048 Beo		137,974
	FNMA	Gtd Mtg Pool #Ak2411 4% Due 02-01-2042 Beo		105,757
	FNMA	Single Family Mortgage 0% 30 Years Settles January		84,797
	FNMA	Pool #Ab9280 4% 05-01-2043 Beo		75,792
	FNMA	Pool #Ao1771 4% 05-01-2042 Beo		74,075
	FNMA	Gtd Mtg Pool #Ai2095 4% 05-01-2026 Beo		69,133
	FNMA	Pool #Ab1609 4% 10-01-2025 Beo		66,955

(continued)

MORGAN STANLEY 401(k) PLAN

Plan Number 003,     Employer Identification Number 20-8764829

FORM 5500, SCHEDULE H, LINE 4i —

SCHEDULE OF ASSETS (HELD AT END OF YEAR)

AT DECEMBER 31, 2022

				(e)
	(b)	(c)	(d)	Current
(a)	Identity of Issuer	Description of Investment	Cost**	Value
	Government Securities (continued)
	FNMA	Pool #Bn0874 4% Due 11-01-2048 Reg		58,630
	FNMA	Pool #Ab0183 5% 02-01-2025 Beo		51,500
	FNMA	I/O Fnma Fnr 2007-56 Gs Flt Rt 06-25-2037		25,389
	FNMA	Gtd Mtg Pool #Al5548 3.77% Due 05-01-2038 Beo		23,680
	FNMA	P/O Fnma Remic Tr 2011-60 Cl-Oa Prin Only 08-25-2039 Reg		18,553
	FNMA	Gtd Mtg Ah6737 4 2-1-2026		17,030
	FNMA	I/O Fnma Ser 2007-89 Cl Sd Fltg Rt 09-25-2037		12,188
	FNMA	00.000Fnra361225Be#Mbs Remic Adjustable 12-25-2036		11,738
	FNMA	Gtd Mtg Pool #Ah9391 4% 03-01-2026 Beo		8,118
	FNMA	I/O Fnma Ser 2007-32 Cl Sa Fltg Rt 04-25-2037		6,321
	FNMA	I/O Fnma 2007-15 Cl Ai Var 03-25-2037		3,359
	FNMA	Remic Tr 2010-2 Cl-Gf Fltg 12-25-2049		1,371
	FNMA	I/O Fnma Fr Cmo 25/03/37 Usd 03-25-2037		1,345
	FNMA	I/O Fnma Remic Tr 2009-87 Cl-Hs Var Rate 11-25-2039		1,304
	FNMA	I/O Fnma Ser 2007-4 Cl Sl Fltg Rt 02-25-2037		1,273
	FNMA	Ser 2011-40 Cl Sx Var Rt Due 11-25-2040 Beo		613
	FNMA	Gtd Mtg Pool #Al1378 6Due 02-01-2027 Beo		153
	FNMA	Fnma Pool #Bk8894 4% 10-01-2048 Beo		0
	FNMA	Pool #Ca2539 4% Due 10-01-2048		0
	Fannie Mae	Pool Fn Bw1174 2.00% 2% 09-01-2037		23,311
	Fannie Mae	Fltg Ser 2007-34 Cl S 04-25-2037 Beo		8,746
	Freddie Mac	Fr Qo0301 2% 05-01-2037		46,457
	Freddie Mac	01/10/2035 2% 10-01-2035		30,144
	GNMA	Pool #Ma7987 2.5% Due 04-20-2052 Reg		4,414,661
	GNMA	Ii Jumbos 0% 30 Years Settles February		4,282,153
	GNMA	Ii Jumbos 3.5 30 Years Settles Feb		1,748,977
	GNMA	5.46977% 11-20-2072		1,716,597
	GNMA	2% 01-15-2051		1,678,658
	GNMA	2022-H24 Remic Passthru Ctf 5.47977% 11-20-2072		1,453,106
	GNMA	Remic Passthru Ctf Sr 20-H14 Cl Fh 0.0% 08-20-2070		420,503
	GNMA	Pool #Ma5764 4.5% 02-20-2049 Beo		379,941
	GNMA	Ii Jumbos 0% 30 Years Settles January		378,922
	GNMA	2017-H05 Remic Passthru Ctf Cl Fc Fltg 02-20-2067		345,100
	GNMA	2017-H14 Remic Passthru Ctf Cl Fg 06-20-2067		317,797
	GNMA	Ser 15-H08 Cls Fb Fltg Due 03-20-2065		257,078
	GNMA	2016-H17 Mtg Pass Thru Ctf Cl Mx Fc08-20-2066		254,691
	GNMA	Pool #Ma5265 4.5% 06-20-2048 Beo		185,417
	GNMA	Pool #Ak8998 3% 07-15-2045 Beo		161,831
	GNMA	Ser 2015-H20 Cl Fb Flt Rt 08-20-2065		141,095
	GNMA	Fltg Rt Ser 18-H15 Cl Fg 08-20-2068 Reg		95,145
	GNMA	Pool #Ab9437 3.5 Due 11-15-2042 Reg		75,444
	GNMA	Pool #Am4137 3.5% 04-15-2045 Beo		75,035
	GNMA	Remic 2015-H30 Cl Fd Flt Rt 10-20-2065		56,983
	GNMA	Remic Sr 16-H09 Cl Fb Fltg Rt 04-20-2066		50,732
	GNMA	Pool #Al5414 3.5% 02-15-2045 Beo		48,360

(continued)

MORGAN STANLEY 401(k) PLAN

Plan Number 003,     Employer Identification Number 20-8764829

FORM 5500, SCHEDULE H, LINE 4i —

SCHEDULE OF ASSETS (HELD AT END OF YEAR)

AT DECEMBER 31, 2022

				(e)
	(b)	(c)	(d)	Current
(a)	Identity of Issuer	Description of Investment	Cost**	Value
	Government Securities (continued)
	GNMA	Pool #Al1871 3% 01-15-2045 Beo		46,830
	GNMA	2016-H20 Remic Passthru Ctf Cl Fg 08-20-2066		46,214
	GNMA	Remic Ser 2013-H16 Cl Fa Fltg 07-20-2063		37,433
	GNMA	2016-H13 Remic Pass Thru Secs Cl Ft05-20-2066		35,449
	GNMA	Pool #Ma5933 5% Due 05-20-2049 Reg		0
	Australia	Idx/Lkd Snr 20/09/2025 Aud		492,940
	California Earthquake Auth	Rev 1.477% 07-01-2023 Beo Taxable		294,938
	California	Riverside Cnty Calif Pension Oblig 3.818% 02-15-2038 Beo Taxable		435,294
	Canada	4.25% Idx/Lkd 01/12/26 Cad		285,279
	Chile	Tbond 3.5% 01-31-2034		255,304
	France	Idx/Lkd Snr 01/03/2026 Eur1		1,458,682
	France	Idx/Lkd Snr 25/07/2024 Eur1		790,721
	France	Idx/Lkd Bds 25/07/2038 Eur1		654,945
	France	Idx/Lkd Snr 25/07/2031 Eur1		472,455
	France	Idx/Lkd Snr 25/07/2027 Eur1		146,710
	Illinois	St Taxable-Ser 1-Build Amer 6.63% Due 02-01-2035 Beo Taxable		719,733
	Italy	Idx/Lkd Snr 26/05/2025 Eur		5,126,509
	Italy	Idx/Lkd Snr 15/05/2030 Eur		436,786
	Israel	0% T-Bill 02/03/23 Ils1000		1,073,606
	Israel	0% T-Bill 05/04/23 Ils1000		649,097
	Israel	0% T-Bill 04/01/23 Ils1000		340,037
	Israel	0% T-Bill 03/05/23 Ils1000		170,864
	Japan	0% T-Bill 20/02/2023 Jpy		4,548,487
	Kuwait	3.5% Snr Mtn 20/03/2027 Usd		583,450
	Mexico	4.5% Index Linked Bds22/11/35 Mxn100		397,129
	New York	Hsg Dev Corp Mltifam Mtg Rev 3.709 02-15-2048 Beotaxable		665,571
	New York	St Dorm Auth St Pers Income Taxrev 5.289% 03-15-2033 Beo Taxable		504,915
	New Zealand	2% Idx/Lkd 20/09/25		701,924
	Port Auth N Y & N J	3.287% Due 08-01-2069 Reg Taxable		195,650
	Saudi Arabia	3.625% Gtd Snr 04/03/28 Usd		191,325
	Small Business Admin	Gtd Dev Partn Ctf 5.12 Due 11-01-2027 Reg		64,817
	Texas Transn Commn St Hwy Fd	Rev 5.028% 04-01-2026 Beo Taxable		503,275
	Tobacco Settlement Fin Auth West Va	Asset Backed 2.02 06-01-2027 Beo Taxable		258,652
	United Kingdom	0.125% I/L Snr 22/03/24 Gbp		1,438,330
	United Kingdom	Idx/Lkd Snr 10/08/2041 Gbp		865,065
	United States	Treas Notes Fltg Rt Due 10-31-2024 Reg		28,468,174
	United States	Dtd 02/28/2021 .125% Due 02-28-2023 Reg		27,107,956
	United States	Treas Bills 03-16-2023 T-Bill		20,235,781
	United States	Treas Bills 02-23-2023 United States Treas Bills		16,922,540
	United States	Tsy Infl Ix N/B 15/10/2026 10-15-2026		12,400,671
	United States	2.625% 02-28-2023		11,885,562
	United States	Treas Nts 0.125% 07-15-2031		10,769,473
	United States	Treasury Infl Indx 0.125% 01-15-2030		10,738,664
	United States	Treas Nts 0.5% 04-15-2024		10,460,235
	United States	Fltg Tr Due 07-31-2023 Reg		10,008,156

(continued)

MORGAN STANLEY 401(k) PLAN

Plan Number 003,     Employer Identification Number 20-8764829

FORM 5500, SCHEDULE H, LINE 4i —

SCHEDULE OF ASSETS (HELD AT END OF YEAR)

AT DECEMBER 31, 2022

				(e)
	(b)	(c)	(d)	Current
(a)	Identity of Issuer	Description of Investment	Cost**	Value
	Government Securities (continued)
	United States	Treas Notes Fltg Rt Due 01-31-2023 Reg		10,002,027
	United States	Treas Infl Index Nts 0.500005% 01-15-2028		7,595,672
	United States	Tsy Infl Ix N/B .125% Due 10-15-2024 Reg		7,498,338
	United States	Treas Infl Idx 0.25% 07-15-2029		7,070,457
	United States	Tsy Infl Ix N/B Us Gvt National 0.375%01-15-2027		6,823,605
	United States	Tsy Infl Ix N/B 0.375% 07-15-2027		6,688,776
	United States	Treas Bills 01-26-2023 United States Treas Bills		6,613,563
	United States	Treas Nts .125% Due 04-15-2025 Reg		6,051,172
	United States	Infl Indxd Treas Notes 0.25% Tb 01-15-25 Usd1000 A-2025		5,675,759
	United States	Treas Nts Infl Idx 0.625% 04-15-2023		5,533,449
	United States	Treas Notes Nts 0.125% Infl Index 07-15-2026		5,276,352
	United States	Treas Notes 0.125% Tbill 10-15-2025		4,970,079
	United States	Treas Infl Indexed Bonds 2.375 Due 01-15-2025 Beo		4,812,852
	United States	Tsy Infl Ix N/B Tii 0 1/8 01/15/32 01-15-2032		4,807,467
	United States	Treas Notes Infl Idx T-Bond .875% 01-15-2029		4,502,264
	United States	Treas Nts Infl Idx Dtd 0.625% 01-15-2026		4,457,897
	United States	Treas Bonds 04-15-2028		4,323,486
	United States	Tsy Infl Ix N/B Treas Bonds 0.75% 02-15-2045		4,308,200
	United States	Treas Infl Indexed Nts 0.75% 07-15-2028		4,301,875
	United States	Tsy Infl Ix Treas Bd 0.625 01-15-2024		4,204,063
	United States	Treas Nts .125% Due 07-15-2030		4,167,383
	United States	Treas Notes 0.125% 01-15-2031		4,111,836
	United States	Treas Notes Inflation Index 0.125 Nts 07-15-2024		4,009,943
	United States	Dtd 00271 1.125%Due 08-15-2040		4,005,000
	United States	Treas Bds 1.375 02-15-2044 Reg		3,728,308
	United States	Tbond 1.75% 05-15-2023		3,319,877
	United States	Treas Bills Tbill 11-30-2023		3,274,332
	United States	Treas Bds Index Linked 1.75 Due 01-15-2028 Reg		3,262,841
	United States	Indx Lnkd 0.875% 02-15-2047		3,214,691
	United States	Treas Bds Tsy Infl Ix N/B 02-15-2046		3,139,882
	United States	Treas Notes 0.125%04-15-2026		2,993,781
	United States	Treas Bds 2.125 2-15-2041		2,926,443
	United States	Treas Bonds 0.75 Deb Tips 02-15-2042		2,914,327
	United States	Treas Nts .625% Due 07-15-2032 Reg		2,821,256
	United States	2% 11-15-2041		2,805,105
	United States	Treas Bds Index Linked 2.5 Due 01-15-2029 Reg		2,794,438
	United States	Treas Bills 0.00% Due 05-18-2023Reg		2,143,095
	United States	2.875% 05-15-2049 Reg		1,867,043
	United States	Tsy Infl Ix N/B 1% Tips 02-15-2048		1,864,003
	United States	Treasury Dtd 02/15/2010 02-15-2040		1,780,701
	United States	Treas Notes .125% Due 04-30-2023 Beo		1,740,731
	United States	Treas Notes 1.625%10-15-2027		1,609,331
	United States	Dtd 11/15/2022 4% 11-15-2052		1,515,469
	United States	2% Due 02-15-2050 Reg		1,400,273
	United States	Tsy Infl Ix N/B Tii 0 1/8 04/15/27 04-15-2027		1,378,386

(continued)

MORGAN STANLEY 401(k) PLAN

Plan Number 003,     Employer Identification Number 20-8764829

FORM 5500, SCHEDULE H, LINE 4i —

SCHEDULE OF ASSETS (HELD AT END OF YEAR)

AT DECEMBER 31, 2022

				(e)
	(b)	(c)	(d)	Current
(a)	Identity of Issuer	Description of Investment	Cost**	Value
	Government Securities (continued)
	United States	Treas Bds Index Linked 2.00 Due 01-15-2026 Reg		1,314,665
	United States	Treas Bonds 3% Due08-15-2052		1,247,344
	United States	Dtd 11/15/2022 4.25% 11-15-2042		1,182,563
	United States	1.375% 11-15-2040		1,179,070
	United States	Treas Bds 0.125% 02-15-2051		1,142,400
	United States	Tbond Fixed 3% 02-15-2049		1,079,863
	United States	Treas Infl Nts 0.375% Dtd 07/15/2015 07-15-2025		1,047,098
	United States	15/05/2042 3.25%Due 05-15-2042 Reg		970,922
	United States	Treas Bonds 0.625% Tips Infl Idx 02-15-2043 Usd1000		962,080
	United States	Treas Nts Tips .375 07-15-2023		902,148
	United States	Tsy Infl Ix N/B 0.125% 02-15-2052		831,805
	United States	1.25% Due 05-15-2050		652,641
	United States	1.875% Due 02-15-2041 Reg		569,563
	United States	2.875% Due 05-15-2052 Reg		566,125
	United States	Treas Bonds 0% T-Bond 02-15-2050		461,078
	United States	Treas Bds Inflation Index Linked 3.875% 04-15-2029		452,623
	United States	Treas Bonds 1.0% 02-15-2049		435,442
	United States	Treas Bonds 2.0% 08-15-2051		396,750
	United States	Treas Bonds 3.375%Due 08-15-2042 Reg		359,938
	United States	1.875% 11-15-2051		319,883
	United States	2.25% 05-15-2041 Reg		302,844
	United States	Treasury Bond 2.375% Due 11-15-2049 Reg		291,766
	United States	3% Due 05-15-2047 Reg		247,441
	United States	2.25% 08-15-2049		212,848
	United States	Treas Infl Indexed Bonds 3.375 Due 04-15-2032 Ar12 Due 04-15-32 Reg		207,734
	United States	Treas Notes 2.875%Due 05-15-2032 Reg		92,484
	United States	Treas Bds Index Linked Notes 2.375 Due 01-15-2027 Reg		90,519
	United States	1.875% 08-31-2024		9,570
		Government Securities Total		1,055,041,809
	Corporate Debt Instruments
	1211 Ave Of The	1211 Ave Of The 3.9005% Due 08-10-2035		185,825
	522 Fdg Clo 2018-3 A Ltd	522 Fdg Clo 2018-3 A Ltd / 522 Fdg 5.84771% 10-20-2031		588,132
	Aadvantage Loyality Ip Ltd	Aadvantage Loyality Ip Ltd. (American Airlines, Inc.) Term Loan Due 03-10-2028		168,622
	Acrisure Llc	Acrisure Llc / 10.125% Due 08-01-2026		67,110
	Acrisure Llc	Acrisure Llc / 7% Due 11-15-2025		182,844
	Advisor Group Holdings, Inc.	Advisor Group Holdings, Inc. Term B-1 Loan 07-31-2026 Beo		109,416
	Aecom	Aecom 5.125% Due 03-15-2027		274,313
	Alcoa Inc	Alcoa Inc 5.9% Due 02-01-2027		29,775
	Alexandria Real	Alexandria Real 2.75% Due 12-15-2029		341,065
	Ally Finl Inc	Ally Finl Inc 8% Due 11-01-2031		221,784
	Almonde Inc Almonde, Inc.	Almonde Inc Almonde, Inc. Term Loan (Second Lien) Sr Secd Due 06-13-2025 Beo		188,527
	Almonde Inc.	Almonde Inc. Term Loan B Due 06-13-2024 Beo		375,716
	Alta Equip Group	Alta Equip Group 5.625% Due 04-15-2026		191,720
	Alteryx Inc	Alteryx Inc Sr Nt Conv 1.0% Due 08-01-2026 Reg		102,090
	Altice France S A	Altice France S A 5.5% Due 10-15-2029		152,506

(continued)

MORGAN STANLEY 401(k) PLAN

Plan Number 003,     Employer Identification Number 20-8764829

FORM 5500, SCHEDULE H, LINE 4i —

SCHEDULE OF ASSETS (HELD AT END OF YEAR)

AT DECEMBER 31, 2022

				(e)
	(b)	(c)	(d)	Current
(a)	Identity of Issuer	Description of Investment	Cost**	Value
	Corporate Debt Instruments (continued)
	Amc Networks Inc	Amc Networks Inc 4.25% Due 02-15-2029 Reg		213,722
	Amc Networks Inc	Amc Networks Inc 4.75% Due 08-01-2025		140,600
	Amerigas Partners	Amerigas Partners 5.5% Due 05-20-2025		215,895
	Amerigas Partners	Amerigas Partners 5.625% Due 05-20-2024		127,159
	Amerigas Partners	Amerigas Partners 5.75% Due 05-20-2027		153,346
	Amerigas Partners	Amerigas Partners 5.875% Due 08-20-2026		53,184
	Amern Axle & Mfg	Amern Axle & Mfg 5% Due 10-01-2029		211,650
	Amern Axle & Mfg Fixed	Amern Axle & Mfg Fixed 6.5% 04-01-2027		144,352
	Antero Midstream	Antero Midstream 5.75% Due 01-15-2028		108,530
	Apache Corp	Apache Corp 5.1% Due 09-01-2040		78,728
	Apidos Clo Xxvii	Apidos Clo Xxvii / Apidos Clo Xxvii Sr Secd Nt Cl A-1R 144A 5.72243% 07-17-2030		296,569
	Apidos Clo Xxvii	Apidos Clo Xxvii / Apidos Clo Xxvii Sr Secd Nt Cl A-1R 144A 5.72243% 07-17-2030		395,425
	Apidos Clo Xxvii	Apidos Clo Xxvii / Apidos Clo Xxvii Sr Secd Nt Cl A-1R 144A 5.72243% 07-17-2030		494,281
	Archrock Partners	Archrock Partners 6.875% Due 04-01-2027		98,327
	Ares European Clo	Ares European Clo 15/10/2031 3.068% 15/10/2031		310,340
	Ares European Cvii Frn Clo	Ares European Cvii Frn Clo 10/2030 Eur 'A-1'		519,214
	Ares Lii Clo Ltd	Ares Lii Clo Ltd / Ares Lii Clo Llc Sr Nt Cl A-1-R Fltg Rate 5.86529 04-22-2031		295,653
	Asbury Automotive	Asbury Automotive 5% Due 02-15-2032		338,130
	Asbury Automotive Group Inc	Asbury Automotive Group Inc 4.625% 11-15-2029		31,178
	Asbury Automotive Group Inc	Asbury Automotive Group Inc 4.75% 03-01-2030		12,545
	Asset Backed Fdg Corp	Asset Backed Fdg Corp 2004-Opt3 Asset Bkd Ctf Cl A-4 11-25-2033 Reg		268,422
	Assuredpartners	Assuredpartners 7% Due 08-15-2025		90,906
	Asurion Llc	Asurion Llc (Fka Asurion Corporation) Sen Sec Tl 11-03-2024		183,213
	Asurion Llc	Asurion Llc Usd Second Lien Term Loan B3 Due 01-31-2028 Beo		52,756
	Asurion, Llc	Asurion, Llc (Fka Asurion Corporation) Term Loan B4 (Second Lien) Due 01-15-2029		143,349
	At&T Inc	At&T Inc 2.55% Due 12-01-2033		1,478,182
	At&T Inc	At&T Inc Disc Coml Paper 4/2 Yrs 3&4 01-03-2023		499,742
	Athenahealth Group Inc.	Athenahealth Group Inc. Initial Ddtl Senior Secured Term Loan Due 02-15-2029		61,951
	Athenahealth Group Inc.	Athenahealth Group Inc. Initial Term Loan Senior Secured Due 02-15-2029		305,529
	Atmos Energy Corp	Atmos Energy Corp Sr Nt Fltg 5.10343% 03-09-2023		199,878
	Atmos Energy Corp	Atmos Energy Corp Sr Nt Fltg 5.10343% 03-09-2023		399,756
	Autonation Inc	Autonation Inc Fixed 4.75% Due 06-01-2030		39,365
	Autonation Inc	Autonation Inc Fla Sr Nt 3.85% 03-01-2032		82,457
	Avalonbay Cmntys Inc	Avalonbay Cmntys Inc Fixed 3.3% 06-01-2029 Reg		89,741
	Avon Finance	Avon Finance No 2 Frn M/Bkd 09/2048 Gbp 'A'		387,527
	B & G Foods Inc	B & G Foods Inc 5.25% Due 04-01-2025		48,230
	B A T Cap Corp	B A T Cap Corp 7.75% Due 10-19-2032		432,163
	B A T Cap Corp	B A T Cap Corp Fixed 3.557% Due 08-15-2027		182,708
	Bacardi Ltd	Bacardi Ltd 4.45% Due 05-15-2025		971,038
	Ball Corp	Ball Corp 5.25% Due 07-01-2025		98,665
	Ball Corp	Ball Corp 6.875% Due 03-15-2028		146,885
	Bamll Coml	Bamll Coml Mtg Fltg Rt 5.638% Due 09-15-2038		375,009
	Bamll Coml	Bamll Coml Mtg Fltg Rt 5.638% Due 09-15-2038		375,009
	Banc Of America Merrill Lynch	Banc Of America Merrill Lynch Large Lo Series 2015-200P Class A 3.218% 4-14-33		648,854
	Banco Santander Sa	Banco Santander Sa Frns 04-12-2023		200,021

(continued)

MORGAN STANLEY 401(k) PLAN

Plan Number 003,     Employer Identification Number 20-8764829

FORM 5500, SCHEDULE H, LINE 4i —

SCHEDULE OF ASSETS (HELD AT END OF YEAR)

AT DECEMBER 31, 2022

				(e)
	(b)	(c)	(d)	Current
(a)	Identity of Issuer	Description of Investment	Cost**	Value
	Corporate Debt Instruments (continued)
	Bank Amer Corp	Bank Amer Corp 3.419% 12-20-2028		263,531
	Bank Amer Corp	Bank Amer Corp 3.841% 04-25-2025		390,918
	Bank Amer Corp	Bank Amer Corp 5.015% Due 07-22-2033/01-22-2023 Beo		571,564
	Bank Amer Corp	Bank Amer Corp 5.875% Due 12-31-2049		70,453
	Bank Amer Corp	Bank Amer Corp Medium Term Sr Nt Ser M 03-05-2024		199,883
	Bank Of America Corporation	Bank Of America Corporation Mtn 1.53% Due 12-06-2025/06-06-2022 Reg		369,154
	Barclays Plc	Barclays Plc 2.852% Due 05-07-2026		371,972
	Barclays Plc	Barclays Plc 4.375% Due 01-12-2026		871,825
	Barclays Plc	Barclays Plc 5.304% Due 08-09-2026 Reg		397,336
	Barclays Plc	Barclays Plc Fixed 6.125% Due 12-31-2049		182,500
	Barclays Plc	Barclays Plc Fltg Rt 5.088% Due 06-20-2030		184,662
	Barry Callebaut	Barry Callebaut Nv 5.5% Due 15/06/2023 Usd		298,589
	Bausch Health Companies Inc.	Bausch Health Companies Inc. Term Loan B01-27-2027		-
	Bayer Us Fin Ii	Bayer Us Fin Ii 4.375% Due 12-15-2028		565,644
	Bear Stearns	Bear Stearns Asset Backed Secs I Tr 2006-He8 Cl Ii-1A-3 10-25-2036 Reg		98,718
	Benchmark	Benchmark 2019-B15 Mtg Tr Coml Mtg 19-B15 Aab 2.85% 12-15-2072		457,217
	Benefit Str Partners Clo Xii Ltd	Benefit Str Partners Clo Xii Ltd / Sr Secd Nt Cl A-1-R Fltg 5.74243 10-15-2030		493,285
	Bentley Sys Inc	Bentley Sys Inc Sr Nt Conv .375% 07-01-2027		128,612
	Big Coml	Big Coml Mtg Tr Fltg Rt 5.90437% Due 02-15-2039		383,883
	Birch Grove Clo Ltd	Birch Grove Clo Ltd / Birch Grove 5.899%06-15-2031		586,325
	Black Diamond	Black Diamond 2019 Frn Clo 05/2032 Eur 'A-1'		416,127
	Blackline Inc	Blackline Inc 0% Due 03-15-2026 Beo		122,670
	Blackrock Euro.Vii	Blackrock Euro.Vii Frn Clo 10/2031 Eur 'A'		414,903
	Block Inc	Block Inc Sr Nt 3.5% 06-01-2031		223,419
	Bnp Paribas	Bnp Paribas Sr Non Var Rt 2.819% Due 11-19-2025		189,551
	Boeing Co	Boeing Co 5.04% Due 05-01-2027		198,015
	Boeing Co Fixed	Boeing Co Fixed 5.15% Due 05-01-2030		586,986
	Boxer Parent Company Inc.	Boxer Parent Company Inc. (Aka Bmc Software, Inc.) Usd Term Ln Due 10-02-25		380,619
	Brixmor Oper	Brixmor Oper 4.125% Due 05-15-2029		537,810
	Broadcom Inc	Broadcom Inc 4.3% Due 11-15-2032 Beo		353,826
	Brookfield Fin Inc	Brookfield Fin Inc 4.85% 03-29-2029		669,233
	Bstn Scientific	Bstn Scientific 2.65% Due 06-01-2030		514,016
	Buckeye Partners L	Buckeye Partners L 3.95% Due 12-01-2026		84,102
	Buckeye Partners L	Buckeye Partners L 4.5% Due 03-01-2028		64,167
	Buckeye Partners L	Buckeye Partners L 5.85% Due 11-15-2043		97,605
	Bway	Bway 2021-1450 Mtg Fltg Rt 5.83787% Due 09-15-2036		488,889
	Bway Hldg	Bway Hldg Co 7.25% Due 04-15-2025		317,154
	Bway Holding Company	Bway Holding Company Bway Holding Co Tlbsr Secd 1St Lien Due 04-03-2024 Beo		766,403
	Bx Coml	Bx Coml Mtg Tr 2022-Ahp Coml Mtg Pass Thru Ctf Cl A 1.04% 02-15-2039		382,799
	C&W	C&W Sr Fing 6.875% Due 09-15-2027		360,840
	Caesars Resort Collection, Llc	Caesars Resort Collection, Llc Term Loansenior Secured Due 10-02-2024 Beo		114,838
	Cairn Clo Iii B.V.	Cairn Clo Iii B.V. Fltg 144A 15/10/2031		416,974
	Campbell Soup Co	Campbell Soup Co 2.375% Due 04-24-2030/04-24-2020 Reg		249,232
	Cap 1 Multi-Asset Execution	Cap 1 Multi-Asset Execution Tr 2017-5 Card Ser Nt Cl A Fltg Rate 07-15-2027		299,463
	Capital One Multi-Asset Execution	Capital One Multi-Asset Execution Ser 22-A3 Cl A 4.95% Due 10-15-2027		504,245

(continued)

MORGAN STANLEY 401(k) PLAN

Plan Number 003,     Employer Identification Number 20-8764829

FORM 5500, SCHEDULE H, LINE 4i —

SCHEDULE OF ASSETS (HELD AT END OF YEAR)

AT DECEMBER 31, 2022

				(e)
	(b)	(c)	(d)	Current
(a)	Identity of Issuer	Description of Investment	Cost**	Value
	Corporate Debt Instruments (continued)
	Care Cap Pptys Lp	Care Cap Pptys Lp 5.125% Due 08-15-2026		97,214.92
	Carlyle Euro	Carlyle Euro Clo Fltg 15/08/2030		518,038
	Carlyle G	Carlyle G 14-2 Dac 0% Bds 15/11/2031 Eur		413,018
	Carlyle Global Market Strategi	Carlyle Global Market Strategi 14/08/2030 0% 08-14-2030		1,172,920
	Carlyle Us Clo 2017-1 Ltd	Carlyle Us Clo 2017-1 Ltd / Carlyle Sr Secd Nt Cl A-1-R Fltg 5.80771 04-20-2031		690,045
	Carlyle Us Clo 2017-1 Ltd	Carlyle Us Clo 2017-1 Ltd / Carlyle Sr Secd Nt Cl A-1-R Fltg 5.80771 04-20-2031		394,312
	Carmax Auto Owner	Carmax Auto Owner Fltg Rt 5.17958% Due 09-15-2025		402,217
	Carvana Auto	Carvana Auto 2.57% Due 05-12-2025		195,692
	Carvana Auto	Carvana Auto Rec Tr 2020-Np1 Sr 22-P2 Cla2 3.33% 07-10-2025		218,835
	Cco Hldgs Llc	Cco Hldgs Llc / Cco Hldgs Cap Corp Sr Nt144A 4.25% 01-15-2034		192,630
	Cco Hldgs Llc	Cco Hldgs Llc/Cco Hldgs Cap Corp 4.5% 05-01-2032		158,533
	Cco Holdings Llc	Cco Holdings Llc 4.5% 06-01-2033		76,723
	Cd Commercial Mort	Cd Commercial Mort Tr Ser 2018-Cd7 Cl Asb 4.213% 08-15-2051		675,138
	Cdk Global Inc	Cdk Global Inc Fixed 4.5% Due 10-15-2024		51,766
	Cdw Llc	Cdw Llc / Cdw Fin 4.125% Due 05-01-2025		333,080
	Cec Entmt Inc	Cec Entmt Inc 6.75% 05-01-2026		162,750
	Celanese Us Hldgs Llc	Celanese Us Hldgs Llc 6.379% 07-15-2032		211,781
	Centene Corp Del	Centene Corp Del 2.625% 08-01-2031		12,546
	Centene Corp Del	Centene Corp Del 3% Due 10-15-2030		177,066
	Centene Corp Del	Centene Corp Del Sr Nt 2.45% 07-15-2028		215,865
	Centennial Res	Centennial Res 6.875% Due 04-01-2027		258,173
	Centerpoint Energy Res Corp	Centerpoint Energy Res Corp Del Sr Nt Fltg Rate 5.27857% 03-02-2023		229,883
	Centurylink Inc	Centurylink Inc 4% Due 02-15-2027		148,304
	Charter	Charter 6.384% Due 10-23-2035		57,749
	Chegg Inc	Chegg Inc Sr Nt Conv .125% 03-15-2025		149,650
	Citibank	Citibank Cr Card Fltg Rt 5.18186% Due 08-07-2027		99,913
	Citibank	Citibank Cr Card Issuance Tr 2017-A5 Nt Fltg Rate 04-22-2026 Reg		200,051
	Citigroup Coml	Citigroup Coml Mtg 3.608% Due 11-10-2048		359,977
	Clarios Global Lp	Clarios Global Lp Fltg Rt Tbl 04-30-2026		132,327
	Clev Elec Illum Co	Clev Elec Illum Co 4.55% Due 11-15-2030		93,825
	Cmo Bear Stearns	Cmo Bear Stearns Alt-A Tr 2006-8 Mtg Passthru Ctf Cl Iii-A-1 01-25-2037 Reg		154,868
	Cmo Bear Stearns	Cmo Bear Stearns Arm Tr Ser 2004-10 Cl I2A5 3.91177% Due 01-25-2035 Beo		32,838
	Cmo Benchmark	Cmo Benchmark 2019-B14 Mtg Tr Ser 19-B14Cls Asb 2.9571% Due 12-15-2061 Reg		826,371
	Cmo Benchmark	Cmo Benchmark Ser 19-B14 Cl A5 3.0486% Due 12-15-2061		353,283
	Cmo Citigroup Coml	Cmo Citigroup Coml Mtg Tr 2019-Gc43 Ser 19-Gc43 Cls Aab 2.8841% 11-10-2052		801,487
	Cmo Comm	Cmo Comm 2018-Cor3 Mtg Fltg Rt 4.228% Due 05-10-2051		471,794
	Cmo Cwmbs Inc	Cmo Cwmbs Inc Ser 2004-Hyb2 Cl 6-A Flt Rt Due 07-20-2034 Beo		9,982
	Cmo Gs	Cmo Gs Mtg Secs Corp 2004-Cw1 Cl Iia-1 6% Due 04-01-2034 Reg		72,232
	Cmo Gs	Cmo Gs Mtg Secs Corp 2005-Ar7 Mtg Passthru Ctf Cl 2A1 Due 11-25-2035 Reg		5,055
	Cmo Gs	Cmo Gs Mtg Secs Corp Ser 2005-Ar6 Cl 1A1Due 09-25-2035 Reg		7,760
	Cmo Harborview	Cmo Harborview Mtg Ln Ser 05-9 Cl B1 Fltg 06-20-2035		218,966
	Cmo Harborview	Cmo Harborview Mtg Ln Tr 2004-1 Passthructf Cl 2-A 4.6186 04-19-2034 Reg		9,531
	Cmo Harborview	Cmo Harborview Mtg Ln Tr 2005-11 Mtg Passthru Ctf 2-A1A Due 08-19-2045 Reg		107,688
	Cmo Jpmbb Coml	Cmo Jpmbb Coml Mtg Secs Tr 2015-C31 Cl Asb 3.5395% Due 08-15-2048 Beo		306,615
	Cmo Jpmbb Coml	Cmo Jpmbb Coml Mtg Secs Tr Ser 2015-C32 Cl Asb 3.3582% 11-15-2048		291,077

(continued)

MORGAN STANLEY 401(k) PLAN

Plan Number 003,     Employer Identification Number 20-8764829

FORM 5500, SCHEDULE H, LINE 4i —

SCHEDULE OF ASSETS (HELD AT END OF YEAR)

AT DECEMBER 31, 2022

				(e)
	(b)	(c)	(d)	Current
(a)	Identity of Issuer	Description of Investment	Cost**	Value
	Corporate Debt Instruments (continued)
	Cmo Jpmdb Coml	Cmo Jpmdb Coml Mtg Secs Tr 2016-C2 Mtg Pass Thru Ctf Cl A-Sb 2.9542 06-15-2049		389,163
	Cmo Jpmdb Coml	Cmo Jpmdb Coml Mtg Secs Tr Sr 2019-Cor6 Cl Asb 2.9815% 04-13-2029		816,826
	Cmo Merrill Lynch	Cmo Merrill Lynch Mtg Invs Inc Iii-A Due 05-25-2033		3,816
	Cmo Merrill Lynch	Cmo Merrill Lynch Mtg Invs Inc 2004-D Cl A1 09-25-2029 Reg		9,339
	Cmo Merrill Lynch	Cmo Merrill Lynch Mtg Invs Inc Ser 2003-C Cl A1 6-25-28		1,204
	Cmo Ready Cap	Cmo Ready Cap Mtg Fing 2022-Fl8 Llc Nt Cl A Fltg 01-25-2037		386,388
	Cmo Structured Asset	Cmo Structured Asset Mtg Invts Ii Inc Ser 04-Ar2 Cl Ia Var 05-19-2034 Reg		17,881
	Cmo Structured	Cmo Structured Asset Secs Corp 2003-40A Cl 3-A1 Due 01-25-2034 Beo		28,292
	Cmo Structured Ast	Cmo Structured Ast Mtg Invts Ii Inc Due 07-19-2035 Reg		2,548
	Cmo Structured Ast	Cmo Structured Ast Mtg Invts Ii Inc Due 07-19-2035 Reg		3,000
	Cmo Ubs Coml	Cmo Ubs Coml Mtg Tr 2018-C12 Mtg Ser 2018-C12 Cls Asb 4.1945% 07-15-2051		672,785
	Cmo Ubs Coml	Cmo Ubs Coml Mtg Tr Ser-2018-C11 Cl-Asb 4.1186% 07-15-2051 Reg		384,361
	Cmo Wa Mut	Cmo Wa Mut Mtg Secs Corp 2005-Ar1 Cl A-1A Var Due 12-25-2044 Reg		18,811
	Cmo Wamu	Cmo Wamu Mtg Pass-Thru Ctfs 2005-Ar8 Ctfcl 2-A-1A Due 07-25-2045 Reg		58,720
	Cmo Wamu	Cmo Wamu Mtg Pass-Thru Ctfs Ser 2005-Ar13 Cl A-1A1 Flt 10-25-45		125,251
	Cmo Wells Fargo Coml	Cmo Wells Fargo Coml Mtg Tr Ser 2015-Nxs4 Mtg Ctf Cl Asb 3.522% 12/15/2048		334,019
	Cmo Wells Fargo Coml	Cmo Wells Fargo Coml Mtg Tr 2019-C54 2.832% Due 12-15-2052 Reg		457,621
	Cmo Wells Fargo Coml	Cmo Wells Fargo Coml Mtg Tr 2Ser 20-C56 Cl A5 2.606% Due 06-15-2053 Reg		999,130
	Cmo Wells Fargo Coml	Cmo Wells Fargo Coml Mtg Tr Ser 2019-C53 Cl Asb 2.964% 10-15-2052		823,804
	Cmo Wells Fargo Coml	Cmo Wells Fargo Coml Mtg Tr Ser-2018-C45 Cl-Asb 4.147% 06-15-2051 Reg		579,495
	Cnf Inc	Cnf Inc 6.7% Due 05-01-2034		313,396
	Cnx Res Corp	Cnx Res Corp 7.25% Due 03-14-2027		28,783
	Colgate Energy Partners Iii Llc	Colgate Energy Partners Iii Llc Sr Nt 144A 5.875% 07-01-2029		236,187
	Colgate Energy Partners Iii Llc	Colgate Energy Partners Iii Llc Sr Nt 144A 7.75% 02-15-2026		167,817
	Columbia	Columbia / Hca 7.69% Due 06-15-2025		12,588
	Columbia	Columbia / Hca Healthcare Corp Medium Term Book Entry # Tr 15 7.58 09-15-2025		101,603
	Columbia	Columbia/Hca Healthcare Corp 8.36 Deb Due 4-15-2024 Reg Opt Put Pay On 4-**Put		187,269
	Comm	Comm 2018-Home Mtg Var Rt 3.81507% Due 04-10-2033		454,831
	Comm	Comm 2021-2400 Mtg Fltg Rt 5.888% Due 12-15-2038		380,836
	Connect Finco Sarl	Connect Finco Sarl/Connect U S Finco L 6.75% Due 10-01-2026		379,971
	Consensus Cloud	Consensus Cloud 6.5% Due 10-15-2028		127,848
	Contl Res Inc	Contl Res Inc 4.9% Due 06-01-2044		143,115
	Coupa Software Inc	Coupa Software Inc Sr Nt Conv .125% Due 06-15-2025 Reg		57,012
	Cr Agricole S A	Cr Agricole S A 3.25% Due 10-04-2024		433,333
	Cr Suisse	Cr Suisse 6.5 Due 08-08-2023		194,141
	Cr Suisse Ag	Cr Suisse Ag New 3.7% Due 02-21-2025		369,089
	Cr Suisse Group	Cr Suisse Group 3.75% Due 03-26-2025		225,169
	Cr Suisse Group Ag	Cr Suisse Group Ag Fltg Rt 2.593% Due 09-11-2025		442,226
	Credit Agricole S A London Brh	Credit Agricole S A London Brh Sr Non-Pftranche # Tr 6 Var Rt Due 04-24-2023		250,238
	Credit Suisse Ag	Credit Suisse Ag New York Brh Medium Ter4.75% Due 08-09-2024 Reg		286,573
	Crestwood Midstream Partners	Crestwood Midstream Partners/Financ Bnds 5.75% Due 04-01-2025		66,150
	Crown Castle Intl Corp	Crown Castle Intl Corp 4/A2 Disc Coml Paper Yrs 3&4 01-31-2023		248,833
	Csc Hldgs Llc	Csc Hldgs Llc 4.125% Due 12-01-2030		151,956
	Csc Hldgs Llc	Csc Hldgs Llc 6.5% Due 02-01-2029		286,943
	Csc Holdings Llc	Csc Holdings Llc (Fka Csc Holdings Inc (Cablevision)) Term Ln B Due 07-15-2025		131,602

(continued)

MORGAN STANLEY 401(k) PLAN

Plan Number 003,     Employer Identification Number 20-8764829

FORM 5500, SCHEDULE H, LINE 4i —

SCHEDULE OF ASSETS (HELD AT END OF YEAR)

AT DECEMBER 31, 2022

				(e)
	(b)	(c)	(d)	Current
(a)	Identity of Issuer	Description of Investment	Cost**	Value
	Corporate Debt Instruments (continued)
	Cswf 2021-Sop2	Cswf 2021-Sop2 Fltg Rt 5.55474% Due 06-15-2034		256,435
	Ctr Partnership L P	Ctr Partnership L P / Caretrust Cap Sr Nt 144A 3.875% 06-30-2028		46,476
	Cvc Cordatus Xi Frn	Cvc Cordatus Xi Frn Clo 10/2031 Eur 'A'		414,577
	Cvc Cordatus Xi Frn	Cvc Cordatus Xi Frn Clo 10/2031 Eur 'A'		310,933
	Danske Bk A/S	Danske Bk A/S 1.621% Due 09-11-2026		352,603
	Danske Bk A/S	Danske Bk A/S Var Rt 3.773% Due 03-28-2025		387,736
	Deerfield Dakota Hold Llc	Deerfield Dakota Hold Llc Fka Corp Aka Duff & Phelps Tlb 03-05-2027		309,560
	Dell Intl L L C	Dell Intl L L C / Emc Corp First Lien Nt6.2% 07-15-2030		101,931
	Dell Intl L L C/Emc Corp	Dell Intl L L C/Emc Corp 6.02% Due 06-15-2026		511,191
	Deutsche Bk Ag N Y	Deutsche Bk Ag N Y 3.95% Due 02-27-2023		99,655
	Deutsche Bk Ag N Y Branch	Deutsche Bk Ag N Y Branch 3.961% 11-26-2025		239,011
	Deutsche Bk Ag N Y Branch	Deutsche Bk Ag N Y Branch Fltg Rt 11-08-2023		397,366
	Deutsche Bk Ag N Y Brh	Deutsche Bk Ag N Y Brh 6.119% 07-14-2026		298,531
	Deutsche Bk Ag N Y	Deutsche Bk Ag N Y Fltg Rt 2.222% Due 09-18-2024		386,403
	Deutsche Bk Ag N Y	Deutsche Bk Ag N Y Fltg Rt 2.222% Due 09-18-2024		676,206
	Digitalocean Hldgs Inc	Digitalocean Hldgs Inc Nt Conv 0% 12-01-2026		147,258
	Directv Financing, Llc	Directv Financing, Llc Term Loan Due 08-02-2027 Beo		364,005
	Discover Card Execution	Discover Card Execution Nt Tr 2017-5 Discoverseries Nt Cl A 12-15-2026 Reg		299,999
	Dish Dbs Corp	Dish Dbs Corp 5% Due 03-15-2023		5,972
	Dish Dbs Corp	Dish Dbs Corp 5.125% Due 06-01-2029		82,586
	Dish Dbs Corp	Dish Dbs Corp 5.875% 11-15-2024		1,858
	Dish Network Corp	Dish Network Corp Nt Conv 2.375% 03-15-2024 Beo		227,953
	Doctors Co An Interinsurance Surplus	Doctors Co An Interinsurance Surplus Nt 144A 4.5% 01-18-2032		564,012
	Draftkings Inc	Draftkings Inc Sr Nt Conv 0% 03-15-2028		123,082
	Drop	Drop Mtg Tr Fltg Rt 5.74% Due 10-15-2043		380,929
	Dropbox Inc	Dropbox Inc Sr Nt Conv 0% Due 03-01-2026Reg		99,330
	Dryden	Dryden 52 Euro Cl Frn Clo 05/2034 Eur 'A-R'		310,911
	Duke Energy Corp	Duke Energy Corp 2.65% Due 09-01-2026		462,805
	Ecmc Group Student Ln	Ecmc Group Student Ln Tr 2020-2 Stud Ln Nt Cl A Fltg Rate 5.65586% 11-25-2069		665,423
	Eco Matl	Eco Matl 7.875% Due 01-31-2027		290,271
	Ecopetrol S A	Ecopetrol S A 4.125% Due 01-16-2025		571,650
	Eldorado Resorts	Eldorado Resorts 6.25% Due 07-01-2025		1,251,747
	Enbridge U S Inc	Enbridge U S Inc Disc Coml Paper 4/2 Yrs3&4 01-20-2023		249,322
	Encino Acqstn Partners Hldgs Llc	Encino Acqstn Partners Hldgs Llc 8.5% 05-01-2028		253,248
	Encompass Hlth	Encompass Hlth 4.5% Due 02-01-2028		18,168
	Encompass Hlth	Encompass Hlth 4.625% Due 04-01-2031		126,349
	Enphase Energy Inc	Enphase Energy Inc 0.0% 03-01-2026		41,681
	Enpro Inds Inc	Enpro Inds Inc Corp 5.75% 10-15-2026		150,350
	Entegris Escrow	Entegris Escrow Corp 5.95% 06-15-2030		309,859
	Enterprise Fleet	Enterprise Fleet 5.76% Due 10-22-2029		201,021
	Envestnet Inc	Envestnet Inc Nt Conv .75% 08-15-2025		68,590
	Epr Pptys	Epr Pptys 4.75% Due 12-15-2026		179,843
	Eqt Midstream Partners L P	Eqt Midstream Partners L P 6.5%Ue 07-15-2048		200,852
	Erp Oper Ltd	Erp Oper Ltd 3% Due 07-01-2029		87,611
	Etsy Inc	Etsy Inc Sr Nt Conv .125% Due 09-01-2027Reg		105,735

(continued)

MORGAN STANLEY 401(k) PLAN

Plan Number 003,     Employer Identification Number 20-8764829

FORM 5500, SCHEDULE H, LINE 4i —

SCHEDULE OF ASSETS (HELD AT END OF YEAR)

AT DECEMBER 31, 2022

				(e)
	(b)	(c)	(d)	Current
(a)	Identity of Issuer	Description of Investment	Cost**	Value
	Corporate Debt Instruments (continued)
	Etsy Inc	Etsy Inc Sr Nt Conv .25% 06-15-2028		102,456
	Evergy Metro Inc	Evergy Metro Inc 2.25% Due 06-01-2030		412,569
	Eversource Energy	Eversource Energy Fixed .8% Due 08-15-2025		358,711
	Exact Sciences Corp	Exact Sciences Corp Fixed 0.375% 03-15-2027 Reg		165,825
	Exeter Automobile	Exeter Automobile 4.33% Due 02-17-2026		297,613
	Extended Stay Amer Tr 2021-Esh	Extended Stay Amer Tr 2021-Esh Mtg Pass Thru Ctf Cl A 144A 5.668% 07-15-2038		379,211
	Extended Stay Amer Tr 2021-Esh	Extended Stay Amer Tr 2021-Esh Mtg Pass Thru Ctf Cl A 144A 5.668% 07-15-2038		568,817
	Fed Rlty Invt Tr	Fed Rlty Invt Tr 3.95% Due 01-15-2024		296,178
	Fid Natl Finl Inc	Fid Natl Finl Inc 3.4% Due 06-15-2030		592,540
	Fidelity Natl Information Svcs Inc	Fidelity Natl Information Svcs Inc .375%Due 03-01-2023 Beo		396,980
	Fiserv Inc	Fiserv Inc Disc Coml Paper 4/2 Yrs 3&4 01-09-2023		249,678
	Fiserv Inc	Fiserv Inc Disc Coml Paper 4/2 Yrs 3&4 01-23-2023		398,725
	Five9 Inc	Five9 Inc Sr Nt Conv .5% Due 06-01-2025 Reg		101,676
	Flagship	Flagship Cr Auto 3.28% Due 08-15-2025		337,855
	Flex Ltd	Flex Ltd 4.875% Due 05-12-2030		564,222
	Fmg Res	Fmg Res Aug 2006 4.5% Due 09-15-2027		242,618
	Fmg Res	Fmg Res Aug 2006 5.125% Due 05-15-2024		55,038
	Ford	Ford Cr Auto Owner Fltg Rt 5.16118% Due 08-15-2025		501,312
	Ford Mtr Co	Ford Mtr Co Del 0% Due 03-15-2026 Reg		85,859
	Ford Mtr Co	Ford Mtr Co Del 3.25% 02-12-2032		31,502
	Ford Mtr Co	Ford Mtr Co Del 5.291% Due 12-08-2046		80,774
	Ford Mtr Co	Ford Mtr Co Del 9.625% Due 04-22-2030		504,529
	Ford Mtr Co	Ford Mtr Co Del Nt 4.75 01-15-2043		272,930
	Ford Mtr Cr Co Llc	Ford Mtr Cr Co Llc 4.0% Due 11-13-2030 Beo		82,905
	Ford Mtr Cr Co Llc	Ford Mtr Cr Co Llc 4.125% Due 08-17-2027		660,510
	Ford Mtr Cr Co Llc	Ford Mtr Cr Co Llc 5.125% Due 06-16-2025		192,202
	Ford Mtr Cr Co Llc	Ford Mtr Cr Co Llc Fixed 5.584% 03-18-2024		394,740
	Ga Global	Ga Global Fdg Tr Medium Term Nts Tranche# Tr 00770 1% 04-08-2024		1,124,460
	General Mtrs Finl Co Inc	General Mtrs Finl Co Inc Sr Nt Fltg Ratedue 11-17-2023 Reg		398,918
	Genesis Energy L P	Genesis Energy L P 8% Due 01-15-2027		134,809
	Gfl Environmental Inc	Gfl Environmental Inc 4.375% 08-15-2029		158,473
	Global Med	Global Med 6.5% Due 10-01-2025		221,870
	Global Pmts Inc	Global Pmts Inc 4.95% Due 08-15-2027		388,708
	Gls Auto	Gls Auto 1.98% Due 08-15-2025		182,917
	Gls Auto Receivables Issuer Trust	Gls Auto Receivables Issuer Trust Sr 22-2A Cl A2 3.6% 144A 01-15-2026 Beo		351,704
	Gm Finl Automobile	Gm Finl Automobile 2.93% Due 10-21-2024		335,922
	Gm Finl Cnsmr Automobile	Gm Finl Cnsmr Automobile Ser 22-2 Cl A2 2.52% 05-16-2025		322,233
	Goeasy Ltd	Goeasy Ltd 4.375% 05-01-2026		86,730
	Goldman Sachs Group Inc	Goldman Sachs Group Inc Sr Nt Fltg Var Rt Due 02-23-2023		400,200
	Goodyear Tire	Goodyear Tire & 9.5% Due 05-31-2025		287,712
	Goodyear Tire	Goodyear Tire & Fixed 4.875% Due 03-15-2027		34,760
	Goodyear Tire & Rubr Co	Goodyear Tire & Rubr Co Sr Nt 5% 07-15-2029		220,215
	Goodyear Tire & Rubr Co	Goodyear Tire & Rubr Co Sr Nt 5.25% 04-30-2031		27,252
	Goodyear Tire & Rubr Co	Goodyear Tire & Rubr Co Sr Nt 5.625% 04-30-2033		54,717
	Greystar Real	Greystar Real 5.75% 12-01-2025		127,043

(continued)

MORGAN STANLEY 401(k) PLAN

Plan Number 003,     Employer Identification Number 20-8764829

FORM 5500, SCHEDULE H, LINE 4i —

SCHEDULE OF ASSETS (HELD AT END OF YEAR)

AT DECEMBER 31, 2022

				(e)
	(b)	(c)	(d)	Current
(a)	Identity of Issuer	Description of Investment	Cost**	Value
	Corporate Debt Instruments (continued)
	Gs	Gs Mtg Backed Secs 2.5% Due 08-25-2052		305,059
	Gs	Gs Mtg Secs Corp Fltg Rt 5.53786% Due 12-15-2036		383,870
	Gs	Gs Mtg Secs Ser 2014-Gc26 Cl A-Ab 3.365% 3.365% 11-10-2047		221,505
	Gs	Gs Mtg-Backed Secs 2.5% Due 04-25-2052		289,193
	Gs	Gs Mtg-Backed Secs Tr 2022-Hp1 Mtg Passthru Ctf Cl A-2 3% 09-25-2052		333,723
	Gulfport Energy	Gulfport Energy 8% Due 05-17-2026		350,025
	Gxo Logistics Inc	Gxo Logistics Inc Nt 2.65% 07-15-2031		134,084
	Harvest Clo Xi Des Frn Clo	Harvest Clo Xi Des Frn Clo 06/2030 Eur 'A-R'		402,847
	Herbalife Nutrition Ltd Cnv Snr	Herbalife Nutrition Ltd Cnv Snr Nts 2.625% Due 03-15-2024 Beo		101,420
	Hertz Veh Fing Iii	Hertz Veh Fing Iii 3.37% Due 03-25-2025		389,960
	Hertz Veh Fing Iii	Hertz Veh Fing Iii 3.73% Due 09-25-2026		382,414
	Hertz Veh Fing Iii Llc	Hertz Veh Fing Iii Llc 2021-1 Rent Car Ast Bkd Nt 1.21% 12-26-2025		554,544
	Hilcorp Energy I L	Hilcorp Energy I L 6% Due 02-01-2031		348,474
	Hitachi Amer Cap Ltd	Hitachi Amer Cap Ltd Disc Coml Paper 4/2Yrs 3&4 01-04-2023		499,674
	Hlf Fing Sarl Llc	Hlf Fing Sarl Llc / Herbalife Intl Sr Nt144A 4.875% 06-01-2029		88,163
	Homeward	Homeward 1.657% Due 05-25-2065		7,064
	Hospitality Pptys	Hospitality Pptys 3.95% 01-15-2028		116,439
	Hospitality Pptys	Hospitality Pptys 4.35% Due 10-01-2024		289,994
	Hospitality Pptys	Hospitality Pptys 4.375% Due 02-15-2030		17,839
	Hospitality Pptys	Hospitality Pptys 4.5% Due 03-15-2025		30,189
	Hospitality Pptys	Hospitality Pptys 4.5% Due 06-15-2023		280,067
	Hospitality Pptys	Hospitality Pptys 4.95% Due 02-15-2027		148,856
	Hospitality Pptys	Hospitality Pptys Tr 4.65 Due 03-15-2024 Reg		34,384
	Host Hotels	Host Hotels & Fixed 3.5% Due 09-15-2030		16,554
	Howmet Aerospace	Howmet Aerospace Fixed 6.875% Due 05-01-2025		37,968
	Hpefs Equip	Hpefs Equip Tr 1.905% Due 05-22-2023		49,003
	Hsbc Hldgs Plc	Hsbc Hldgs Plc 4.3% Due 03-08-2026		290,597
	Hsbc Hldgs Plc	Hsbc Hldgs Plc 4.583% 06-19-2029		184,472
	Hsbc Hldgs Plc	Hsbc Hldgs Plc Fltg Rt 2.999% Due 03-10-2026		376,217
	Hsbc Hldgs Plc	Hsbc Hldgs Plc Fltg Rt 4.292% Due 09-12-2026		958,405
	Hsbc Holdings Plc	Hsbc Holdings Plc 3.803% 03-11-2025		194,488
	Hsbc Holdings Plc	Hsbc Holdings Plc 4.755% 06-09-2028		757,269
	Hub International Limited	Hub International Limited Fltg Rt Tbl 04-25-2025		434,993
	Hub Intl Ltd	Hub Intl Ltd 7% Due 05-01-2026		259,432
	Hughes Satellite	Hughes Satellite 5.25% Due 08-01-2026		107,430
	Hughes Satellite	Hughes Satellite 6.625% Due 08-01-2026		305,939
	Humana Inc	Humana Inc Disc Coml Paper 4/2 Yrs 3&4 01-10-2023		249,630
	Hyundai Cap Svcs Inc Global	Hyundai Cap Svcs Inc Global Nt 144A .75%09-15-2023		384,577
	Illumina Inc	Illumina Inc 5.8% Due 12-12-2025		201,539
	Ing Groep N V	Ing Groep N V 6.5% Due 12-31-2049		283,646
	Ing Groep N V	Ing Groep N V Due 04-01-2027/04-01-2021 Beo		579,040
	Ing Groep N V	Ing Groep N V Sr Nt Fltg Rate Due 10-02-2023 Reg		200,492
	Integra Lifesciences Hldgs Corp	Integra Lifesciences Hldgs Corp Sr Nt Conv .5% Due 08-15-2025 Reg		106,645
	Ipalco Enterprises Inc	Ipalco Enterprises Inc 4.25% Due 05-01-2030 Reg		178,169
	Irb Hldg Corp	Irb Hldg Corp 7% Due 06-15-2025		184,538

(continued)

MORGAN STANLEY 401(k) PLAN

Plan Number 003,     Employer Identification Number 20-8764829

FORM 5500, SCHEDULE H, LINE 4i —

SCHEDULE OF ASSETS (HELD AT END OF YEAR)

AT DECEMBER 31, 2022

				(e)
	(b)	(c)	(d)	Current
(a)	Identity of Issuer	Description of Investment	Cost**	Value
	Corporate Debt Instruments (continued)
	Irb Holding Corp	Irb Holding Corp Term Loan B 02-05-2025		681,537
	J P Morgan	J P Morgan Mtg Tr Fltg Rt 3.08941% Due 06-25-2035		941
	Jamf Hldg Corp	Jamf Hldg Corp Sr Nt Conv .125% 09-01-2026		79,831
	Jetblue Awys Corp	Jetblue Awys Corp Sr Nt Conv .5% 04-01-2026		73,637
	Jp Morgan	Jp Morgan Mtg Acqstn Corp Fr Cmo 25/08/2036 Usd1000 'Av-5' 08-25-2036 Reg		235,273
	Jpmdb Coml	Jpmdb Coml Mtg Secs Tr 2020-Cor7 Coml Mtg Passthru Ctf Cl 2.0508% 05-13-2053		773,609
	Jpmorgan Chase & Co	Jpmorgan Chase & Co 4.6% Due 12-31-2049		881,250
	Jpmorgan Chase & Co	Jpmorgan Chase & Co Fltg Rt 09-22-2027		387,254
	Jpmorgan Chase & Co	Jpmorgan Chase & Co Nt Fixed/Fltg .697% 03-16-2024		395,807
	Jpmorgan Chase	Jpmorgan Chase & Fltg Rt 1.514% Due 06-01-2024		393,525
	Jpmorgan Chase	Jpmorgan Chase & Fltg Rt 4.851% Due 07-25-2028		390,855
	Jpmorgan Chase	Jpmorgan Chase & Fltg Rt 4.851% Due 07-25-2028		879,423
	Jyske Realkredit	Jyske Realkredit 0.5% Cvd Bds 01/10/2043Dkk		110,858
	Jyske Realkredit	Jyske Realkredit 1% Snr 01/10/2050 Dkk0.01		391,073
	Jyske Realkredit	Jyske Realkredit 1% Snr 01/10/2053 Dkk0.01		282,117
	Jyske Realkredit	Jyske Realkredit 1.5% Cvd Bds 01/10/2053Dkk		86,707
	Jyske Realkredit	Jyske Realkredit 1.5% Cvd Bds 01/10/53 Dkk0.		72,749
	Kennedy Wilson Inc	Kennedy Wilson Inc 4.75% 02-01-2030		57,950
	Kennedy Wilson Inc	Kennedy Wilson Inc Sr Nt 5% 03-01-2031		50,434
	Keycorp Medium Term	Keycorp Medium Term Sr Nts Book Entry 3.878% Due 05-23-2025		293,648
	Kkr Clo 18 Ltd	Kkr Clo 18 Ltd / Kkr Clo 18 Llc 5.73471%07-18-2030		372,769
	Kkr Clo 18 Ltd	Kkr Clo 18 Ltd / Kkr Clo 18 Llc 5.73471%07-18-2030		279,576
	L Brands Inc	L Brands Inc 6.694% 01-15-2027		69,497
	L Brands Inc	L Brands Inc 6.875% Due 11-01-2035		128,002
	Lcm Xiii Ltd Partnership	Lcm Xiii Ltd Partnership / Lcm Xiii 0% 07-19-2027		417,118
	Lcm Xiii Ltd Partnership	Lcm Xiii Ltd Partnership / Lcm Xiii 0% 07-19-2027		278,079
	Lcm Xiii Ltd Partnership	Lcm Xiii Ltd Partnership / Lcm Xiii 0% 07-19-2027		278,079
	Learfield Communications Inc Learfield Com Inc.	Learfield Communications Inc Learfield Com Inc. Term B 12-01-2023		77,164
	Liberty Media Corp	Liberty Media Corp Sr Exchangeable Exch Into Sprint 3.75 02-15-30/02-15-04		124,055
	Lifepoint Hlth Inc	Lifepoint Hlth Inc 4.375% Due 02-15-2027		85,428
	Lifepoint Hlth Inc	Lifepoint Hlth Inc 9.75% Due 12-01-2026		507,772
	Lithia Mtrs Inc	Lithia Mtrs Inc Sr Nt 144A 3.875% 06-01-2029		256,498
	Live Nation Entmt	Live Nation Entmt 5.625% Due 03-15-2026		157,930
	Live Nation Entmt	Live Nation Entmt 6.5% Due 05-15-2027		132,200
	Live Nation Entmt Inc	Live Nation Entmt Inc 2.0% Due 02-15-2025		98,150
	Livongo Health Inc	Livongo Health Inc Sr Nt Conv .875% Due 06-01-2025 Reg		181,750
	Luxe Tr 2021-Trip	Luxe Tr 2021-Trip Fltg Rt 5.638% Due 10-15-2038		231,636
	Luxe Tr 2021-Trip	Luxe Tr 2021-Trip Fltg Rt 5.638% Due 10-15-2038		132,364
	M / I Homes Inc	M / I Homes Inc 3.95% Due 02-15-2030		102,545
	M360 2021-Cre3 Ltd	M360 2021-Cre3 Ltd / M360 2021-Cre3 Sr Secd Nt Cl A 144A 6.00843% 11-22-2038		295,167
	Macquarie Group Ltd	Macquarie Group Ltd Sr Medium Term Tranche # Tr 00022 1.935% 04-14-2028		507,786
	Madison Iaq Llc	Madison Iaq Llc 5.875% Due 06-30-2029		39,068
	Madison Pk Fdg Xxiii Ltd	Madison Pk Fdg Xxiii Ltd / Madison Sr Ntcl A-R Fltg 144A 5.78457% 07-27-2031		395,168
	Madison Pk Fdg Xxiii Ltd	Madison Pk Fdg Xxiii Ltd / Madison Sr Ntcl A-R Fltg 144A 5.78457% 07-27-2031		296,376
	Magnolia Oil & Gas	Magnolia Oil & Gas 6% Due 08-01-2026		230,265

(continued)

MORGAN STANLEY 401(k) PLAN

Plan Number 003,     Employer Identification Number 20-8764829

FORM 5500, SCHEDULE H, LINE 4i —

SCHEDULE OF ASSETS (HELD AT END OF YEAR)

AT DECEMBER 31, 2022

				(e)
	(b)	(c)	(d)	Current
(a)	Identity of Issuer	Description of Investment	Cost**	Value
	Corporate Debt Instruments (continued)
	Marriott Intl Inc	Marriott Intl Inc 4% Due 04-15-2028		559,522
	Marriott Ownership Resorts Inc	Marriott Ownership Resorts Inc 4.75% Due01-15-2028 Reg		181,123
	Marvell Technology Inc	Marvell Technology Inc 1.65% Due 04-15-2026		618,966
	Match Group Hldgs Ii Llc	Match Group Hldgs Ii Llc Sr Nt 144A 3.625% 10-01-2031		38,343
	Match Group Inc	Match Group Inc 5% Due 12-15-2027		116,840
	Maxar Technologies Inc.	Maxar Technologies Inc. Initial Term Ln Snr Secured Tm Ln Due 06-14-2029		173,779
	Methanex Corp	Methanex Corp 5.125% 10-15-2027		553,718
	Methanex Corp Fixed	Methanex Corp Fixed 4.25% Due 12-01-2024		28,726
	Metis Merger Sub	Metis Merger Sub 6.5% Due 05-15-2029		220,784
	Mfa 2020-Nqm2	Mfa 2020-Nqm2 Tr 1.381% Due 04-25-2065		167,687
	Mfa 2022-Nqmi Tr	Mfa 2022-Nqmi Tr Mtg Passthru Ctf Cl A-14.112% 12-25-2066		405,826
	Mgm Resorts Intl	Mgm Resorts Intl 4.625% Due 09-01-2026		306,922
	Mgm Resorts Intl	Mgm Resorts Intl 4.75% Due 10-15-2028		229,495
	Mgm Resorts Intl	Mgm Resorts Intl 5.5% Due 04-15-2027		139,481
	Mgm Resorts Intl	Mgm Resorts Intl Fixed 5.75% Due 06-15-2025		191,446
	Mgm Resorts Intl	Mgm Resorts Intl Fixed 6.75% Due 05-01-2025		624,272
	Michaels Stores Inc	Michaels Stores Inc Term Loan 04-08-2028		214,306
	Midas Opco Hldgs	Midas Opco Hldgs 5.625% Due 08-15-2029		105,546
	Mileage Plus Holdings Llc	Mileage Plus Holdings Llc Term Loan B 06-21-2027 Beo		266,701
	Mizuho Finl Gp	Mizuho Finl Gp Frn Snr 07/2023 Aud250000		203,683
	Mizuho Finl Group	Mizuho Finl Group Fixed 5.414% Due 09-13-2028		300,127
	Mizuho Finl Group	Mizuho Finl Group Fltg Rt 5.79986% Due 07-10-2024		398,948
	Mks Clo Ltd	Mks Clo Ltd 20/07/2030 0% 07-20-2030		493,246
	Mks Clo Ltd	Mks Clo Ltd 20/07/2030 0% 07-20-2030		394,597
	Mks Clo Ltd	Mks Clo Ltd 20/07/2030 0% 07-20-2030		394,597
	Mmaf Equipment Finance Llc	Mmaf Equipment Finance Llc 2022-B Ast Backed Ctf Cl A-2 144A 5.57% 09-09-2025		250,350
	Molina Healthcare	Molina Healthcare 4.375% Due 06-15-2028		180,693
	Molina Healthcare Inc	Molina Healthcare Inc Sr Nt 144A 3.875% 05-15-2032		195,153
	Mondelez Intl Inc	Mondelez Intl Inc Disc Coml Paper 4/2 Yrs 3&4 01-10-2023		299,581
	Mosaic Solar	Mosaic Solar Ln Tr 2.64% Due 01-20-2053		302,425
	Mozart Debt Merger Sub Inc	Mozart Debt Merger Sub Inc Term Loan B Usd 09-30-2028 Beo		80,461
	Mp Clo Vii Ltd	Mp Clo Vii Ltd / Mp Clo Vii Llc Sr Nt Cla-R3 Fltg 144A 3C7 5.68471% 10-18-2028		453,483
	Mp Clo Vii Ltd	Mp Clo Vii Ltd / Mp Clo Vii Llc Sr Nt Cla-R3 Fltg 144A 3C7 5.68471% 10-18-2028		272,090
	Mpt Oper	Mpt Oper 3.5% Due 03-15-2031		472,298
	Mpt Oper	Mpt Oper 4.625% Due 08-01-2029		65,582
	Mpt Oper	Mpt Oper 5.25% Due 08-01-2026		105,647
	Murphy Oil Corp	Murphy Oil Corp 5.125 12-01-2042		46,800
	Murphy Oil Corp	Murphy Oil Corp 6.375% Due 07-15-2028 Reg		9,626
	Nabors Inds Inc	Nabors Inds Inc New Sr Priority Gtd Nt 144A 7.375% 05-15-2027		287,702
	National Grid North Amer Inc	National Grid North Amer Inc Disc Coml Paper 4/2 Yrs 3&4 01-24-2023		249,188
	Nationwide Bldg	Nationwide Bldg Fixed 4.363% Due 08-01-2024		394,830
	Natixis Coml	Natixis Coml Mtg 6.38607% Due 03-15-2035		388,600
	Natwest Group Plc	Natwest Group Plc Fixed 7.472% Due 11-10-2026		624,906
	Natwest Group Plc	Natwest Group Plc Fxd/Fltg Srnt 4.269% 03-22-2025		489,099
	Natwest Group Plc	Natwest Group Plc Sr Glbl Coco 4.519% 06-25-2024		297,250

(continued)

MORGAN STANLEY 401(k) PLAN

Plan Number 003,     Employer Identification Number 20-8764829

FORM 5500, SCHEDULE H, LINE 4i —

SCHEDULE OF ASSETS (HELD AT END OF YEAR)

AT DECEMBER 31, 2022

				(e)
	(b)	(c)	(d)	Current
(a)	Identity of Issuer	Description of Investment	Cost**	Value
	Corporate Debt Instruments (continued)
	Navient Corp	Navient Corp 5.5% 03-15-2029		22,032
	Navient Corp	Navient Corp 5.875% Due 10-25-2024		17,416
	Navient Corp	Navient Corp 6.125% 03-25-2024		170,454
	Navient Corp	Navient Corp 6.75% 06-15-2026		28,559
	Navient Corp	Navient Corp 6.75% Due 06-25-2025		462,675
	Navient Corp	Navient Corp 7.25% Due 09-25-2023		146,880
	Navient Private Ed	Navient Private Ed Ln Tr 2020-I 5.58786%04-15-2069		346,295
	Ncl Corp Ltd Gtd	Ncl Corp Ltd Gtd Sr Nt Exchangeable 1.125% 02-15-2027		81,456
	Ncl Corp Ltd	Ncl Corp Ltd Sr Secd Nt 144A 5.875% 02-15-2027		156,800
	Newmark Group Inc	Newmark Group Inc Fixed 6.125% Due 11-15-2023		263,476
	Nfp Corp	Nfp Corp Closing Date Term Loan Due 02-15-2027		173,409
	Nissan Mtr Accep Co Llc	Nissan Mtr Accep Co Llc Nt 144A 1.85% 09-16-2026		167,148
	Nissan Mtr Accep Corp	Nissan Mtr Accep Corp Nt 144A 1.05% 03-08-2024		374,758
	Nordea Kredit	Nordea Kredit 1.5% 01/10/2053		0
	Nordea Realkredit	Nordea Realkredit 0.5% Cvd Bds 01/10/2043 Dkk		50,090
	Nordea Realkredit	Nordea Realkredit 1% Cvd Bds 01/10/50 Dkk0.01		396,967
	Nordea Realkredit	Nordea Realkredit 1.5% Cvd Bds 01/10/2053 Dkk		397,526
	Nordea Realkredit	Nordea Realkredit 1.5% Cvd Bds 01/10/2053 Dkk		9,928
	Nordea Realkredit	Nordea Realkredit 2% Cvd Bds 01/10/53 Dkk0.01		22,746
	Northwest Fiber Llc	Northwest Fiber Llc / Northwest Fiber Fin Sub Inc 4.75% 04-30-2027		110,863
	Novastar	Novastar Mtg Fdg Tr Ser 06-1 Cl A1A Fltg 05-25-2036		52,099
	Nrg Energy Inc	Nrg Energy Inc 5.75% 01-15-2028		137,984
	Nrg Energy Inc	Nrg Energy Inc 6.625% Due 01-15-2027		44,620
	Nrg Energy Inc	Nrg Energy Inc Sr Nt 144A 3.875% 02-15-2032		505,457
	Nustar Logistics L P	Nustar Logistics L P 5.75% Due 10-01-2025 Beo		223,333
	Nuvasive Inc	Nuvasive Inc Sr Nt Conv .375% Due 03-15-2025 Reg		100,740
	Nxp B V	Nxp B V / Nxp Fdg Llc / Nxp Usa Inc Sr Nt 3.4% 05-01-2030		86,662
	Nxp B V/Nxp Fdg Llc/Nxp Usa Inc	Nxp B V/Nxp Fdg Llc/Nxp Usa Inc 4.3% 06-18-0209		372,198
	Nykredit Realkredi	Nykredit Realkredi 0.5% Cvd Bds 01/10/2043 Dkk		592,392
	Nykredit Realkredi	Nykredit Realkredi 1% Cvd Bds 01/10/2053Dkk		29,290
	Nykredit Realkredi	Nykredit Realkredi 1% Cvd Bds 01/10/53 Dkk0.01		81,237
	Nykredit Realkredi	Nykredit Realkredi 1% Snr 01/10/2050 Dkk0.01		1,828,121
	Nykredit Realkredi	Nykredit Realkredi 1.5% Cvd Bds 01/10/2053 Dkk		104,230
	Nykredit Realkredi	Nykredit Realkredi 1.5% Cvd Bds 01/10/2053 Dkk		9,902
	Nykredit Realkredi	Nykredit Realkredi 1.5% Gtd 01/10/2053 Dkk0.01		316,943
	Nykredit Realkredi	Nykredit Realkredi 2% Cvd Bds 01/10/53 Dkk0.01		131,259
	Nyo Coml	Nyo Coml Mtg Tr Fltg Rt 5.683% Due 11-15-2038		543,587
	Oaktree Clo 2019-1 Ltd	Oaktree Clo 2019-1 Ltd / Oaktree Sr Secdnt Cl A-1-R Fltg 5.92529% 04-22-2030		682,114
	Oaktree Clo 2019-4 Ltd	Oaktree Clo 2019-4 Ltd / Oaktree 5.92771% 10-20-2032		387,735
	Obx 2021-Inv2 Tr	Obx 2021-Inv2 Tr Fltg Rt 4.82768% Due 10-25-2051		325,173
	Occidental Pete	Occidental Pete 6.125% Due 01-01-2031		26,239
	Occidental Pete	Occidental Pete 6.2% Due 03-15-2040		182,630
	Occidental Pete	Occidental Pete 7.5% Due 05-01-2031		26,802
	Occidental Pete	Occidental Pete 8.5% Due 07-15-2027		315,543
	Occidental Pete Corp	Occidental Pete Corp Sr Nt 5.55% 03-15-2026		90,659

(continued)

MORGAN STANLEY 401(k) PLAN

Plan Number 003,     Employer Identification Number 20-8764829

FORM 5500, SCHEDULE H, LINE 4i —

SCHEDULE OF ASSETS (HELD AT END OF YEAR)

AT DECEMBER 31, 2022

				(e)
	(b)	(c)	(d)	Current
(a)	Identity of Issuer	Description of Investment	Cost**	Value
	Corporate Debt Instruments (continued)
	Occidental Pete Corp	Occidental Pete Corp Sr Nt 6.45% 09-15-2036		107,100
	Occidental Pete Corp	Occidental Pete Corp Sr Nt 6.6% 03-15-2046		79,232
	Occidental Pete	Occidental Pete Fixed 5.875% Due 09-01-2025		28,891
	Occidental Petroleum Corp	Occidental Petroleum Corp 5.5% Due 12-01-2025/12-22-2020 Reg		181,383
	Ocp Euro Clo 17-2 Frn Clo 01/2032 Eur 'A'	Ocp Euro Clo 17-2 Frn Clo 01/2032 Eur 'A'		310,509
	Okta Inc	Okta Inc .375% Due 06-15-2026		160,440
	One 2021-Pk	One 2021-Pk Mtg Tr 5.37648% 03-15-2036		380,806
	Oneok Inc	Oneok Inc New 4.55% Due 07-15-2028		189,099
	Open Text Hldgs Inc	Open Text Hldgs Inc Sr Nt 144A 4.125% 12-01-2031		25,651
	Optiv Security Inc	Optiv Security Inc Term Loan(Senior Secured) 01-31-2025		78,413
	Optiv Security Inc.	Optiv Security Inc.Term Loan Senior Secured First Lien 02-01-2024		205,356
	Oracle Corp	Oracle Corp 1.65% 03-25-2026		538,302
	Oscar Us Fdg Xiv Llc	Oscar Us Fdg Xiv Llc Nt Cl A-4 144A 2.82% 04-10-2029		366,251
	Pac Gas & Elec Co	Pac Gas & Elec Co 3.5% Due 08-01-2050		315,960
	Pac Gas & Elec Co	Pac Gas & Elec Co Fixed 2.1% Due 08-01-2027		85,455
	Pac Gas & Elec Co	Pac Gas & Elec Co Fixed 3.45% Due 07-01-2025		94,731
	Pac Gas & Elec Co	Pac Gas & Elec Co Fixed 3.5% Due 06-15-2025		94,417
	Pac Gas & Elec Co	Pac Gas & Elec Co Fixed 5.9% Due 06-15-2032		293,950
	Pac Life Global	Pac Life Global Fdg Ii Medium Term .63% 06-04-2026		287,925
	Pacific Gas & Elec Co	Pacific Gas & Elec Co 2.5% Due 02-01-2031/06-19-2020 Reg		234,416
	Pacific Gas & Elec Co	Pacific Gas & Elec Co 3.25% 06-15-2023		395,535
	Pacific Gas & Elec Co	Pacific Gas & Elec Co 3.25% 02-16-2024		390,539
	Peloton Interactive Inc	Peloton Interactive Inc 0.0% Conv 02-15-2026		299,121
	Penske Automotive	Penske Automotive 3.75% Due 06-15-2029		183,432
	Penske Automotive Group Inc	Penske Automotive Group Inc 3.5% Due 09-01-2025 Reg		126,216
	Perrigo Fin Unltd Fixed	Perrigo Fin Unltd Fixed 3.15% Due 06-15-2030		426,009
	Petroleos Mexicanos	Petroleos Mexicanos 6.49% 01-23-2027		182,178
	Philip Morris Intl Fixed	Philip Morris Intl Fixed 5.125% Due 11-15-2024		500,947
	Polyone Corp	Polyone Corp 5.75% Due 05-15-2025		118,950
	Post Hldgs Inc	Post Hldgs Inc 4.625% Due 04-15-2030		102,315
	Precision Drilling Corp	Precision Drilling Corp 6.875% 01-15-2029		70,757
	Pre-Paid Legal	Pre-Paid Legal Services Inc Initial Termloan (First Lien) Due 12-15-2028		185,378
	Presidio Hldgs Inc	Presidio Hldgs Inc 4.875% Due 02-01-2027		257,164
	Project Alpha Intermediate Holding	Project Alpha Intermediate Holding Fltg Rt Tbl 04-26-2024		89,420
	Prologis L P	Prologis L P 2.25% Due 04-15-2030		83,559
	Protective Life	Protective Life 1.17% Due 07-15-2025		630,551
	Prudential Plc	Prudential Plc 3.125% Due 04-14-2030		174,585
	Puget Energy Inc New	Puget Energy Inc New 4.1% 06-15-2030		536,913
	Pvptl Commscope Fin Llc	Pvptl Commscope Fin Llc Sr Nt 144A 6.0% 03-01-2026		126,837
	Pvptl Daimler Trucks Fin	Pvptl Daimler Trucks Fin Fltg Rt 12-13-2024		295,910
	Pvptl Daimler Trucks Finance North Ameri Var Rt --	Pvptl Daimler Trucks Finance North Ameri Var Rt 06-14-2023		399,508
	Pvptl Daimler Trucks	Pvptl Daimler Trucks Fltg Rt 12-14-2023		397,602
	Pvptl Eqm Midstream Partners L P	Pvptl Eqm Midstream Partners L P 4.75% 01-15-2031		49,868
	Pvptl Iron Mtn Inc	Pvptl Iron Mtn Inc New 4.875% 09-15-2027		24,829
	Pvptl Moss Creek Res Hldgs Inc	Pvptl Moss Creek Res Hldgs Inc 7.5% Due 01-15-2026/01-18-2018 Beo		47,712

(continued)

MORGAN STANLEY 401(k) PLAN

Plan Number 003,     Employer Identification Number 20-8764829

FORM 5500, SCHEDULE H, LINE 4i —

SCHEDULE OF ASSETS (HELD AT END OF YEAR)

AT DECEMBER 31, 2022

				(e)
	(b)	(c)	(d)	Current
(a)	Identity of Issuer	Description of Investment	Cost**	Value
	Corporate Debt Instruments (continued)
	Pvt Pl Bnp Paribas	Pvt Pl Bnp Paribas Sr Non Pfd 4.705% 01-10-2025		396,110
	Pvtpl 1011778 B C Unlimited Liability Co	Pvtpl 1011778 B C Unlimited Liability Co/New 5.75% Due 04-15-2025		198,440
	Pvtpl 1211 Ave Of The Amers Tr - Cl A-A	Pvtpl 1211 Ave Of The Amers Tr 2015-1211 Cl A-1A2 3.9005% Due 08-10-2035 Beo		371,650
	Pvtpl 7-Eleven Inc	Pvtpl 7-Eleven Inc Sr Nt .625% 02-10-2023		397,950
	Pvtpl Aethon Utd Br Lp/Aethon Utd Fin Corp	Pvtpl Aethon Utd Br Lp/Aethon Utd Fin Corp 8.25% Due 02-15-2026		228,148
	Pvtpl Ag Ttmt Escrow Issuer Llc	Pvtpl Ag Ttmt Escrow Issuer Llc Sr Secd Nt 8.625% 09-30-2027		12,060
	Pvtpl Ahp Health Partners Inc	Pvtpl Ahp Health Partners Inc Sr Nt 5.75% 07-15-2029		42,188
	Pvtpl Aircastle Ltd	Pvtpl Aircastle Ltd 2.85% Due 01-26-2028Beo		86,020
	Pvtpl Albertsons Cos Inc	Pvtpl Albertsons Cos Inc 4.875% Due 02-15-2030		71,397
	Pvtpl Albertsons Cos Inc Fixed	Pvtpl Albertsons Cos Inc Fixed 5.875% 02-15-2028		128,342
	Pvtpl Albertsons Cos Inc/Safeway Inc	Pvtpl Albertsons Cos Inc/Safeway Inc/ A 4.625% Due 01-15-2027 Beo		145,833
	Pvtpl Albertsons Cos Inc/Safeway Inc	Pvtpl Albertsons Cos Inc/Safeway Inc/New A Sr Nt 144A 7.5% 03-15-2026		620,853
	Pvtpl Albertsons Cos Inc/Safeway Inc	Pvtpl Albertsons Cos Inc/Safeway Inc/Newa 3.5% Due 03-15-2029/08-31-2020 Beo		239,951
	Pvtpl Allied Unvl Holdco Llc	Pvtpl Allied Unvl Holdco Llc / Allied Unv 6.625% 07-15-2026		217,770
	Pvtpl Allison Transmission Inc	Pvtpl Allison Transmission Inc 3.75% Due01-30-2031/11-19-2020 Beo		211,383
	Pvtpl Allison Transmission Inc Fixed	Pvtpl Allison Transmission Inc Fixed 5.875%06-01-2029 Beo		67,615
	Pvtpl Altice France Hldg S A	Pvtpl Altice France Hldg S A Nt 144A 6% 02-15-2028		118,058
	Pvtpl Altice France S A	Pvtpl Altice France S A Sr Secd Nt 144A 8.125% Due 02-01-2027/08-01-2022 Beo		1,327,152
	Pvtpl American Cr Accep Receivables Tr -	Pvtpl American Cr Accep Receivables Tr 2022-2 Sr 22-2 Cl A 2.66% 02-13-2026		191,538
	Pvtpl American Fin Tr Inc/Amern Fin Operpar	Pvtpl American Fin Tr Inc/Amern Fin Operpar 4.5% 09-30-2028		226,380
	Pvtpl Antero Midstream Partners Lp/Antero Mi	Pvtpl Antero Midstream Partners Lp/Antero Mi 5.75% Due 03-01-2027 Beo		118,136
	Pvtpl Antero Midstream Partners	Pvtpl Antero Midstream Partners 7.875% 05-15-2026		190,303
	Pvtpl Apidos	Pvtpl Apidos Clo 17-26A A1Ar Fltg 07-18-2029 Usd		691,371
	Pvtpl Apidos	Pvtpl Apidos Clo Xxiv / Apidos Clo Xxiv Llc Clo Var Rt Due 10-20-2030 Beo		393,600
	Pvtpl Aramark Svcs Inc	Pvtpl Aramark Svcs Inc 6.375% Due 05-01-2025 Beo		467,187
	Pvtpl Aramark Svcs Inc	Pvtpl Aramark Svcs Inc Sr Nt 5.0% 04-01-2025		93,676
	Pvtpl Arbor Rlty Coml Real Estate	Pvtpl Arbor Rlty Coml Real Estate Nts 2021-Fl4 Sr 21-Fl4 Cl A 11-15-2036		384,363
	Pvtpl Arches Buyer Inc	Pvtpl Arches Buyer Inc 144A 4.25% Due 06-01-2028 Beo		223,681
	Pvtpl Archrock Partners L P/Archrock Partner	Pvtpl Archrock Partners L P/Archrock Partner 6.25% Due 04-01-2028		97,907
	Pvtpl Ard Finance Sa	Pvtpl Ard Finance Sa 6.5% Due 06-30-2027Beo		139,218
	Pvtpl Ardagh Metal Packaging	Pvtpl Ardagh Metal Packaging 6% 06-15-2027		195,822
	Pvtpl Ardagh Packaging Fin Plc	Pvtpl Ardagh Packaging Fin Plc 5.25% 04-30-2025 Beo		190,471
	Pvtpl Ares Clo Ltd	Pvtpl Ares Clo Ltd Ser 18-50A Cl Ar Fltg 01-15-2032		294,885
	Pvtpl Ares Clo Ltd	Pvtpl Ares Clo Ltd Sr 16-39A Cl A1R2 Fltg Rt Due 04-18-2031 Beo		392,028
	Pvtpl Ares Fin Co Ii Llc	Pvtpl Ares Fin Co Ii Llc Sr Nt 144A 3.25% Due 06-15-2030/06-15-2020 Beo		330,842
	Pvtpl Ares Xl Clo Ltd/Ares Xl Clo Llc	Pvtpl Ares Xl Clo Ltd/Ares Xl Clo Llc Srsecd Nt Cl A-1-Rr Fltg 01-15-2029		318,743
	Pvtpl Ares Xl Clo Ltd/Ares Xl Clo Llc	Pvtpl Ares Xl Clo Ltd/Ares Xl Clo Llc Srsecd Nt Cl A-1-Rr Fltg 01-15-2029		478,114
	Pvtpl Ashtead Cap Inc	Pvtpl Ashtead Cap Inc 4.25% 11-01-2029		451,170
	Pvtpl Assuredpartners Inc	Pvtpl Assuredpartners Inc 5.625% Due 01-15-2029/12-10-2020 Beo		15,638
	Pvtpl Atlas	Pvtpl Atlas Sr Secd Ln Fd Viii Ltd Sr 17-8A Cl B Fltg 01-15-2030		375,705
	Pvtpl Avantor	Pvtpl Avantor 4.625% Due 07-15-2028 Beo		47,249
	Pvtpl Avantor Funding Inc	Pvtpl Avantor Funding Inc 3.875% Due 11-01-2029/10-26-2021 Beo		151,155
	Pvtpl Avient Corp	Pvtpl Avient Corp Sr Nt 144A 7.125% Due 08-01-2030/08-10-2022 Beo		110,459
	Pvtpl B A T Intl Fin Plc Gtd	Pvtpl B A T Intl Fin Plc Gtd Nt 144A 3.95% Due 06-15-2025 Beo		480,554
	Pvtpl Bamll Coml	Pvtpl Bamll Coml Mtg Secs Sr 2019-Aht Cl A Fltg 03-15-2034		679,874

(continued)

MORGAN STANLEY 401(k) PLAN

Plan Number 003,     Employer Identification Number 20-8764829

FORM 5500, SCHEDULE H, LINE 4i —

SCHEDULE OF ASSETS (HELD AT END OF YEAR)

AT DECEMBER 31, 2022

				(e)
	(b)	(c)	(d)	Current
(a)	Identity of Issuer	Description of Investment	Cost**	Value
	Corporate Debt Instruments (continued)
	Pvtpl Barings Clo Ltd	Pvtpl Barings Clo Ltd Ser 16-2A Cl Ar2 Fltg Rt 01-20-2032		394,415
	Pvtpl Bausch Health Companies Inc	Pvtpl Bausch Health Companies Inc 11% Nts 30/09/2028 Usd 11.0% Due 09-30-2028		42,891
	Pvtpl Bausch Health Companies Inc	Pvtpl Bausch Health Companies Inc 5.5% Due 11-01-2025		339,807
	Pvtpl Benefit Str Partners Clo Xvi	Pvtpl Benefit Str Partners Clo Xvi Ser 18-16A Cl A1R Fltg Rt Due 01-17-2032		392,594
	Pvtpl Berry Global Escrow Corp	Pvtpl Berry Global Escrow Corp Fixed 4.875% 07-15-2026 Beo		447,036
	Pvtpl Bhp	Pvtpl Bhp Tr Sr 2019-Bxhp Cl A Fltg 144A 08-15-2021		249,003
	Pvtpl Bluemountain Clo	Pvtpl Bluemountain Clo 2013-2A Ltd Cl A-1-R Fltg 10-22-2030		387,056
	Pvtpl Bluemountain Clo Xxii Ltd	Pvtpl Bluemountain Clo Xxii Ltd 18-1A Cl A-1 Fltg Rt 07-15-2031		492,076
	Pvtpl Bnp Paribas	Pvtpl Bnp Paribas 2.219% Due 06-09-2026/06-09-2025 Reg		735,093
	Pvtpl Bnp Paribas	Pvtpl Bnp Paribas Sr 2.159% 09-15-2029		163,535
	Pvtpl Boc Aviation Pte Ltd	Pvtpl Boc Aviation Pte Ltd Fltg Rt 09-26-2023		998,066
	Pvtpl Bombardier Inc	Pvtpl Bombardier Inc 7.5% Due 03-15-2025		45,552
	Pvtpl Bonanza Creek Energy Inc	Pvtpl Bonanza Creek Energy Inc 5.0% 10-15-2026		308,104
	Pvtpl Boxer Parent Co Inc	Pvtpl Boxer Parent Co Inc 7.125% Due 10-02-2025/06-01-2020 Beo		215,898
	Pvtpl Boxer Parent Co Inc	Pvtpl Boxer Parent Co Inc Sr 2Nd Lien Nt144A 9.125 Due 03-01-2026/06-01-2020 Beo		191,513
	Pvtpl Bpce Medium Term Sub	Pvtpl Bpce Medium Term Sub Nts Book Entry 144A 4.625 Due 07-11-2024 Beo		973,090
	Pvtpl Broadcom Inc	Pvtpl Broadcom Inc 3.137% Due 11-15-2035 Beo		221,595
	Pvtpl Broadcom Inc	Pvtpl Broadcom Inc Avgo 3.187 11/15/36 3.187% Due 11-15-2036/09-30-2021 Beo		144,112
	Pvtpl Bway Holding Company Bnds	Pvtpl Bway Holding Company Bnds 5.5% Due 04-15-2024/		86,529
	Pvtpl Cablevision Lightpath Llc	Pvtpl Cablevision Lightpath Llc Sr Nt 5.625% 09-15-2028		150,814
	Pvtpl Cablevision Lightpath Llc	Pvtpl Cablevision Lightpath Llc Sr Secd Nt 3.875% 09-15-2027		56,866
	Pvtpl Carlyle Fin Subsidiary Llc	Pvtpl Carlyle Fin Subsidiary Llc S 3.5% 09-19-2029		339,229
	Pvtpl Carlyle Global Mkt Strategies Clo	Pvtpl Carlyle Global Mkt Strategies Clo 2012-4 Cl A-1-R3 Fltg 04-22-2032		293,421
	Pvtpl Carriage Purchaser Inc	Pvtpl Carriage Purchaser Inc 7.875% 10-15-2029		159,040
	Pvtpl Catalent Pharma Solutions Inc	Pvtpl Catalent Pharma Solutions Inc 3.5% Due 04-01-2030 Beo		120,807
	Pvtpl Catalent Pharma Solutions Inc	Pvtpl Catalent Pharma Solutions Inc 5.0% Due 07-15-2027		174,909
	Pvtpl Cbam - Ltd Llc	Pvtpl Cbam 2018-8 Ltd Llc Nt Cl A-1 Fltg 3C7 10-20-2029 Beo		852,454
	Pvtpl Cco Hldgs Llc/Cap Corp	Pvtpl Cco Hldgs Llc/Cap Corp 4.75% Due 03-01-2030		30,692
	Pvtpl Cco Hldgs Llc/Cco Hldgs Cap Corp	Pvtpl Cco Hldgs Llc/Cco Hldgs Cap Corp 4.25% Due 02-01-2031		97,858
	Pvtpl Cco Hldgs Llc/Cco Hldgs Cap Corp	Pvtpl Cco Hldgs Llc/Cco Hldgs Cap Corp 4.5% Due 08-15-2030		63,614
	Pvtpl Cco Hldgs Llc/Cco Hldgs Cap Corp Bnds	Pvtpl Cco Hldgs Llc/Cco Hldgs Cap Corp Bnds 5.5% Due 05-01-2026		379,425
	Pvtpl Centennial Resource Prodtn Llc	Pvtpl Centennial Resource Prodtn Llc 5.375% Due 01-15-2026/11-30-2017		131,081
	Pvtpl Charles Riv Laboratories Intl Inc	Pvtpl Charles Riv Laboratories Intl Inc 4.25% Due 05-01-2028		38,681
	Pvtpl Chart Industries Inc	Pvtpl Chart Industries Inc 7.5% Due 01-01-2030 Beo		210,903
	Pvtpl Chart Industries Inc	Pvtpl Chart Industries Inc 9.5% Due 01-01-2031 Beo		190,434
	Pvtpl Cheever Escr Issuer Llc	Pvtpl Cheever Escr Issuer Llc 01/10/20277.125 Due 10-01-2027/08-30-2022 Beo		196,215
	Pvtpl Churchill Downs	Pvtpl Churchill Downs 4.75% 01-15-2028		69,810
	Pvtpl Cifc Fdg -Iv Ltd	Pvtpl Cifc Fdg 2017-Iv Ltd Ser 17-4A Cl A1R Fltg 10-24-2030		494,549
	Pvtpl Cifc Fdg -Iv Ltd	Pvtpl Cifc Fdg 2017-Iv Ltd Ser 17-4A Cl A1R Fltg 10-24-2030		395,639
	Pvtpl Citigroup Coml	Pvtpl Citigroup Coml Mtg Tr Ser 2018-Tbr Cl A 12-15-2019		391,622
	Pvtpl Clarios Global Lp A	Pvtpl Clarios Global Lp 144A 6.75% 05-15-2025		60,080
	Pvtpl Cmo	Pvtpl Cmo 280 Pk Ave 2017-280P Mtg Tr Coml Ctf Cl A Var Due 09-15-2034		389,916
	Pvtpl Cmo Bryant Pk	Pvtpl Cmo 5 Bryant Pk Mtg Tr Ser-2018-5Bp Cl-A Fltg 06-15-2033 Beo		286,429
	Pvtpl Cmo Areit -Cre Ltd	Pvtpl Cmo Areit 2021-Cre5 Ltd/Areit Areit 2021-C Sr Nt Cl A Var Rt 07-17-2026		477,320
	Pvtpl Cmo Atrium Hote 2017-Atrm Coml	Pvtpl Cmo Atrium Hote 2017-Atrm Coml Mtg 144A Cl A Var Rt Due 11-15-2019		389,179

(continued)

MORGAN STANLEY 401(k) PLAN

Plan Number 003,     Employer Identification Number 20-8764829

FORM 5500, SCHEDULE H, LINE 4i —

SCHEDULE OF ASSETS (HELD AT END OF YEAR)

AT DECEMBER 31, 2022

				(e)
	(b)	(c)	(d)	Current
(a)	Identity of Issuer	Description of Investment	Cost**	Value
	Corporate Debt Instruments (continued)
	Pvtpl Cmo Bamll Coml	Pvtpl Cmo Bamll Coml Mtg Secs Tr 2019-Rlj Ser 2019-Rlj Cls A Var Rt 04-15-2036		488,539
	Pvtpl Cmo Bx Trust	Pvtpl Cmo Bx Trust Sr 19-Atl Cl A Fltg 10-15-2036		391,438
	Pvtpl Cmo Cim Trust	Pvtpl Cmo Cim Trust Ser 19-Inv1 Cls A2 Fltg Rt 02-25-2049		32,482
	Pvtpl Cmo Citigroup Coml	Pvtpl Cmo Citigroup Coml Mtg Tr Ser 21-Keys Cl A Fltg 10-15-2036		488,785
	Pvtpl Cmo Colony	Pvtpl Cmo Colony Mtg Cap Ltd Sr 19-Ikpr Cl A Fltg 11-15-2038		380,945
	Pvtpl Cmo Comm	Pvtpl Cmo Comm Ser 2019-521F Cl A Fltg 144A Due 06-15-2034		666,002
	Pvtpl Cmo Csmc 2018-Rpl Tr	Pvtpl Cmo Csmc 2018-Rpl9 Tr Mtg Backed Nt Cl A 144A Var Rt Due 09-25-2057		301,646
	Pvtpl Cmo Dbwf 2018-Glks	Pvtpl Cmo Dbwf 2018-Glks Mtg Tr Mtg Ser-2018-Glks Cl-A Fltg 11-19-2035 Beo		387,958
	Pvtpl Cmo Hawaii Hotel	Pvtpl Cmo Hawaii Hotel Ser 2019-Maui Cl A Fltg 144A 05-15-2038		388,450
	Pvtpl Cmo J P Morgan Chase Coml	Pvtpl Cmo J P Morgan Chase Coml Mtg Secs Tr 2018-Wpt Cl A-Fl Fltg Rt 07-05-2033		272,859
	Pvtpl Cmo Mill City	Pvtpl Cmo Mill City Mtg Ln Tr 2019-Gs2 Ser 19-Gs2 Cls A1 Var Rt 08-25-2059		203,454
	Pvtpl Cmo Mill City	Pvtpl Cmo Mill City Mtg Ln Tr 2019-Gs2 Ser 19-Gs2 Cls A1 Var Rt 08-25-2059		325,527
	Pvtpl Cmo New Orl Hotel	Pvtpl Cmo New Orl Hotel Tr 2019-Hnlaser 19-Hnla Cls A Var Rt Due 04-15-2032 Beo		379,993
	Pvtpl Cmo New Residential	Pvtpl Cmo New Residential Mtg Ln Ser 19-Rpl3 Cl A1 Frn 07-25-2059 Beo		330,132
	Pvtpl Cmo New Residential	Pvtpl Cmo New Residential Mtg Ln Ser 19-Rpl3 Cl A1 Frn 07-25-2059 Beo		141,485
	Pvtpl Cmo New Residential	Pvtpl Cmo New Residential Mtg Ln Tr 20-Rpl1 Cl A-1 Var Rt Due 11-25-2059		378,669
	Pvtpl Cmo One Mkt Plaza Tr	Pvtpl Cmo One Mkt Plaza Tr Ser 2017-1Mkt Cl A 144A 3.6139% 02-10-2032 Beo		673,434
	Pvtpl Cmo Sfo Coml	Pvtpl Cmo Sfo Coml Mtg Tr 2021-555 Sfo 2021-555 A Var Rt Due 05-15-2038 Beo		732,833
	Pvtpl Cmo Sfo Coml	Pvtpl Cmo Sfo Coml Mtg Tr 2021-555 Sfo 2021-555 A Var Rt Due 05-15-2038 Beo		458,021
	Pvtpl Cmo Smb Private	Pvtpl Cmo Smb Private Ed Ln Tr 2022-B 0%Due 12-31-2049		335,679
	Pvtpl Cmo Smb Private	Pvtpl Cmo Smb Private Ed Ln Tr 2022-B 0%Due 12-31-2049 Beo		351,590
	Pvtpl Cnx Res Corp	Pvtpl Cnx Res Corp 6% Due 01-15-2029/11-30-2020 Beo		84,653
	Pvtpl Cnx Resources Corporation	Pvtpl Cnx Resources Corporation 7.375% Due 01-15-2031 Beo		196,490
	Pvtpl Cobra Acquisitionco Llc	Pvtpl Cobra Acquisitionco Llc 6.375% 11-01-2029		110,330
	Pvtpl Cogent Communications Group Inc	Pvtpl Cogent Communications Group Inc 3.5% Due 05-01-2026 Beo		24,528
	Pvtpl Colt Merger Sub Inc	Pvtpl Colt Merger Sub Inc 5.75% Due 07-01-2025		337,723
	Pvtpl Compass Group Diversified Hldgs Llc	Pvtpl Compass Group Diversified Hldgs Llc 5.25% Due 04-15-2029/03-23-2021 Beo		10,269
	Pvtpl Compass Group Diversified Hldgs Llc	Pvtpl Compass Group Diversified Hldgs Llc Sr Nt 5.0% 01-15-2032		193,565
	Pvtpl Comstock Res Inc Comstock Re Inc	Pvtpl Comstock Res Inc Comstock Re Inc 5.875% Due 01-15-2030 Beo		102,304
	Pvtpl Conduent Business Svcs Llc/Conduent St	Pvtpl Conduent Business Svcs Llc/Conduent St 6.0% 11-01-2029		178,106
	Pvtpl Consensus Cloud Solutions Inc	Pvtpl Consensus Cloud Solutions Inc 6.0% 10-15-2026		43,956
	Pvtpl Consolidated Energy Fin S A	Pvtpl Consolidated Energy Fin S A Nt Usd 5.625% 10-15-2028		131,792
	Pvtpl Continental Res Inc	Pvtpl Continental Res Inc 5.75% Due 01-15-2031/11-25-2020 Beo		75,425
	Pvtpl Continental Resources	Pvtpl Continental Resources 2.268% 11-15-2026		346,495
	Pvtpl Continental Resources Inc	Pvtpl Continental Resources Inc 2.875% Due 04-01-2032 Beo		65,971
	Pvtpl Cqs Us Clo 2022-2 Ltd	Pvtpl Cqs Us Clo 2022-2 Ltd Ser 22-2A Cl A1 Var Rt Due 07-20-2031		298,979
	Pvtpl Credit Suisse Group Ag	Pvtpl Credit Suisse Group Ag 6.373% Due 07-15-2026 Beo		375,832
	Pvtpl Credit Suisse Group Ag	Pvtpl Credit Suisse Group Ag 6.5 Due 08-08-2023 Beo		1,160,400
	Pvtpl Crestline Denali Clo Xiv Ltd	Pvtpl Crestline Denali Clo Xiv Ltd Sr 16-1A Cl Ar2 Fltg 10-23-2031		584,902
	Pvtpl Crestline Denali Clo Xiv Ltd	Pvtpl Crestline Denali Clo Xiv Ltd Sr 16-1A Cl Ar2 Fltg 10-23-2031		389,935
	Pvtpl Crownrock L P/Crownrock Fin Inc	Pvtpl Crownrock L P/Crownrock Fin Inc 5.0% Due 05-01-2029 Beo		38,636
	Pvtpl Csc Hldgs Llc	Pvtpl Csc Hldgs Llc 144A 3.375% Due 02-15-2031/08-17-2020 Beo		130,427
	Pvtpl Csc Hldgs Llc	Pvtpl Csc Hldgs Llc 7.5% 04-01-2028		135,500
	Pvtpl Dana Financing Lux Sarl Bnds	Pvtpl Dana Financing Lux Sarl Bnds 5.75% Due 04-15-2025		232,786
	Pvtpl Danone	Pvtpl Danone Nt 144A 2.947% Due 11-02-2026/11-02-2016 Beo		279,180

(continued)

MORGAN STANLEY 401(k) PLAN

Plan Number 003,     Employer Identification Number 20-8764829

FORM 5500, SCHEDULE H, LINE 4i —

SCHEDULE OF ASSETS (HELD AT END OF YEAR)

AT DECEMBER 31, 2022

				(e)
	(b)	(c)	(d)	Current
(a)	Identity of Issuer	Description of Investment	Cost**	Value
	Corporate Debt Instruments (continued)
	Pvtpl Danske Bk A/S	Pvtpl Danske Bk A/S 3.244% Due 12-20-2025		280,923
	Pvtpl Davita Inc	Pvtpl Davita Inc 3.75% 02-15-2031		139,567
	Pvtpl Diamond Sports Group Llc/Diamond Sport	Pvtpl Diamond Sports Group Llc/Diamond Sport 5.375% Due 08-15-2026 Beo		35,250
	Pvtpl Directv Holdings/Fing	Pvtpl Directv Holdings/Fing 5.87% Due 08-15-2027 Beo		424,069
	Pvtpl Dryden	Pvtpl Dryden 36 Sr Ln Fd Ser 14-36A Cl A-R3 Fltg 04-15-2029		361,290
	Pvtpl Dryden Senior Loan Fund	Pvtpl Dryden Senior Loan Fund Sr 18-64A Cl A Fltg Due 04-18-2031		589,511
	Pvtpl Dt Midstream Inc	Pvtpl Dt Midstream Inc 4.375% Due 06-15-2031 Beo		147,646
	Pvtpl East Ohio Gas Co	Pvtpl East Ohio Gas Co 2.0% 06-15-2030		394,489
	Pvtpl Ecmc Group Stud Ln Tr -	Pvtpl Ecmc Group Stud Ln Tr 2018-2 Nt Cla Fltg Rate 144A Var Rt Due 09-25-2068		623,199
	Pvtpl Ecmc Group Student Ln	Pvtpl Ecmc Group Student Ln Sr 2018-1A Cl A Var Rt 2-27-2068		254,280
	Pvtpl Elastic N V	Pvtpl Elastic N V 4.125% Due 07-15-2029/07-15-2024 Beo		293,195
	Pvtpl Eldorado Resorts Inc	Pvtpl Eldorado Resorts Inc Sr Nt 144A 8.125% Due 07-01-2027/07-06-2020 Beo		476,537
	Pvtpl Enerflex Ltd	Pvtpl Enerflex Ltd Sr Secd Nt 9.0% 10-15-2027		180,501
	Pvtpl Entegris Escrow Corp	Pvtpl Entegris Escrow Corp Sr Secd Nt 144A 4.75% Due 04-15-2029/04-14-2022 Beo		51,980
	Pvtpl Entercom Media Corp	Pvtpl Entercom Media Corp 6.5% 05-01-2027		6,585
	Pvtpl Entercom Media Corp	Pvtpl Entercom Media Corp 6.75% Due 03-31-2029 Beo		16,974
	Pvtpl Eqm Midstream Partners L P	Pvtpl Eqm Midstream Partners L P 7.5% Due 06-01-2030/06-07-2022 Beo		63,592
	Pvtpl Eqm Midstream Partners L P	Pvtpl Eqm Midstream Partners L P Sr Nt 144A 6% Due 07-01-2025/06-18-2020 Beo		27,020
	Pvtpl Eqm Midstream Partners L P	Pvtpl Eqm Midstream Partners L P Sr Nt 144A 6.5% Due 07-01-2027/06-18-2020 Beo		71,681
	Pvtpl Federation Caisses Desjardins	Pvtpl Federation Caisses Desjardins 4.4%Due 08-23-2025 Beo		390,566
	Pvtpl Ferrellgas Escrow Llc/Fg	Pvtpl Ferrellgas Escrow Llc/Fg 5.375% Due 04-01-2026 Beo		171,014
	Pvtpl Fmg Res August Pty Ltd	Pvtpl Fmg Res August 2006 Pty Ltd 5.875%04-15-2030		113,646
	Pvtpl Fmg Res August Pty Ltd	Pvtpl Fmg Res August 2006 Pty Ltd 6.125% 04-15-2032		140,823
	Pvtpl Fmg Resources Aug	Pvtpl Fmg Resources Aug 2006 4.375% Due 04-01-2031 Beo		168,000
	Pvtpl Fort Cre 2022-Fl3 Issuer Llc	Pvtpl Fort Cre 2022-Fl3 Issuer Llc Nt Cla Fltg 12-17-2026		391,184
	Pvtpl Fort Cre 2022-Fl3 Issuer Llc	Pvtpl Fort Cre 2022-Fl3 Issuer Llc Nt Cla Fltg 12-17-2026		586,776
	Pvtpl Fresenius Med Care Us Fin Iii Inc	Pvtpl Fresenius Med Care Us Fin Iii Inc 3% Due 12-01-2031 Beo		118,379
	Pvtpl Frontier Communications Corp	Pvtpl Frontier Communications Corp 5.0% Due 05-01-2028 Beo		7,815
	Pvtpl Frontier Communications Corp	Pvtpl Frontier Communications Corp 6.75%Due 05-01-2029 Beo		45,499
	Pvtpl Frontier Communications Hldgs Llc	Pvtpl Frontier Communications Hldgs Llc 6.0% 01-15-2030		17,283
	Pvtpl Frontier Communications Hldgs Llc	Pvtpl Frontier Communications Hldgs Llc 8.75% 05-15-2030		357,896
	Pvtpl Fs Rialto 2022-Fl4 Issuer Llc	Pvtpl Fs Rialto 2022-Fl4 Issuer Llc Sr 22-Fl4 Cl A Var Rt Due 01-19-2039 Beo		389,642
	Pvtpl Ga Global	Pvtpl Ga Global Fdg 2.9% 01-06-2032		635,469
	Pvtpl Garda World Security Corp	Pvtpl Garda World Security Corp 4.625% Due 02-15-2027		87,415
	Pvtpl Garda World Security Corp	Pvtpl Garda World Security Corp 6% Due 06-01-2029 Beo		107,256
	Pvtpl Garden Spinco Corp	Pvtpl Garden Spinco Corp Sr Nt 8.625% 07-20-2030		95,400
	Pvtpl Gfl Environmental Inc	Pvtpl Gfl Environmental Inc 4.0% 08-01-2028		379,620
	Pvtpl Gfl Environmental Inc	Pvtpl Gfl Environmental Inc 5.125% 12-15-2026		122,416
	Pvtpl Gfl Environmental Inc	Pvtpl Gfl Environmental Inc Sr Secd Nt 144A 4.25% Due 06-01-2025/04-29-2020 Beo		10,505
	Pvtpl Gfl Environmental Inc.	Pvtpl Gfl Environmental Inc. 4.75% Due 06-15-2029 Beo		128,662
	Pvtpl Glatfelter Corp	Pvtpl Glatfelter Corp 4.75%11-15-2029		36,082
	Pvtpl Global Infrastructure Solutions Inc	Pvtpl Global Infrastructure Solutions Inc 5.625% 06-01-2029		125,793
	Pvtpl Global Infrastructure Solutions Inc	Pvtpl Global Infrastructure Solutions Inc 7.5% Due 04-15-2032/04-07-2022 Beo		127,443
	Pvtpl Global Net Lease Inc & Global Net Lease	Pvtpl Global Net Lease Inc & Global Net Lease 3.75 Due 12-15-2027/12-17-2020 Beo		259,381
	Pvtpl Graftech Fin Inc	Pvtpl Graftech Fin Inc 4.625% Due 12-15-2028/12-15-2023 Beo		130,574

(continued)

MORGAN STANLEY 401(k) PLAN

Plan Number 003,     Employer Identification Number 20-8764829

FORM 5500, SCHEDULE H, LINE 4i —

SCHEDULE OF ASSETS (HELD AT END OF YEAR)

AT DECEMBER 31, 2022

				(e)
	(b)	(c)	(d)	Current
(a)	Identity of Issuer	Description of Investment	Cost**	Value
	Corporate Debt Instruments (continued)
	Pvtpl Gray Television Inc	Pvtpl Gray Television Inc Sr Nt 144A 5.875% Due 07-15-2026/07-15-2022 Beo		225,403
	Pvtpl Group 1 Automotive Inc	Pvtpl Group 1 Automotive Inc Group 1 4.0% Due 08-15-2028 Beo		125,272
	Pvtpl Gs Mortgage Securities Trust	Pvtpl Gs Mortgage Securities Trust Ser 2018-Luau Cl E E 11-15-2032 Beo		388,440
	Pvtpl Gtcr Ap Fin Inc	Pvtpl Gtcr Ap Fin Inc 8% Due 05-15-2027		347,710
	Pvtpl Gw B-Cr Sec Corp	Pvtpl Gw B-Cr Sec Corp 9.5% Due 11-01-2027		452,665
	Pvtpl Halseypoint Clo Ii Ltd	Pvtpl Halseypoint Clo Ii Ltd Sr 20-2A Cl A1 Fltg 07-20-2031		393,262
	Pvtpl Hanesbrands Inc	Pvtpl Hanesbrands Inc Sr 144A 4.875% Due 05-15-2026/05-06-2016 Beo		92,038
	Pvtpl Hilcorp Energy I	Pvtpl Hilcorp Energy I /Hilcorp 6.25% Due 04-15-2032 Beo		79,388
	Pvtpl Hilton Domestic Oper Co Inc	Pvtpl Hilton Domestic Oper Co Inc 3.625%Due 02-15-2032/02-02-2021 Beo		67,267
	Pvtpl Hilton Domestic Oper Co Inc	Pvtpl Hilton Domestic Oper Co Inc 4.0% Due 05-01-2031 Beo		20,079
	Pvtpl Hilton Grand Vacations Borrower Esc	Pvtpl Hilton Grand Vacations Borrower Esc 4.875% 07-01-2031		52,234
	Pvtpl Hilton Grand Vacations Borrower Escrow L	Pvtpl Hilton Grand Vacations Borrower Escrow L Sr Nt 5.0% 06-01-2029		19,780
	Pvtpl Hpefs Equip	Pvtpl Hpefs Equip Tr 2022-2 Ser 22-2A Cla2 3.15% Due 09-20-2029 Beo		295,185
	Pvtpl Iliad Hldg S A S	Pvtpl Iliad Hldg S A S Sr Secd Nt 10-15-2026		259,687
	Pvtpl Illuminate Buyer Llc	Pvtpl Illuminate Buyer Llc/Illuminate Hldgs Sr Nt 144A 9.0% Due 07-01-2028		244,470
	Pvtpl Imperial Brands Fin Plc	Pvtpl Imperial Brands Fin Plc Gtd Sr Nt 3.125% 07-26-2024		573,831
	Pvtpl Ims Health Inc	Pvtpl Ims Health Inc Sr 5.0% Due 10-15-2026/09-28-2016 Beo		295,951
	Pvtpl Ing Groep N V	Pvtpl Ing Groep N V 1.4% Due 07-01-2026		629,810
	Pvtpl International Game Technology	Pvtpl International Game Technology 6.25% 01-15-2027		351,345
	Pvtpl Iron Mountain Information Managemen	Pvtpl Iron Mountain Information Managemen 5% Due 07-15-2032 Beo		32,397
	Pvtpl Iron Mtn Inc	Pvtpl Iron Mtn Inc New 4.875% Due 09-15-2029 Beo		30,527
	Pvtpl Iron Mtn Inc	Pvtpl Iron Mtn Inc New 5.25% Due 07-15-2030		348,469
	Pvtpl Iron Mtn Inc	Pvtpl Iron Mtn Inc New Bds 144A 5.625% Due 07-15-2032/06-22-2020 Beo		305,915
	Pvtpl J Global Inc	Pvtpl J2 Global Inc 4.625% Due 10-15-2030/10-07-2020 Beo		60,079
	Pvtpl Kar Auction Svcs Inc	Pvtpl Kar Auction Svcs Inc 5.125% Due 06-01-2025 Beo		353,652
	Pvtpl Labl Escrow Issuer Llc	Pvtpl Labl Escrow Issuer Llc` Fixed 6.75% 07-15-2026		23,670
	Pvtpl Latitude Management Real Estate Capital	Pvtpl Latitude Management Real Estate Capital Ser 21-Cre4 Cl A Fltg		179,112
	Pvtpl Lccm 2021-Fl2	Pvtpl Lccm 2021-Fl2 Tr Lccm 2021-Fl2 Trust Var Rt Due 12-13-2038 Beo		387,349
	Pvtpl Lcpr	Pvtpl Lcpr Sr Secd Fing Designated Activity Co 6.75 10-15-2027		175,780
	Pvtpl Leaseplan Corp N V	Pvtpl Leaseplan Corp N V Medium Term Nts2.875% Due 10-24-2024		187,620
	Pvtpl Level 3 Fing Inc	Pvtpl Level 3 Fing Inc 3.4% Due 03-01-2027		592,632
	Pvtpl Level 3 Fing Inc	Pvtpl Level 3 Fing Inc 3.625% Due 01-15-2029/08-12-2020 Beo		26,361
	Pvtpl Level 3 Fing Inc	Pvtpl Level 3 Fing Inc 3.75% Due 07-15-2029/01-13-2021 Beo		28,055
	Pvtpl Lft Cre 2021-Fl1 Ltd	Pvtpl Lft Cre 2021-Fl1 Ltd / Lft Cre Cl A 1.26025% 06-15-2039		389,862
	Pvtpl Lft Cre 2021-Fl1 Ltd	Pvtpl Lft Cre 2021-Fl1 Ltd / Lft Cre Cl A 1.26025% 06-15-2039		584,793
	Pvtpl Lgi Homes Inc	Pvtpl Lgi Homes Inc 4.0% 07-15-2029		278,918
	Pvtpl Lifepoint Health Inc	Pvtpl Lifepoint Health Inc 5.375% Due 01-15-2029 Beo		199,480
	Pvtpl Lifepoint Health Inc	Pvtpl Lifepoint Health Inc 6.75% Due 04-15-2025 Beo		228,685
	Pvtpl Lions Gate Cap Hldgs Llc	Pvtpl Lions Gate Cap Hldgs Llc Sr Nt 5.5%04-15-2029		154,806
	Pvtpl Lithia Mtrs Inc	Pvtpl Lithia Mtrs Inc 4.375% Due 01-15-2031		14,645
	Pvtpl Live Nation Entmt In	Pvtpl Live Nation Entmt In 4.75% Due 10-15-2027		181,921
	Pvtpl Live Nation Entmt Inc	Pvtpl Live Nation Entmt Inc 4.875% Due 11-01-2024		24,206
	Pvtpl Macys Retail Hldgs Llc	Pvtpl Macys Retail Hldgs Llc 6.125000% Due 03-15-2032 Beo		42,027
	Pvtpl Magic Mergeco Inc	Pvtpl Magic Mergeco Inc 7.875% 05-01-2029		144,324
	Pvtpl Magnetite Xviii Ltd/Magnetite Xviii Ll	Pvtpl Magnetite Xviii Ltd/Magnetite Xviii Ll Sr16-18A Cl Ar2 Var Rt 11-15-2028		286,070

(continued)

MORGAN STANLEY 401(k) PLAN

Plan Number 003,     Employer Identification Number 20-8764829

FORM 5500, SCHEDULE H, LINE 4i —

SCHEDULE OF ASSETS (HELD AT END OF YEAR)

AT DECEMBER 31, 2022

				(e)
	(b)	(c)	(d)	Current
(a)	Identity of Issuer	Description of Investment	Cost**	Value
	Corporate Debt Instruments (continued)
	Pvtpl Marathon Clo Ix Ltd	Pvtpl Marathon Clo Ix Ltd/Marathon Clo Ix Ll Var Rt Due 04-15-2029 Beo		216,206
	Pvtpl Marble Pt Clo Xi Ltd	Pvtpl Marble Pt Clo Xi Ltd Ser 17-20 Cl A Fltg 12-18-2030		392,062
	Pvtpl Marriott Ownership Resorts Inc	Pvtpl Marriott Ownership Resorts Inc 6.125% Due 09-15-2025/05-13-2020 Beo		130,890
	Pvtpl Match Group Inc	Pvtpl Match Group Inc 5.625% Due 02-15-2029/02-15-2019 Beo		7,440
	Pvtpl Match Group Inc	Pvtpl Match Group Inc Sr Nt 144A 4.625% Due 06-01-2028/05-19-2020 Beo		32,093
	Pvtpl Mav Acquisition Corp	Pvtpl Mav Acquisition Corp Sr Secd Nt 144A 5.75% 08-01-2028		90,760
	Pvtpl Maxar Technologies Inc	Pvtpl Maxar Technologies Inc 7.75% Due 06-15-2027/06-14-2022 Beo		47,759
	Pvtpl Mcafee Corp	Pvtpl Mcafee Corp Sr Nt 144A 7.375% Due 02-15-2030/02-17-2022 Beo		49,866
	Pvtpl Mercedes-Benz Financial	Pvtpl Mercedes-Benz Financial Services 5.5% Due 11-27-2024 Beo		503,150
	Pvtpl Metropolitan Edison Co	Pvtpl Metropolitan Edison Co 4.3% Due 01-15-2029 Beo		94,079
	Pvtpl Mf Multifamily Housing Mortgage Lo	Pvtpl Mf1 Multifamily Housing Mortgage Lo Sr 20-Fl4 Cl A Var Rt Due 11-15-2035		569,603
	Pvtpl Midocean Cr Clo	Pvtpl Midocean Cr Clo Ii/Midocean Cr Clollc Var Rt Due 01-29-2030 Beo		237,559
	Pvtpl Midocean Cr Clo	Pvtpl Midocean Cr Clo Ser 16-5A Cl Ar Fltg 07-19-2028		155,132
	Pvtpl Mileage Plus Hldgs Llc/Mileage Plus In	Pvtpl Mileage Plus Hldgs Llc/Mileage Plus In 6.5% Due 06-20-2027		15,212
	Pvtpl Molina Healthcare Inc	Pvtpl Molina Healthcare Inc 3.875% Due 11-15-2030 Beo		1,695
	Pvtpl Moss Creek Res Hldgs Inc Fixed	Pvtpl Moss Creek Res Hldgs Inc Fixed 10.5% 05-15-2027 Beo		138,954
	Pvtpl Mountain View Clo - Ltd	Pvtpl Mountain View Clo 2017-1 Ltd Ser 17-1A Cl Ar Frn 10-16-2029 Beo		368,698
	Pvtpl Mountain View Clo X Ltd	Pvtpl Mountain View Clo X Ltd Ser 15-10A Cls Ar Fltg 01-13-2027		46,500
	Pvtpl Mountain View Clo X Ltd	Pvtpl Mountain View Clo X Ltd Ser 15-10A Cls Ar Fltg 01-13-2027		37,200
	Pvtpl N.W. Fiber Llc/Northwest Fiber Fi	Pvtpl N.W. Fiber Llc/Northwest Fiber Fi 10.75% Due 06-01-2028/06-05-2020 Beo		52,073
	Pvtpl Nabors Inds Ltd	Pvtpl Nabors Inds Ltd 7.5% Due 01-15-2028		128,085
	Pvtpl Nationstar	Pvtpl Nationstar Mtg Hldgs Inc 5.75 11-15-2031		59,090
	Pvtpl Nationstar	Pvtpl Nationstar Mtg Hldgs Inc Sr Nt 144A 6% Due 01-15-2027/01-15-2023 Beo		44,750
	Pvtpl Nationwide Bldg Soc	Pvtpl Nationwide Bldg Soc 3.766% 03-08-2024		298,370
	Pvtpl Navient Private	Pvtpl Navient Private Ed Ln Tr 2018-D Cl A2B Fltg 12-15-2059 Beo		367,434
	Pvtpl Navient Private	Pvtpl Navient Private Ed Refi Ln Tr Sr 2019-C Cl A-2 02-15-2068		302,076
	Pvtpl Navient Private	Pvtpl Navient Pvt Ed Ln Tr 2015-B Nt Cl A-3 Fltg Rate 144A Var Rt Due 07-16-2040		297,836
	Pvtpl Navient Student	Pvtpl Navient Student Ln Tr 2016-5 Nt Cla Fltg 144A Var Rt Due 06-25-2065 Beo		630,631
	Pvtpl Ncl Corp Ltd	Pvtpl Ncl Corp Ltd Sr Nt 3.625% Due 12-15-2024		91,416
	Pvtpl Ncr Corp	Pvtpl Ncr Corp New 5% Due 10-01-2028/08-20-2020 Beo		144,078
	Pvtpl Nelnet Student	Pvtpl Nelnet Student Ln Tr Fltg Rt Ser 19-2A Cl A 06-27-2067 Beo		496,006
	Pvtpl Nelnet Student	Pvtpl Nelnet Student Ln Tr Ser 17-3A Cl A Fltg 02-25-2066		356,729
	Pvtpl New Residential	Pvtpl New Residential Mtg Ser 18-Rpl1 Cl A1 Var 12-25-2057		250,033
	Pvtpl Nextera Energy Partners Lp	Pvtpl Nextera Energy Partners Lp Zcpn 06-15-2024		93,850
	Pvtpl Nfp Corp	Pvtpl Nfp Corp 6.875% Due 08-15-2028		329,712
	Pvtpl Nfp Corp	Pvtpl Nfp Corp Sr Secd Nt 4.875% 08-15-2028		56,186
	Pvtpl Ngl Energy Oper Llc/Ngl Energy Fincor	Pvtpl Ngl Energy Oper Llc/Ngl Energy Fincor 7.5% Due 02-01-2026		184,928
	Pvtpl Nissan Mtr Ltd	Pvtpl Nissan Mtr Ltd 4.81% Due 09-17-2030 Beo		170,213
	Pvtpl Nortonlifelock Inc	Pvtpl Nortonlifelock Inc 6.75% Due 09-30-2027 Beo		170,520
	Pvtpl Nrg Energy Inc	Pvtpl Nrg Energy Inc 3.375% Due 02-15-2029/12-02-2020 Beo		33,741
	Pvtpl Nrg Energy Inc	Pvtpl Nrg Energy Inc 3.625% Due 02-15-2031/12-02-2020 Beo		39,556
	Pvtpl Nrg Energy Inc	Pvtpl Nrg Energy Inc Fixed 5.25% 06-15-2029 Beo		22,865
	Pvtpl Oasis Midstream Partners Lp	Pvtpl Oasis Midstream Partners Lp 8.0% Due 04-01-2029		285,589
	Pvtpl Ocp Clo Ltd	Pvtpl Ocp Clo Ltd Sr 14-7A Cl A1Rp Var Rt 07-20-2029		278,517
	Pvtpl Octagon Invt Partners Xxi Ltd	Pvtpl Octagon Invt Partners Xxi Ltd/Octagon Sr Secd Nt 02-14-2031		295,634

(continued)

MORGAN STANLEY 401(k) PLAN

Plan Number 003,     Employer Identification Number 20-8764829

FORM 5500, SCHEDULE H, LINE 4i —

SCHEDULE OF ASSETS (HELD AT END OF YEAR)

AT DECEMBER 31, 2022

				(e)
	(b)	(c)	(d)	Current
(a)	Identity of Issuer	Description of Investment	Cost**	Value
	Corporate Debt Instruments (continued)
	Pvtpl Open Text Corp	Pvtpl Open Text Corp 01/12/2029 3.875% Due 12-01-2029/11-24-2021 Beo		65,146
	Pvtpl Open Text Corp	Pvtpl Open Text Corp 3.875% Due 02-15-2028 Beo		222,256
	Pvtpl Open Text Corp	Pvtpl Open Text Corp 6.9% Due 12-01-2027/12-01-2022 Beo		260,000
	Pvtpl Open Text Hldgs Inc	Pvtpl Open Text Hldgs Inc 4.125% Due 02-15-2030		127,939
	Pvtpl Organon Fin Llc	Pvtpl Organon Fin 1 Llc 5.125% 04-30-2031		220,672
	Pvtpl Osd Clo 2021-23 Ltd	Pvtpl Osd Clo 2021-23 Ltd Ser 21-23A Cl A Fltg 144A 04-17-2031		489,686
	Pvtpl Ot Merger Corp	Pvtpl Ot Merger Corp 7.875% Due 10-15-2029		134,090
	Pvtpl Outfront Media Cap Llc/Outfront Media	Pvtpl Outfront Media Cap Llc/Outfront Media Sr Nt 144A 6.25% Due 06-15-2025		106,995
	Pvtpl Ozlm Viii Ltd/Ozlm Viii Llc	Pvtpl Ozlm Viii Ltd/Ozlm Viii Llc Sr Secd Nt Cl A-1R3 Fltg 10-17-2029		529,775
	Pvtpl Ozlm Viii Ltd/Ozlm Viii Llc	Pvtpl Ozlm Viii Ltd/Ozlm Viii Llc Sr Secd Nt Cl A-1R3 Fltg 10-17-2029		529,775
	Pvtpl Ozlm Viii Ltd/Ozlm Viii Llc	Pvtpl Ozlm Viii Ltd/Ozlm Viii Llc Sr Secd Nt Cl A-1R3 Fltg 10-17-2029		353,183
	Pvtpl Ozlm Xxiv Ltd	Pvtpl Ozlm Xxiv Ltd / Ozlm Xxiv Llc 20/07/2032 Var Rt Due 07-20-2032 Beo		389,544
	Pvtpl Ozlm Xxiv Ltd	Pvtpl Ozlm Xxiv Ltd / Ozlm Xxiv Llc 20/07/2032 Var Rt Due 07-20-2032 Beo		97,386
	Pvtpl Palmer Square	Pvtpl Palmer Square Ln Fdg 2021-3 Ltd/Sr Secd Nt Cl A-1 Fltg 5.04257% 07-20-2029		374,126
	Pvtpl Palmer Square	Pvtpl Palmer Square Ln Fdg 2021-3 Ltd/Sr Secd Nt Cl A-1 Fltg 5.04257% 07-20-2029		448,951
	Pvtpl Palmer Square	Pvtpl Palmer Square Loan Funding Ltd Ser 21-4A Cl A1 Fltg Rt 10-15-2029 Beo		664,193
	Pvtpl Panther Bf Aggregator Lp	Pvtpl Panther Bf Aggregator 2 Lp Fixed 8.5% 05-15-2027		183,253
	Pvtpl Panther Bf Aggregator Lp	Pvtpl Panther Bf Aggregator 2 Lp/Panther6.25% 05-15-2026		85,987
	Pvtpl Park Inter Hldgs Llc/Pk Domestic Ppty	Pvtpl Park Inter Hldgs Llc/Pk Domestic Ppty 7.5% Due 06-01-2025/06-01-2022 Beo		121,930
	Pvtpl Parkland Corp/Canada	Pvtpl Parkland Corp/Canada 4.625% 07-10-2030		313,623
	Pvtpl Parkland Corp/Canada	Pvtpl Parkland Corp/Canada 4.5% 10-01-2029		377,144
	Pvtpl Parkland Fuel Corp	Pvtpl Parkland Fuel Corp 5.875% Due 07-15-2027 Beo		287,699
	Pvtpl Pennsylvania Elec Co	Pvtpl Pennsylvania Elec Co Fixed 3.6%06-01-2029 Beo		89,963
	Pvtpl Pennymac Finl Svcs Inc	Pvtpl Pennymac Finl Svcs Inc New 5.75% 09-30-2031		79,301
	Pvtpl Petsmart Inc/Petsmart Fin Corp	Pvtpl Petsmart Inc/Petsmart Fin Corp 4.75% Due 02-15-2028 Beo		690,474
	Pvtpl Petsmart Inc/Petsmart Fin Corp	Pvtpl Petsmart Inc/Petsmart Fin Corp 7.75% Due 02-15-2029 Beo		234,798
	Pvtpl Pike Corp	Pvtpl Pike Corp Sr Nt 5.5% 09-01-2028		177,471
	Pvtpl Playtika Hldg Corp	Pvtpl Playtika Hldg Corp 4.25% Due 03-15-2029/03-11-2021 Beo		617,756
	Pvtpl Pmhc Ii Inc	Pvtpl Pmhc Ii Inc Sr Nt 9.0% 02-15-2030		319,413
	Pvtpl Polar Us Borrower Llc	Pvtpl Polar Us Borrower Llc 6.75% 05-15-2026		112,850
	Pvtpl Premier Entmt Sub Llc	Pvtpl Premier Entmt Sub Llc/Premier Entmt Fi Sr Nt 5.625% 09-01-2029		105,448
	Pvtpl Premier Entmt Sub Llc	Pvtpl Premier Entmt Sub Llc/Premier Entmt Fi Sr Nt 5.875% 09-01-2031		214,342
	Pvtpl Presidio Hldgs Inc	Pvtpl Presidio Hldgs Inc Sr Nt 144A 8.25% Due 02-01-2028/02-01-2023 Beo		432,019
	Pvtpl Protective Life Global Fdg	Pvtpl Protective Life Global Fdg 1.618% Due 04-15-2026 Beo		629,193
	Pvtpl Providence Svc Corp	Pvtpl Providence Svc Corp Sr Nt 144A 5.875% Due 11-15-2025 Beo		129,627
	Pvtpl Qorvo Inc	Pvtpl Qorvo Inc 1.75% Due 12-15-2024 Beo		368,380
	Pvtpl Quicken Lns Llc	Pvtpl Quicken Lns Llc/Quicken Lns Co-Issuer In 3.625% 03-01-2029		15,849
	Pvtpl Rad Clo Ltd	Pvtpl Rad Clo 5 Ltd/Rad Clo 5 Llc Sr 19-5A Cl Ar Var Rt Due 07-24-2032 Beo		682,655
	Pvtpl Rolls-Royce	Pvtpl Rolls-Royce 3.625% Due 10-14-2025		184,000
	Pvtpl Romark Clo-I Ltd	Pvtpl Romark Clo-I Ltd / Romark Clo-I Llc 23/10/2030 Var Rt Due 10-23-2030 Beo		687,050
	Pvtpl Royal Caribbean Cruises Ltd	Pvtpl Royal Caribbean Cruises Ltd 11.5% Due 06-01-2025 Beo		60,060
	Pvtpl Royal Caribbean Cruises Ltd	Pvtpl Royal Caribbean Cruises Ltd 5.5% Due 04-01-2028 Beo		194,723
	Pvtpl Royal Caribbean Cruises Ltd	Pvtpl Royal Caribbean Cruises Ltd 8.25% Due 01-15-2029/10-06-2022 Beo		200,975
	Pvtpl Sabre Glbl Inc	Pvtpl Sabre Glbl Inc 11.25% Due 12-15-2027/12-06-2022 Beo		56,616
	Pvtpl Sabre Glbl Inc	Pvtpl Sabre Glbl Inc 7.375% Due 09-01-2025/09-01-2022 Beo		117,537

(continued)

MORGAN STANLEY 401(k) PLAN

Plan Number 003,     Employer Identification Number 20-8764829

FORM 5500, SCHEDULE H, LINE 4i —

SCHEDULE OF ASSETS (HELD AT END OF YEAR)

AT DECEMBER 31, 2022

				(e)
	(b)	(c)	(d)	Current
(a)	Identity of Issuer	Description of Investment	Cost**	Value
	Corporate Debt Instruments (continued)
	Pvtpl Sabre Glbl Inc	Pvtpl Sabre Glbl Inc 9.25% Due 04-15-2025		359,602
	Pvtpl Sba Tower Tr -C Secd Tower Rev Secs A	Pvtpl Sba Tower Tr 2020-1C Secd Tower Rev Secs 144A 1.884% Due 07-15-2050		528,206
	Pvtpl Scientific Games Intl Inc	Pvtpl Scientific Games Intl Inc 7.25% Due 11-15-2029		144,000
	Pvtpl Scih Salt Hldgs Inc	Pvtpl Scih Salt Hldgs Inc 4.875% 05-01-2028		82,155
	Pvtpl Seagate Hdd Cayman	Pvtpl Seagate Hdd Cayman 144A 9.625% Due12-01-2032/11-30-2022		66,685
	Pvtpl Sensata Technologies Inc	Pvtpl Sensata Technologies Inc 4.375% Due 02-15-2030		131,446
	Pvtpl Sequoia	Pvtpl Sequoia Mtg Tr Sr-Ch1 Cl-A1 4% 02-25-2048		141,104
	Pvtpl Sirius Xm Holdings Inc	Pvtpl Sirius Xm Holdings Inc 5.0% Due 08-01-2027		77,654
	Pvtpl Sirius Xm Radio Inc	Pvtpl Sirius Xm Radio Inc 3.125% Due 09-01-2026 Beo		30,190
	Pvtpl Sirius Xm Radio Inc	Pvtpl Sirius Xm Radio Inc 3.875% Due 09-01-2031 Beo		137,310
	Pvtpl Sirius Xm Radio Inc	Pvtpl Sirius Xm Radio Inc 4.0% Due 07-15-2028 Beo		530,883
	Pvtpl Six Flags Theme Parks Inc	Pvtpl Six Flags Theme Parks Inc Sr Secd Nt 144A 7% Due 07-01-2025/04-22-2020		44,335
	Pvtpl Sk Hynix Inc	Pvtpl Sk Hynix Inc 1% Due 01-19-2024 Beo		380,015
	Pvtpl Skymiles Ip Ltd & Delta Air Lines Inc	Pvtpl Skymiles Ip Ltd & Delta Air Lines Inc 4.5% Due 10-20-2025		292,808
	Pvtpl Slm Student Ln	Pvtpl Slm Student Ln Ser 04-10 Cl A7B Fltg 10-25-2029		866,680
	Pvtpl Smb Private Ed Ln	Pvtpl Smb Private Ed Ln Tr 2020-B 1.29% 07/15/2053 1.29% Due 07-15-2053 Beo		346,388
	Pvtpl Smb Private Ed Ln Tr	Pvtpl Smb Private Ed Ln Tr 2020-Pt-A 1.6% Due 09-15-2054 Beo		693,580
	Pvtpl Sonic Automotive Inc	Pvtpl Sonic Automotive Inc 4.875% Due 11-15-2031 Beo		50,316
	Pvtpl Sound Pt Clo Xiv Ltd	Pvtpl Sound Pt Clo Xiv Ltd/Sound Pt Clo Xiv Sr Secd Nt Cl A-R2 01-23-2029		129,325
	Pvtpl Sound Pt Clo Xiv Ltd	Pvtpl Sound Pt Clo Xiv Ltd/Sound Pt Clo Xiv Sr Secd Nt Cl A-R2 01-23-2029		258,650
	Pvtpl Sound Pt Clo Xiv Ltd	Pvtpl Sound Pt Clo Xvi Ltd/Sound Pt Clo Xvi Var Rt Due 07-25-2030 Beo		492,312
	Pvtpl Sound Pt Clo Xiv Ltd	Pvtpl Sound Pt Clo Xvi Ltd/Sound Pt Clo Xvi Var Rt Due 07-25-2030 Beo		393,850
	Pvtpl Sound Pt Clo Xiv Ltd	Pvtpl Sound Pt Clo Xvii Ltdcl A-1-R Fltg 144A Var Rt 10-20-2030		394,281
	Pvtpl Sound Pt Clo Xiv Ltd	Pvtpl Sound Pt Clo Xvii Ltdcl A-1-R Fltg 144A Var Rt 10-20-2030		492,852
	Pvtpl Sp Finco Llc	Pvtpl Sp Finco Llc Sr 6.75% Due 07-01-2025		156,736
	Pvtpl Standard Chartered Plc	Pvtpl Standard Chartered Plc 03-30-2026		477,916
	Pvtpl Standard Inds Inc Del	Pvtpl Standard Inds Inc Del 3.375% Due 01-15-2031 Beo		142,465
	Pvtpl Stericycle Inc	Pvtpl Stericycle Inc 3.875% Due 01-15-2029/11-24-2020 Beo		79,398
	Pvtpl Stericycle Inc	Pvtpl Stericycle Inc Sr Nt 5.375% Due 07-15-2024		251,860
	Pvtpl Sumitomo Mitsui Tr Bk Ltd	Pvtpl Sumitomo Mitsui Tr Bk Ltd .8% Due 09-12-2023 Beo		387,988
	Pvtpl Summit Matls Llc	Pvtpl Summit Matls Llc Fixed 6.5% 03-15-2027		93,097
	Pvtpl Swedbank Ab Medium Term	Pvtpl Swedbank Ab Medium Term Nts Book Entry 1 3.356% Due 04-04-2025 Reg		288,131
	Pvtpl Symantec Corp	Pvtpl Symantec Corp 5.0% Due 04-15-2025		42,798
	Pvtpl Syneos Health Inc	Pvtpl Syneos Health Inc 3.625% Due 01-15-2029 Beo		175,381
	Pvtpl Tallgrass Energy Partners	Pvtpl Tallgrass Energy Partners Lp/Tallgrass 6.0% Due 09-01-2031 Beo		330,157
	Pvtpl Tallgrass Energy Partners	Pvtpl Tallgrass Energy Partners Lp/Tallgrass 7.5% 10-01-2025		142,269
	Pvtpl Tcw Clo	Pvtpl Tcw Clo Ser 18-1A Cl A1R Fltg 04-25-2031 Beo		492,009
	Pvtpl Tegna Inc	Pvtpl Tegna Inc Sr Nt 4.75% Due 03-15-2026 Beo		172,599
	Pvtpl Teleflex Inc	Pvtpl Teleflex Inc Sr Nt 144A 4.25% Due 06-01-2028/05-27-2020 Beo		219,999
	Pvtpl Telesat Canada/Telesat Llc	Pvtpl Telesat Canada/Telesat Llc 4.875% Due 06-01-2027		143,717
	Pvtpl Telesat Cda	Pvtpl Telesat Cda 6.5% 10-15-2027		24,876
	Pvtpl Telesat Cda/Telesat Llc	Pvtpl Telesat Cda/Telesat Llc 5.625% Due11-06-2026 Beo		67,163
	Pvtpl Tempo Acqstn Llc/Tempo Acquisitio	Pvtpl Tempo Acqstn Llc/Tempo Acquisitio 5.75% Due 06-01-2025/05-07-2020 Beo		66,113
	Pvtpl Thor Industries	Pvtpl Thor Industries 4.0% 10-15-2029		329,844
	Pvtpl Ticp Clo Ii- Ltd	Pvtpl Ticp Clo Ii-2 Ltd/Ticp Clo Ii-2 Llc Ser 18-Iia Cl A1 Fltg 04-20-2028		106,516

(continued)

MORGAN STANLEY 401(k) PLAN

Plan Number 003,     Employer Identification Number 20-8764829

FORM 5500, SCHEDULE H, LINE 4i —

SCHEDULE OF ASSETS (HELD AT END OF YEAR)

AT DECEMBER 31, 2022

				(e)
	(b)	(c)	(d)	Current
(a)	Identity of Issuer	Description of Investment	Cost**	Value
	Corporate Debt Instruments (continued)
	Pvtpl Towd Pt	Pvtpl Towd Pt Mtg Tr Fltg Rt Ser 19-Hy2 Cl A1 12-25-2048 Beo		51,128
	Pvtpl Towd Pt	Pvtpl Towd Pt Mtg Tr Ser 2019-Hy3 Cl A1A Fltg 12-25-2048		201,387
	Pvtpl Towd Pt	Pvtpl Towd Pt Mtg Tr Ser 2019-Hy3 Cl A1A Fltg 12-25-2048		167,822
	Pvtpl Towd Pt	Pvtpl Towd Pt Mtg Tr Var Rt Ser 19-1 Cl A1 03-25-2058		341,592
	Pvtpl Transdigm Inc	Pvtpl Transdigm Inc 6.25% 03-15-2026		885,599
	Pvtpl Transdigm Inc	Pvtpl Transdigm Inc 8% Due 12-15-2025/04-08-2020 Beo		312,437
	Pvtpl Transocean Proteus Ltd	Pvtpl Transocean Proteus Ltd Sr Secd Nt 6.25% 12-01-2024		39,009
	Pvtpl Trinseo Matls Oper S C A	Pvtpl Trinseo Matls Oper S C A/Trinseo 5.375% Due 09-01-2025		132,423
	Pvtpl Triton Wtr Hldgs Inc	Pvtpl Triton Wtr Hldgs Inc 6.25% Due 04-01-2029/03-31-2021 Beo		233,423
	Pvtpl Triumph Group Inc New	Pvtpl Triumph Group Inc New 8.875% Due 06-01-2024/08-17-2020 Beo		251,323
	Pvtpl Tronox Inc	Pvtpl Tronox Inc 4.625% 03-15-2029		156,275
	Pvtpl Trtx 2021-Fl4 Issuer Ltd	Pvtpl Trtx 2021-Fl4 Issuer Ltd Ser 21-Fl4 Cl A Fltg 03-15-2038		385,415
	Pvtpl Trtx 2022-Fl5 Issuer	Pvtpl Trtx 2022-Fl5 Issuer Ser 22-Fl5 Cl A Var 02-15-2039		385,421
	Pvtpl Uber Technologies Inc	Pvtpl Uber Technologies Inc 8% Due 11-01-2026 Beo		295,012
	Pvtpl Uber Technologies Inc	Pvtpl Uber Technologies Inc Sr Nt 144A 7.5% Due 05-15-2025/05-15-2020 Beo		224,892
	Pvtpl Uniti Group Lp/Uniti Fiber Hldgs Inc	Pvtpl Uniti Group Lp/Uniti Fiber Hldgs Inc/7.875% Due 02-15-2025		278,744
	Pvtpl Univision Communications Inc	Pvtpl Univision Communications Inc Sr Secd Nt 144A 6.625% 06-01-2027		366,628
	Pvtpl Vail Resorts Inc	Pvtpl Vail Resorts Inc 6.25% 05-15-2025		96,000
	Pvtpl Valeant Pharmaceuticals Intl	Pvtpl Valeant Pharmaceuticals Intl 9.25% 144A 04-01-2026		77,700
	Pvtpl Valeant Pharmaceuticals Intl Bnds	Pvtpl Valeant Pharmaceuticals Intl Bnds 9.0% Due 12-15-2025		186,668
	Pvtpl Venture Cdo Ltd	Pvtpl Venture Cdo Ltd Ser 15-21A Fltg Rate Due 07-15-2027		21,162
	Pvtpl Venture Cdo Ltd	Pvtpl Venture Cdo Ltd Sr 14-17A Cl Arr Fltg 04-15-2027		472,057
	Pvtpl Venture Cdo Ltd	Pvtpl Venture Cdo Ltd Sr 14-17A Cl Arr Fltg 04-15-2027		134,874
	Pvtpl Venture Clo Ltd	Pvtpl Venture Clo Ltd Sr 17-28A Cl A2R Var Rt 07-20-2030		392,393
	Pvtpl Venture Global Calcasieu Pass Llc	Pvtpl Venture Global Calcasieu Pass Llc 3.875% Due 08-15-2029		288,750
	Pvtpl Venture Global Calcasieu Pass Llc	Pvtpl Venture Global Calcasieu Pass Llc 3.875% Due 11-01-2033 Beo		223,831
	Pvtpl Venture Xxix Clo Ltd/Venture Xxix Clo Var Rt Due -- Beo	Pvtpl Venture Xxix Clo Ltd/Venture Xxix Clo Var Rt Due 09-07-2030 Beo		490,106
	Pvtpl Venture Xxv Clo Ltd/Venture Xxv Clo Ll	Pvtpl Venture Xxv Clo Ltd/Venture Xxv Clo Ll Sr 16-25A Cl Arr Fltg Rt 04-20-2029		319,449
	Pvtpl Venture Xxv Clo Ltd/Venture Xxv Clo Ll	Pvtpl Venture Xxv Clo Ltd/Venture Xxv Clo Ll Sr 16-25A Cl Arr Fltg Rt 04-20-2029		182,542
	Pvtpl Venture Xxvi Clo Ltd	Pvtpl Venture Xxvi Clo Ltd Ser 17-26A Cl A-R Fltg 01-20-2029 Beo		668,555
	Pvtpl Venture Xxvi Clo Ltd	Pvtpl Venture Xxvi Clo Ltd Ser 17-26A Cl A-R Fltg 01-20-2029 Beo		477,539
	Pvtpl Verscend Escrow Corp	Pvtpl Verscend Escrow Corp 9.75% 08-15-2026		1,394,127
	Pvtpl Vertical Brdg Cc Llc	Pvtpl Vertical Brdg Cc Llc Secd Tower Rev Nt Ser 144A 2.636 Due 09-15-2050 Beo		535,492
	Pvtpl Vertiv Group Corp	Pvtpl Vertiv Group Corp Sr Secd Nt 4.125% 11-15-2028		96,900
	Pvtpl Viasat Inc	Pvtpl Viasat Inc Sr Nt 144A 5.625% 09-15-2025		581,723
	Pvtpl Vibrant Clo Ltd	Pvtpl Vibrant Clo Ltd Ser 19-11A Cl A1R1 Fltg 07-20-2032		388,561
	Pvtpl Vibrant Clo Vi Ltd	Pvtpl Vibrant Clo Vi Ltd Ser 17-6A Cl Ar Fltg 06-20-2029		137,019
	Pvtpl Vici Pptys L P/Vici	Pvtpl Vici Pptys L P/Vici Nt Co Inc 4.625% 06-15-2025		62,319
	Pvtpl Vici Pptys L P/Vici	Pvtpl Vici Pptys L P/Vici Nt Co Inc 4.5%Due 01-15-2028 Beo		140,397
	Pvtpl Vici Properties Inc	Pvtpl Vici Properties Inc 5.625% 05-01-2024		122,109
	Pvtpl Vici Properties Inc	Pvtpl Vici Properties Inc 5.75% Due 02-01-2027 Beo		194,948
	Pvtpl Vistra Operations Co Llc	Pvtpl Vistra Operations Co Llc 4.375% Due 05-01-2029 Beo		355,465
	Pvtpl Vistra Operations Co Llc	Pvtpl Vistra Operations Co Llc 5.0% 07-31-2027		121,267
	Pvtpl Vistra Operations Co Llc	Pvtpl Vistra Operations Co Llc 5.125% Due 05-13-2025 Beo		159,368
	Pvtpl Vistra Operations Co Llc	Pvtpl Vistra Operations Co Llc 5.5% Due 09-01-2026 Beo		319,882

(continued)

MORGAN STANLEY 401(k) PLAN

Plan Number 003,     Employer Identification Number 20-8764829

FORM 5500, SCHEDULE H, LINE 4i —

SCHEDULE OF ASSETS (HELD AT END OF YEAR)

AT DECEMBER 31, 2022

				(e)
	(b)	(c)	(d)	Current
(a)	Identity of Issuer	Description of Investment	Cost**	Value
	Corporate Debt Instruments (continued)
	Pvtpl Vistra Operations Co Llc	Pvtpl Vistra Operations Co Llc Sr Nt 144A 5.625% 02-15-2027		87,380
	Pvtpl Volkswagen Group Amer Fin Llc	Pvtpl Volkswagen Group Amer Fin Llc 3.35% Due 05-13-2025 Beo		286,708
	Pvtpl W R Grace Hldgs Llc	Pvtpl W R Grace Hldgs Llc 4.875% 06-15-2027		32,787
	Pvtpl W R Grace Hldgs Llc	Pvtpl W R Grace Hldgs Llc Sr Nt 5.625% 08-15-2029		80,727
	Pvtpl Wayfair Inc	Pvtpl Wayfair Inc Sr Nt Conv 3.25% 09-15-2027		140,300
	Pvtpl Weatherford Intl Ltd	Pvtpl Weatherford Intl Ltd 6.5% 09-15-2028		116,656
	Pvtpl Wellfleet Clo Ltd	Pvtpl Wellfleet Clo Ltd Ser 15-1A Cl Ar4 Var Rt Due 07-20-2029 Beo		287,574
	Pvtpl Wellfleet Clo Ltd	Pvtpl Wellfleet Clo Ltd Ser 15-1A Cl Ar4 Var Rt Due 07-20-2029 Beo		503,255
	Pvtpl Westlake Auto Recv	Pvtpl Westlake Auto Recv Tr 2013-1 Sr 22-2A Cl A2B Fltg Rt 08-15-2025		697,690
	Pvtpl Yara Intl Asa	Pvtpl Yara Intl Asa Nt 144A 3.148% Due 06-04-2030/06-04-2020 Beo		321,684
	Pvtpl Zf North Amer Cap Inc	Pvtpl Zf North Amer Cap Inc Nt 144A 4.75% Due 04-29-2025 Beo		362,964
	Pvtpl Ziprecruiter Inc	Pvtpl Ziprecruiter Inc 5.0% 01-15-2030		193,739
	Pvtpldish Dbs Corp	Pvtpldish Dbs Corp Sr Secd Nt 5.75% 12-01-2028		244,226
	Pvtplnova Chemicals Corp	Pvtplnova Chemicals Corp Bnds 144A 4.875% 06-01-2024		63,854
	Q Hldgs Inc	Q2 Hldgs Inc Sr Nt Conv .75% 06-01-2026		172,830
	Qatar National Bank (Q.P.S.C)	Qatar National Bank (Q.P.S.C) Tla 06/10/2023		697,375
	Quanta Svcs Inc	Quanta Svcs Inc Sr Nt .95% 10-01-2024		368,542
	Qvc Inc	Qvc Inc 5.45% Due 08-15-2034		123,310
	Rapid Inc Rapid Inc	Rapid7 Inc Rapid7 Inc Sr Nt Conv .25% Due 03-15-2027 Reg		89,814
	Realkredit Danmark	Realkredit Danmark 1% Cvd Bds 01/10/50 Dkk0.01		726,744
	Realkredit Danmark	Realkredit Danmark 1% Gtd 01/10/2053 Dkk		60,875
	Realkredit Danmark	Realkredit Danmark 1% Gtd 01/10/2053 Dkk		568,816
	Realkredit Danmark	Realkredit Danmark 1.5% Cvd Bds 01/10/2053 Dkk		62,434
	Realkredit Danmark	Realkredit Danmark 1.5% Cvd Bds 01/10/2053 Dkk		51,710
	Realkredit Danmark	Realkredit Danmark 2% Cvd Bds 01/10/53 Dkk0.01		65,568
	Redfin Corp	Redfin Corp Sr Nt Conv .5% 04-01-2027		132,073
	Resdntl	Resdntl Mtg Sec 32A A Cmo 20/06/2070		629,362
	Resdntl	Resdntl Mtg Sec 32A A Cmo 20/06/2070		157,340
	Resimac Bastille	Resimac Bastille Series 2021-2Nc 5.17188% 02-03-2053		992,581
	Ripon Mortgages	Ripon Mortgages 28/08/2056		612,056
	Rlj Lodging Tr L P	Rlj Lodging Tr L P Sr Secd Nt 144A 3.75%07-01-2026		105,871
	Rlj Lodging Tr L P	Rlj Lodging Tr L P Sr Secd Nt 144A 4% 09-15-2029		57,557
	Royal Bk Scotland Group Plc	Royal Bk Scotland Group Plc Sr Nt Fltg Rate Due 06-25-2024/06-25-2023 Reg		500,126
	Royal Bk Scotland Group Plc	Royal Bk Scotland Group Plc Sr Nt Fltg Rate Due 06-25-2024/06-25-2023 Reg		200,051
	Royal Caribbean Cruises Ltd	Royal Caribbean Cruises Ltd Sr Nt 144A 4.25% 07-01-2026		239,271
	Rp Escr Issuer Llc	Rp Escr Issuer Llc 5.25% Due 12-15-2025		247,423
	Santander Dr Auto	Santander Dr Auto 2.76% Due 03-17-2025		778,333
	Santander Dr Auto	Santander Dr Auto 4.37% Due 05-15-2025		696,779
	Santander Dr Auto Fixed	Santander Dr Auto Fixed 4.05% Due 07-15-2025		350,270
	Santander Dr Auto Receivables	Santander Dr Auto Receivables Tr Ser 22-7 Cl A2 5.81% 01-15-2026 Reg		500,917
	Santander Drive Auto Receivables	Santander Drive Auto Receivables Tr Ser 22-5 Cl A2 3.98% Due 01-15-2025		697,572
	Santander Hldgs Usa Inc	Santander Hldgs Usa Inc 2.49% 01-06-2028		429,583
	Santander Uk Group	Santander Uk Group Fltg Rt 4.796% Due 11-15-2024		885,078
	Saranac Clo Vi Ltd	Saranac Clo Vi Ltd / Saranac Clo Vi 5.87314% 08-13-2031		687,184
	Sba Communications	Sba Communications 3.125% Due 02-01-2029		203,715

(continued)

MORGAN STANLEY 401(k) PLAN

Plan Number 003,     Employer Identification Number 20-8764829

FORM 5500, SCHEDULE H, LINE 4i —

SCHEDULE OF ASSETS (HELD AT END OF YEAR)

AT DECEMBER 31, 2022

				(e)
	(b)	(c)	(d)	Current
(a)	Identity of Issuer	Description of Investment	Cost**	Value
	Corporate Debt Instruments (continued)
	Sba Tower Tr	Sba Tower Tr 2.328% Due 07-15-2052		586,984
	Scientific Games	Scientific Games 7% Due 05-15-2028		352,947
	Scientific Games	Scientific Games 8.625% Due 07-01-2025		608,040
	Scih Salt Holdings Inc	Scih Salt Holdings Inc Term Loan B 03-16-2027 Eo		86,331
	Sculptor Clo Xxv Ltd	Sculptor Clo Xxv Ltd / Sculptor Clo 0% 01-15-2031		587,445
	Seagate Hdd Cayman	Seagate Hdd Cayman 4.125% Due 01-15-2031		33,564
	Seagate Hdd Cayman	Seagate Hdd Cayman 5.75% Due 12-01-2034		406,135
	Segovia Euro C6-19 Frn Clo 07/2032 Eur 'A'	Segovia Euro C6-19 Frn Clo 07/2032 Eur 'A'		416,767
	Service Pptys	Service Pptys Tr 5.5% Due 12-15-2027		234,236
	Sfr Group Sa Term Loan	Sfr Group Sa Term Loan Senior Secured Due 01-31-2026 Beo		86,060
	Slm Corp Medium	Slm Corp Medium 5.5% Due 01-25-2023		54,906
	Slm Corp Medium Term	Slm Corp Medium Term Nts Book Entry 5.625% Due 08-01-2033		131,789
	Slm Student Ln	Slm Student Ln Tr 2005-4 Cl A-3 Var Rt Due 01-25-2027		23,952
	Slm Student Ln	Slm Student Ln Tr 2005-7 Student Ln-Bkd Nt Cl A-4 Var 10-25-2029 Reg		178,257
	Sm Energy Co	Sm Energy Co 5.625% Due 06-01-2025		95,039
	Sm Energy Co	Sm Energy Co 6.5% Due 07-15-2028 Reg		13,423
	Smb Private Ed	Smb Private Ed Ln Tr 2021-C 5.25443% 01-15-2053		469,432
	Smbc Aviation Cap	Smbc Aviation Cap 4.125% Due 07-15-2023		197,886
	Snap Inc	Snap Inc Sr Nt Conv 0% 05-01-2027		97,790
	Societe Generale	Societe Generale 2.625% Due 01-22-2025		376,307
	Sound Point Clo Ltd	Sound Point Clo Ltd 0.0% 20/10/2028 0% 10-20-2028		216,310
	Sound Pt Clo Ix Ltd	Sound Pt Clo Ix Ltd / Sound Pt Clo 15-2A Ar 0.0% 07-20-2032		392,173
	Sound Pt Clo Ix Ltd	Sound Pt Clo Ix Ltd / Sound Pt Clo 15-2A Ar 0.0% 07-20-2032		392,173
	Sound Pt Clo Xv Ltd	Sound Pt Clo Xv Ltd / Sound Pt Clo Sr Secd Nt Cl A-Rr 144A 5.71529% 01-23-2029		812,731
	Southern Co	Southern Co Fltg Due 05-10-2023 Beo		398,908
	Southwestern Energy Co	Southwestern Energy Co 4.75% 02-01-2032		136,734
	Southwestern Energy Co	Southwestern Energy Co 8.375% Due 11-15-2028 Reg		126,809
	Spi Australia Assets Pty Mtn	Spi Australia Assets Pty Mtn 3.3% 09/04/2023		398,083
	Spirit Airlines Inc	Spirit Airlines Inc 1% Due 05-15-2026 Beo		285,775
	Splunk Inc	Splunk Inc 1.125% Due 06-15-2027 Beo		196,605
	Splunk Inc	Splunk Inc Sr Nt Conv 1.125% Due 09-15-2025 Reg		89,443
	Springleaf Fin	Springleaf Fin 6.125% Due 03-15-2024		162,546
	Springleaf Fin	Springleaf Fin 6.875% Due 03-15-2025		111,438
	Sprint Cap Corp	Sprint Cap Corp 6.875% Due 11-15-2028		578,233
	Sprint Cap Corp	Sprint Cap Corp 8.75% Due 03-15-2032		481,991
	Sprint Corp	Sprint Corp 7.125% Due 06-15-2024		135,663
	Sprint Corp Fixed	Sprint Corp Fixed 7.625% Due 03-01-2026		317,759
	Square Inc	Square Inc .125% Due 03-01-2025 Reg		124,614
	Square Inc	Square Inc .25% Due 11-01-2027		125,876
	Starwood	Starwood Mtg Fltg Rt 1.162% Due 08-25-2056		311,370
	Starwood Ppty Tr Inc	Starwood Ppty Tr Inc Sr Nt 144A 4.375% 01-15-2027		350,030
	Std Inds Inc	Std Inds Inc Del 4.375% Due 07-15-2030		69,269
	Sumitomo Mitsui	Sumitomo Mitsui 1.474% Due 07-08-2025		364,768
	Sumitomo Mitsui Finl Group Inc	Sumitomo Mitsui Finl Group Inc 2.448% Due 09-27-2024		285,131
	Surgery Center Holdings, Inc.	Surgery Center Holdings, Inc. Term Loan First Lien Sr Secured Tl 08-31-2026 Usd		283,990

(continued)

MORGAN STANLEY 401(k) PLAN

Plan Number 003,     Employer Identification Number 20-8764829

FORM 5500, SCHEDULE H, LINE 4i —

SCHEDULE OF ASSETS (HELD AT END OF YEAR)

AT DECEMBER 31, 2022

				(e)
	(b)	(c)	(d)	Current
(a)	Identity of Issuer	Description of Investment	Cost**	Value
	Corporate Debt Instruments (continued)
	Surgery Ctr Hldgs	Surgery Ctr Hldgs 10% Due 04-15-2027		552,503
	Synchrony Bk Global	Synchrony Bk Global Sr Short Term Bk Nts5.4% Due 08-22-2025 Reg		394,507
	Targa Res Partners	Targa Res Partners Fixed 6.5% Due 07-15-2027		156,989
	Targa Res Partners	Targa Res Partners Fixed 6.875% 01-15-2029		63,567
	Td Synnex Corp	Td Synnex Corp Fixed 1.25% Due 08-09-2024		371,375
	Telecom Italia Cap	Telecom Italia Cap 6.375% Due 11-15-2033		229,883
	Tenet Healthcare	Tenet Healthcare 6.875% Due 11-15-2031		156,745
	Tenet Mandatory Exchange	Tenet Mandatory Exchange Tenet 000491Eapr 01-20-2023		725,731
	Tenet Mandatory Exchange	Tenet Mandatory Exchange Tenet 000491Fanr 01-20-2023		131,612
	Tenet Mandatory Exchange	Tenet Mandatory Exchange Tenet 000491Naqr 01-20-2023		28,482
	Teva	Teva 2.8% Due 07-21-2023		305,958
	Teva	Teva 3.15% Due 10-01-2026		300,828
	Teva	Teva 6.15% Due 02-01-2036		23,735
	Textron Inc Fixed	Textron Inc Fixed 2.45% Due 03-15-2031		482,081
	The Edelman Finl Center,Llc	The Edelman Finl Center,Llc 6/18 2Nd Lien Term Loan Due 07-20-2026 Beo		271,607
	Tibco Software Inc	Tibco Software Inc Term Loan 2022 Seniorsecured Term Loan 03-20-2029		211,659
	Time Warner Cable	Time Warner Cable 7.3% Due 07-01-2038		76,596
	T-Mobile Usa Inc	T-Mobile Usa Inc 2.05% Due 02-15-2028		258,153
	T-Mobile Usa Inc	T-Mobile Usa Inc 2.55% 02-15-2031		81,992
	T-Mobile Usa Inc	T-Mobile Usa Inc 3.875% 04-15-2030		454,105
	Tn Gas Pipeln Co	Tn Gas Pipeln Co 7% Due 10-15-2028		214,005
	Towd Point Mortga	Towd Point Mortga Frn M/Bkd 05/2045 Gbp 'A'		742,782
	Towd Point Mortga	Towd Point Mt19-13 Frn M/Bkd 07/2045 Gbp'A1'		956,124
	Towd Point Mortga	Towd Pt Mtg Tr 2020-2 Asset Backed Nt Cla1A Var Rt 04-25-2060		226,613
	Toyota Mtr Cr Corp	Toyota Mtr Cr Corp Fltg Rt 5.3% Due 12-11-2023		100,152
	Toyota Tsusho Corp	Toyota Tsusho Corp 3.625% Snr 13/09/2023Usd		197,762
	Transalta Corp	Transalta Corp 7.75% Due 11-15-2029 Beo		130,752
	Transdigm Inc	Transdigm Inc 6.375% Due 06-15-2026		468,259
	Transdigm Inc	Transdigm Inc Term Loan E 05-30-2025		167,780
	Transdigm Inc	Transdigm Inc Term Loan F 12-24-2025		93,864
	Transocean Phoenix	Transocean Phoenix 7.75% Due 10-15-2024		51,480
	Tripadvisor Inc	Tripadvisor Inc 7% Due 07-15-2025		234,164
	Truist Finl Corp	Truist Finl Corp Fixed 5.1% Due 12-31-2049		462,500
	Twilio Inc	Twilio Inc 3.625% 03-15-2029		62,555
	Twilio Inc	Twilio Inc Fixed 3.875% Due 03-10-2031		130,110
	Uber Technologies	Uber Technologies 7.5% Due 09-15-2027		122,962
	Uber Technologies Inc	Uber Technologies Inc Sr Nt Conv 0.0% Due 12-15-2025 Reg		112,862
	Ubs Group Ag	Ubs Group Ag Nt 144A 2.095% 02-11-2032		300,823
	Ukg Inc	Ukg Inc Term Loan Due 05-03-2027 Beo		257,877
	Unity Software Inc	Unity Software Inc Cnv Snr 0.0% Usd 11-15-2026		59,880
	Univision	Univision 5.125% Due 02-15-2025		260,955
	Univision	Univision 7.375% Due 06-30-2030		157,691
	Us Foods Inc	Us Foods Inc 6.25% Due 04-15-2025		167,231
	Usa Compression	Usa Compression Fixed 6.875% Due 04-01-2026		113,196
	Utd Contl Hldgs	Utd Contl Hldgs Fixed 4.15% Due 04-11-2024		206,268

(continued)

MORGAN STANLEY 401(k) PLAN

Plan Number 003,     Employer Identification Number 20-8764829

FORM 5500, SCHEDULE H, LINE 4i —

SCHEDULE OF ASSETS (HELD AT END OF YEAR)

AT DECEMBER 31, 2022

				(e)
	(b)	(c)	(d)	Current
(a)	Identity of Issuer	Description of Investment	Cost**	Value
	Corporate Debt Instruments (continued)
	Uwm	Uwm Mtg Tr Fltg Rt 4.87768% Due 12-25-2051		340,991
	Vail Resorts Inc	Vail Resorts Inc 0% Due 01-01-2026		102,025
	Venture Clo Ltd	Venture 38 Clo Ltd / Venture 38 Clo 5.96243% 07-30-2032		290,562
	Venture Cdo Ltd	Venture Cdo Ltd 20/10/2028 0% 10-20-2028		247,845
	Venture Cdo Ltd	Venture Cdo Ltd 20/10/2028 0% 10-20-2028		330,460
	Venture Global	Venture Global 4.125% Due 08-15-2031		79,236
	Venture Xxviii Clo Ltd	Venture Xxviii Clo Ltd / Venture Sr Secdnt Cl A1R Fltg 144A 5.79771% 07-20-2030		294,087
	Verint Sys Inc	Verint Sys Inc Sr Nt Conv .25% 04-15-2026		91,350
	Verscend Hldg Corp	Verscend Hldg Corp Term B-1 Loan Due 08-27-2025 Beo		333,351
	Viacom Inc	Viacom Inc 6.875% Due 04-30-2036		32,175
	Viacom Inc New	Viacom Inc New 4.375% Due 03-15-2043		56,739
	Virginia Elec & Pwr Co	Virginia Elec & Pwr Co Disc Coml Paper 3/A3 Yrs 3&4 02-06-2023		497,509
	Vmware Inc	Vmware Inc Fixed 1% Due 08-15-2024		372,362
	Voc Escrow Ltd	Voc Escrow Ltd 5% Due 02-15-2028		70,528
	Walgreens Boots Alliance	Walgreens Boots Alliance Disc Coml Paper4/2 Yrs 3&4 01-18-2023		398,955
	Wayfair Inc Wayfair Inc	Wayfair Inc Wayfair Inc .625% Due 10-01-2025		197,829
	Wellfleet Clo 2017-1 Ltd	Wellfleet Clo 2017-1 Ltd / Sr Secd Nt Cla-1-R-R Fltg 5.69771% 04-20-2029		190,873
	Wells Fargo & Co	Wells Fargo & Co 2.509% Snr 27/10/23 Cad5000		360,463
	Wells Fargo & Co Var Rt	Wells Fargo & Co Var Rt 3.908% Due 04-25-2026		193,703
	Wells Fargo Coml	Wells Fargo Coml 3.862% Due 12-15-2039		266,447
	Wells Fargo Coml	Wells Fargo Coml Fltg Rt 5.469% Due 02-15-2037		384,612
	Wells Fargo Home	Wells Fargo Home Fltg Rt 5.00586% Due 10-25-2034		22,111
	Western Dig Corp	Western Dig Corp 4.75% Due 02-15-2026		44,260
	Westinghouse Air Brake Technologies Corp	Westinghouse Air Brake Technologies Corp 4.40% Due 03-15-2024		98,402
	Westinghouse Air Brake Technologies Corp	Westinghouse Air Brake Technologies Corp 4.7% 09-15-2028		673,607
	William Morris Endeavor Entmt Llc	William Morris Endeavor Entmt Llc (Img Hldngs, Llc) Term B-1 Ln 05-18-25		241,637
	Wind Riv - Clo Ltd	Wind Riv 2019-3 Clo Ltd / Wind Riv 1.16431% 04-15-2031		388,837
	Wind Riv - Clo Ltd	Wind Riv 2019-3 Clo Ltd / Wind Riv 1.16431% 04-15-2031		388,837
	Wind Riv - Clo Ltd	Wind Riv 2019-3 Clo Ltd / Wind Riv 1.16431% 04-15-2031		97,209
	Wmg Acquisition Corp	Wmg Acquisition Corp Sr Secd Nt 144A 3.75% 12-01-2029		80,840
	Wyndham	Wyndham 4.625% Due 03-01-2030		33,171
	Wyndham	Wyndham 6.625% Due 07-31-2026		132,065
	Wyndham Destinations Inc	Wyndham Destinations Inc 6.0% Due 04-01-2027/03-21-2017 Reg		43,658
	Wyndham Step Cpn	Wyndham Step Cpn 5.65% Due 04-01-2024		59,097
	Wyndham Worldwide Corp	Wyndham Worldwide Corp 3.9% Due 03-01-2023 Reg		89,271
	Xpo Logistics Inc	Xpo Logistics Inc Term Bank Loan 02-14-2025		174,043
	Zayo Group Hldgs	Zayo Group Hldgs 4% Due 03-01-2027		149,096
	Ziggo Bd Fin B V	Ziggo Bd Fin B V 6% Due 01-15-2027		289,361
		Corporate Debt Instruments Total		290,376,356
	Derivative Investments
*	AQR	Otc Derivative Cash Coll Receivable Fromcitibank		194
*	AQR	Otc Derivative Cash Coll Receivable Frommerrill Lynch Intl		17,550,211
*	Artisan International Growth	Hsbc P-Note (Ryanair Holdings Plc) 31/10/2023		4,083,772
	Barclays	Ccp Due From Barclays		240,000
	Barclays	Ccp Due Receivable From Barclays Captial Inc		295,000

(continued)

MORGAN STANLEY 401(k) PLAN

Plan Number 003,     Employer Identification Number 20-8764829

FORM 5500, SCHEDULE H, LINE 4i —

SCHEDULE OF ASSETS (HELD AT END OF YEAR)

AT DECEMBER 31, 2022

				(e)
	(b)	(c)	(d)	Current
(a)	Identity of Issuer	Description of Investment	Cost**	Value
	Derivative Investments (continued)
	Barclays	Otc Der Cash Coll Rec From Barclays		365,000
	Barclays	Lch_Irs Barcus31 24/05/2024 Eur P 6Meurib / R 1.58% Swu01J0R6		0
	Barclays	Lch_Ois Barcus31 17/03/2024 Jpy P 1Dtonar / R 0 Swu01B8C8		0
	Barclays	Lch_Ois Barcus31 17/03/2031 Jpy P 0.25% / R 1Dtonar Swu01E113		247,858
	Barclays	Lch_Ois Barcus31 20/03/2038 Jpy P 0.75% / R 1Dtonar Swu01E2M6		46,722
	Barclays	Lch_Irs Barcus31 13/09/2024 Nzd P 3Mbbr / R 4.5% Swu01L976		0
	Barclays	Lch_Irs Barcus31 14/06/2024 Nzd P 3Mbbr / R 4% Swu01J5I1		0
	Barclays	Lch_Ois Barcus31 15/03/2053 Gbp P 2% / R 1Dsonia Swu01Ksd4		220,649
	Barclays	Cme_Ois Barcus31 12/21/2032 Usd P 2% / R 1Dsofr Swu01Jhw7		351,657
	Barclays	Call Swo Usd Barcgb33 P 1Dsofr / R 1.41% 317U714I0 02/02/2023		0
	BNP Paribas Paris	FX DEAL TRANSACTED ON 07 SEP, 2022 CNH USD EX.RATE 6.926599 WITH BNP PARIBAS PARIS		3,106
	BNP Paribas Paris	FX DEAL TRANSACTED ON 28 DEC, 2022 EUR USD EX.RATE 0.938119 WITH BNP PARIBAS PARIS		271
	BNP Paribas Paris	FX DEAL TRANSACTED ON 27 DEC, 2022 EUR USD EX.RATE 0.937154 WITH BNP PARIBAS PARIS		80
	BNP Paribas Paris	FX DEAL TRANSACTED ON 15 JUN, 2022 USD ILS EX.RATE 0.294550 WITH BNP PARIBAS PARIS		3,667
	BNP Paribas Paris	FX DEAL TRANSACTED ON 30 DEC, 2022 USD JPY EX.RATE 0.007641 WITH BNP PARIBAS PARIS		1,303
	Brown Brothers Harriman And Co.	FX DEAL TRANSACTED ON 29 DEC, 2022 USD GBP EX.RATE 1.206109 WITH BROWN BROTHERS HARRIMAN AND CO.		245
	Citibank	Ccp Due Receivable From Citibank		174,000
	Citibank N.A.	FX DEAL TRANSACTED ON 21 DEC, 2022 EUR USD EX.RATE 0.940570 WITH CITIBANK N.A.		854
	Citibank N.A.	FX DEAL TRANSACTED ON 08 NOV, 2022 PEN USD EX.RATE 4.000000 WITH CITIBANK N.A.		3,154
	Citibank N.A.	FX DEAL TRANSACTED ON 12 SEP, 2022 PEN USD EX.RATE 3.922499 WITH CITIBANK N.A.		385
	Citibank N.A.	FX DEAL TRANSACTED ON 28 OCT, 2022 PEN USD EX.RATE 4.020100 WITH CITIBANK N.A.		1,063
	Citibank N.A.	FX DEAL TRANSACTED ON 13 MAY, 2022 USD ILS EX.RATE 0.295377 WITH CITIBANK N.A.		5,981
	Citibank N.A.	FX DEAL TRANSACTED ON 15 JUN, 2022 USD ILS EX.RATE 0.294898 WITH CITIBANK N.A.		8,818
	Citibank N.A.	FX DEAL TRANSACTED ON 27 MAY, 2022 USD ILS EX.RATE 0.303140 WITH CITIBANK N.A.		22,490
	Citibank N.A.	FX DEAL TRANSACTED ON 01 JUN, 2022 USD ILS EX.RATE 0.306391 WITH CITIBANK N.A.		48,959
	Citibank N.A.	FX DEAL TRANSACTED ON 01 FEB, 2022 USD ILS EX.RATE 0.316917 WITH CITIBANK N.A.		40,194
	Citibank N.A.	Call Swo Usd Citius33 P 1Dsofr / R 1.72% 317U970I9 02/23/2023		17
	Citibank N.A.	Cds Ice_Sbsius 12-20-2023 Swpc0Hj26		537
	Citigroup	Ccp Due From Citigroup Global Markets Inc		116,000
	Citigroup	Ccp Receivable From Citigroup Global Markets Inc/Salomon Brothers		233,000
	Citigroup	Lch_Irs Sbsius33 04/11/2032 Eur P 6Meurib / R 0 Swu01Mjv0		0
	Citigroup	Lch_Irs Sbsius33 04/11/2052 Eur P 0.195% / R 6Meurib Swu01Mk06		275,746
	Citigroup	Lch_Irs Sbsius33 08/11/2032 Eur P 6Meurib / R 0 Swu01Mmt1		0
	Citigroup	Lch_Irs Sbsius33 08/11/2052 Eur P 0.197% / R 6Meurib Swu01Mmu8		751,786
	Citigroup	Lch_Irs Sbsius33 09/12/2052 Eur P 0.83% / R 6Meurib Swu01Ndj1		35,390
	Citigroup	Lch_Irs Sbsius33 11/05/2027 Eur P 6Meurib / R 0.65% Swu01Ioa9		0
	Citigroup	Lch_Irs Sbsius33 12/04/2027 Eur P 6Meurib / R 0.65% Swu01Hy44		0
	Citigroup	Lch_Irs Sbsius33 13/05/2027 Eur P 6Meurib / R 1% Swu01Iqw9		0
	Citigroup	Lch_Ois Sbsius33 20/09/2027 Jpy P 0.3% / R 1Dtonar Swu01E2S3		84
	Citigroup	Cme_Irs Cme_Sbsius Nzd P 3.25%/R 3M Nfix3 21/03/2028 Swu00Myl6		23,088
	Citigroup	Lch_Ois Sbsius33 16/03/2042 Gbp P 0.5% / R 1Dsonia Swu01E9U1		620,838
	Citigroup	Lch_Irs Sbsius33 11/15/2028 Usd P 1.84% / R 3Mlibor Swu01D958		131,516
	Citigroup	Lch_Irs Sbsius33 11/21/2028 Usd P 1.84% / R 3Mlibor Swu01Dst5		65,526
	Citigroup	Lch_Rpi Sbsius33 15/03/2031 Eur P Cptfe / R 1.38% Swu086Fc4		0
	Citigroup	Lch_Rpi Sbsius33 15/05/2027 Eur P 3% / R Cptfe Swu0Ea018		13,617

				(continued)

MORGAN STANLEY 401(k) PLAN

Plan Number 003,     Employer Identification Number 20-8764829

FORM 5500, SCHEDULE H, LINE 4i —

SCHEDULE OF ASSETS (HELD AT END OF YEAR)

AT DECEMBER 31, 2022

				(e)
	(b)	(c)	(d)	Current
(a)	Identity of Issuer	Description of Investment	Cost**	Value
	Derivative Investments (continued)
	Citigroup	Lch_Rpi Sbsius33 15/05/2027 Eur P 3.13% / R Cptfe Swu04Am49		2,716
	Citigroup	Lch_Rpi Sbsius33 15/05/2032 Eur P 2.6% / R Cptfe Swu07Ku29		24,674
	Citigroup	Lch_Rpi Sbsius33 15/05/2037 Eur P Cptfe / R 2.488% Swu01Ja46		0
	Citigroup	Lch_Rpi Sbsius33 15/06/2032 Eur P 2.57% / R Cptfe Swu0Kt325		11,520
	Citigroup	Lch_Rpi Sbsius33 15/06/2032 Eur P 2.72% / R Cptfe Swu0Ea042		6,721
	Citigroup	Lch_Rpi Sbsius33 15/07/2032 Eur P 2.47% / R Cptfe Swu0Ea166		11,429
	Citigroup	Lch_Rpi Sbsius33 15/08/2030 Eur P 2.359% / R Cptfe Swu0Ea125		16,446
	Citigroup	Lch_Rpi Sbsius33 15/01/2025 Gbp P Rpi / R 3.33% Swu045V16		0
	Citigroup	Lch_Rpi Sbsius33 15/01/2032 Gbp P 4.3% / R Rpi Swu0Zd613		31,419
	Citigroup	Lch_Rpi Sbsius33 15/02/2027 Gbp P 4.626% / R Rpi Swu0Zd514		107,408
	Citigroup	Lch_Rpi Sbsius33 15/03/2024 Gbp P 6.29% / R Rpi Swu03Eh14		74,333
	Citigroup	Lch_Rpi Sbsius33 15/03/2036 Gbp P Rpi / R 3.58% Swu0G7690		0
	Citigroup	Lch_Rpi Sbsius33 15/05/2024 Gbp P 6.44% / R Rpi Swu0Mr830		17,291
	Citigroup	Lch_Rpi Sbsius33 15/05/2024 Gbp P 6.6% / R Rpi Swu02Am25		53,779
	Citigroup	Lch_Rpi Sbsius33 15/06/2024 Gbp P 5.2% / R Rpi Swu0Ea091		35,495
	Citigroup	Lch_Rpi Sbsius33 15/06/2024 Gbp P 5.33% / R Rpi Swu0Ea067		14,283
	Citigroup	Lch_Rpi Sbsius33 15/08/2030 Gbp P Rpi / R 3.475% Swu09Cc17		0
	Citigroup	Lch_Rpi Sbsius33 15/09/2023 Gbp P 4.48% / R Rpi Swu078656		47,238
	Citigroup	Lch_Rpi Sbsius33 15/09/2024 Gbp P Rpi / R 3.85% Swu0Jd561		0
	Citigroup	Lch_Rpi Sbsius33 15/09/2032 Gbp P 4.125% / R Rpi Swu0Fk528		2,590
	Citigroup	Lch_Rpi Sbsius33 15/09/2032 Gbp P 4.13% / R Rpi Swu0Th017		10,434
	Citigroup	Lch_Rpi Sbsius33 15/10/2032 Gbp P 4.142% / R Rpi Swu0Iu010		4,171
	Citigroup	Lch_Rpi Sbsius33 02/24/2031 Usd P 2.311% / R Cpi Swu0Ps017		104,650
	Citigroup	Lch_Rpi Sbsius33 02/26/2026 Usd P 2.314% / R Cpi Swu0En655		154,939
	Citigroup	Lch_Rpi Sbsius33 03/05/2026 Usd P 2.419% / R Cpi Swu0En705		110,143
	Citigroup	Lch_Rpi Sbsius33 03/08/2023 Usd P Cpi / R 5.033% Swu0Mr624		0
	Citigroup	Lch_Rpi Sbsius33 05/13/2026 Usd P 2.768% / R Cpi Swu0Eq088		64,402
	Citigroup	Lch_Rpi Sbsius33 05/14/2026 Usd P 2.813% / R Cpi Swu0Jl852		34,625
	Citigroup	Lch_Rpi Sbsius33 05/25/2026 Usd P 2.703% / R Cpi Swu0Zn009		49,426
	Citigroup	Lch_Rpi Sbsius33 08/26/2028 Usd P 2.573% / R Cpi Swu0Eq690		24,163
	Citigroup	Lch_Rpi Sbsius33 09/10/2028 Usd P 2.645% / R Cpi Swu0Eq781		10,564
	Citigroup	Lch_Rpi Sbsius33 11/04/2029 Usd P Cpi / R 1.76% Swu0Fc880		0
	Citigroup	Rpi Usd 2.21%/Us Cpi Lch_Sbsius 02-05-2023 Swu0Y9266		3,166
	Citigroup	Rpi Usd Us Cpi/2.335% Lch_Sbsius 02-05-2028 Swu0Y9274		0
	Deutsche Bank	Otc Der Cash Coll Rec From Deutsche		310,000
	Deutsche Bank	Otc Der Cash Coll Rec From Deutsche		70,000
	Deutsche Bank	Put Swo Usd Deutgb2L P 2.236% / R 3Mlibor 317U877Z5 11/17/2023		133,105
	Deutsche Bank Ag	FX DEAL TRANSACTED ON 17 JUN, 2022 USD ILS EX.RATE 0.294837 WITH DEUTSCHE BANK AG		14,629
	Goldman Sachs Bank Usa.	FX DEAL TRANSACTED ON 19 DEC, 2022 BRL USD EX.RATE 5.424449 WITH GOLDMAN SACHS BANK USA.		6,550
	Goldman Sachs Bank Usa.	FX DEAL TRANSACTED ON 31 OCT, 2022 PEN USD EX.RATE 4.046999 WITH GOLDMAN SACHS BANK USA.		3,393
	Goldman Sachs Bank Usa.	FX DEAL TRANSACTED ON 21 OCT, 2022 PEN USD EX.RATE 4.025627 WITH GOLDMAN SACHS BANK USA.		32,012
	Goldman Sachs Bank Usa.	Ice_Cds Goldus33 12/20/2024 Sell General Electric Co 2. Swpc0Iit6		823
	Goldman Sachs Bank Usa.	Ice_Cds Goldus33 12/20/2026 Sell General Electric Co 2. Swpc0Kbe1		937
	Goldman Sachs Bank Usa.	Ice_Cdx Goldus33 12/20/2027 Sell Cdx.Na.Ig.39 Swpc0Lb90		82,888
	Goldman Sachs Bank Usa.	Call Swo Usd Gscmus33 P 1Dsofr / R 2.2% 317U0Dxa6 04/26/2023		1,868

MORGAN STANLEY 401(k) PLAN

Plan Number 003,     Employer Identification Number 20-8764829

FORM 5500, SCHEDULE H, LINE 4i —

SCHEDULE OF ASSETS (HELD AT END OF YEAR)

AT DECEMBER 31, 2022

				(e)
	(b)	(c)	(d)	Current
(a)	Identity of Issuer	Description of Investment	Cost**	Value
	Derivative Investments (continued)
	Goldman Sachs Bank Usa.	Call Swo Usd Gscmus33 P 1Dsofr / R 2.697% 317U391O7 04/02/2024		14,766
	Goldman Sachs Bank Usa.	Put Swo Usd Gscmus33 P 2.697% / R 1Dsofr 317U388O2 04/02/2024		14,766
	Goldman Sachs Bank Usa.	Cds / Sts Gsilgb2X 10-17-2057 Swpc0Atk0		384
	Goldman Sachs Bank Usa.	Cds Ice_Goldus 06-20-2023 Swpc0Gqg9		634
	GSC	Ccp Due Receivable From Gsc		768,000
	Hsbc Bank Bond Operations	FX DEAL TRANSACTED ON 05 MAY, 2022 USD CNH EX.RATE 0.149009 WITH HSBC BANK BOND OPERATIONS		6,140
	Hsbc Bank Plc	FX DEAL TRANSACTED ON 19 DEC, 2022 EUR USD EX.RATE 0.941334 WITH HSBC BANK PLC		829
	Hsbc Bank Plc	FX DEAL TRANSACTED ON 16 DEC, 2022 EUR USD EX.RATE 0.938558 WITH HSBC BANK PLC		516
	Hsbc Bank Plc	FX DEAL TRANSACTED ON 15 DEC, 2022 EUR USD EX.RATE 0.940226 WITH HSBC BANK PLC		534
	Hsbc Bank Plc	FX DEAL TRANSACTED ON 01 DEC, 2022 EUR USD EX.RATE 0.955025 WITH HSBC BANK PLC		9,205
	Hsbc Bank Plc	FX DEAL TRANSACTED ON 25 OCT, 2022 ZAR USD EX.RATE 18.664622 WITH HSBC BANK PLC		48,130
	Hsbc Bank Plc	FX DEAL TRANSACTED ON 15 NOV, 2022 USD CAD EX.RATE 0.754574 WITH HSBC BANK PLC		7,934
	Hsbc Bank Plc	FX DEAL TRANSACTED ON 01 DEC, 2022 USD CAD EX.RATE 0.745464 WITH HSBC BANK PLC		2,844
	Hsbc Bank Plc	Otc Derivative Cash Coll Receivable Fromhsbc		70,000
	Hsbc Bank Plc	Otc Derivative Cash Coll Receivable Fromhsbc		280,000
	JP Morgan Chase Bank, N.A.	FX DEAL TRANSACTED ON 29 NOV, 2022 DKK USD EX.RATE 7.140310 WITH JPMORGAN CHASE BANK, N.A.		4,167
	JP Morgan Chase Bank, N.A.	FX DEAL TRANSACTED ON 28 NOV, 2022 USD GBP EX.RATE 1.207526 WITH JPMORGAN CHASE BANK, N.A.		9,547
	JP Morgan Chase Bank, N.A.	Tba Collateral Receivable From Jp Morganchase		45,000
	JP Morgan Chase Bank, N.A.	Call Swo Usd Chasus33 P 1Dsofr / R 1.71% 317U940I6 01/25/2023		0
	Nomura Global Inc	Otc Derivative Cash Collateral Rec From Nomura Global Inc Ccngfius2 12-31-2050		123,000
	Nomura Global Inc	Call Swo Usd Ngfpus33 P 1Dsofr / R 2.2% 317U0Bea1 05/31/2023		9,181
	Nomura Global Inc	Put Swo Usd Ngfpus33 P 2.285% / R 3Mlibor 317U658Z0 11/13/2023		278,623
	Northern Trust Company, Chicago	FX DEAL TRANSACTED ON 30 DEC, 2022 USD HKD EX.RATE 0.128277 WITH NORTHERN TRUST COMPANY, CHICAGO		58
	Not Applicable	Cash collateral due from broker – Canadian Dollar		0
	Not Applicable	Cash collateral due from broker – Euro		1,669,030
	Not Applicable	Cash collateral due from broker – British Pound Sterling		250,395
	Not Applicable	Cash collateral due from broker – Japanese Yen		4,217
	Not Applicable	Cash collateral due from broker – New Zealand Dollar		287,585
*	PIMCO	Fut Call Feb 23 Eurx Eur-Bund 14600		21
*	PIMCO	Fut Put Feb 23 Eurx Eur-Bund 13850		12,188
	Standard Chartered	Otc Derivative Cash Collateral Receivable From Standard Chartered		10,000
	TD	Domestic Master Receivable From Td		280,000
		Derivative Investments Total		31,874,699
	Repurchase Agreements
*	PIMCO	Agreement to repurchase W/Bnp Parib 4.1% From 12-30-2022 To 01-03-2023		55,400,000
*	PIMCO	Agreement to repurchase W/Toronto D 4.32% From 12-30-2022 To 01-03-2023		40,000,000
*	Blackrock	Agreement to repurchase W/Bank Of N 4.25% From 12-30-2022 To 01-03-2023		120,000,000
*	Blackrock	Agreement to repurchase W/Bnp Parib 4.3% From 12-30-2022 To 01-03-2023		102,000,000
*	Blackrock	Agreement to repurchase W/Bofa Secu 4.3% From 12-30-2022 To 01-03-2023		126,000,000
*	Blackrock	Agreement to repurchase W/Goldman, 4.3% From 12-30-2022 To 01-03-2023		125,000,000
*	Blackrock	Agreement to repurchase W/Mizuho Se 4.3% From 12-30-2022 To 01-03-2023		120,000,000
*	Blackrock	Agreement to repurchase W/Natixis C 4.25% From 12-30-2022 To 01-03-2023		115,000,000
*	Blackrock	Agreement to repurchase W/Td Securi 4.3% From 12-30-2022 To 01-03-2023		115,000,000
		Repurchase Agreements Total		918,400,000
	Collective Trust Fund

				(continued)

MORGAN STANLEY 401(k) PLAN

Plan Number 003,     Employer Identification Number 20-8764829

FORM 5500, SCHEDULE H, LINE 4i —

SCHEDULE OF ASSETS (HELD AT END OF YEAR)

AT DECEMBER 31, 2022

				(e)
	(b)	(c)	(d)	Current
(a)	Identity of Issuer	Description of Investment	Cost**	Value
	Collective Trust Fund (continued)
*	Blackrock	MFO BLACKROCK MSCI ACWI EX US IMI INDEX NL UND CL F		350,864,664
*	Blackrock	MFO BLACKROCK EMERGING MARKETS INDEX NL FUND F		141,852,218
*	Blackrock	MFO BLACKROCK EQUITY NON LENDING CLASS F		2,229,626,456
*	Blackrock	MFO BLACKROCK MIDCAP EQUITY INDEX (S&P MIDCAP 400) NL CL F		444,336,632
*	Blackrock	MFO BLACKROCK RUSSELL 2000 INDEX NL		365,124,236
*	Blackrock	MFO BLACKROCK US DEBT INDEX NON LENDABLEFUND F		184,418,278
	COLTV	COLTV SHORT TERM INVT FD		565,224
*	Northern Trust	NT COLLECTIVE SHORT TERM INVT FD		803,125
*	Northern Trust	NT COLLECTIVE SHORT TERM INVT FD		23
*	Northern Trust	NT COLLECTIVE SHORT TERM INVT FD		2,597,684
*	Northern Trust	NT COLLECTIVE SHORT TERM INVT FD		4,966,865
*	Northern Trust	NT COLLECTIVE SHORT TERM INVT FD		236,505
*	Northern Trust	NT COLLECTIVE SHORT TERM INVT FD		144,176
*	Northern Trust	NT COLLECTIVE SHORT TERM INVT FD		1,057,281
*	Northern Trust	NT COLLECTIVE SHORT TERM INVT FD		7,952,934
*	Northern Trust	NT COLLECTIVE SHORT TERM INVT FD		17,287,158
*	Northern Trust	NT COLLECTIVE SHORT TERM INVT FD		12,639,234
*	Northern Trust	NT COLLECTIVE SHORT TERM INVT FD		24,163,304
*	Northern Trust	NT COLLECTIVE SHORT TERM INVT FD		6
*	Northern Trust	NT COLLECTIVE SHORT TERM INVT FD		5,816,154
*	Northern Trust	NT COLLECTIVE SHORT TERM INVT FD		-
*	Northern Trust	NT COLLECTIVE SHORT TERM INVT FD		6,408,531
*	Northern Trust	NT COLLECTIVE SHORT TERM INVT FD		48
*	Northern Trust	NT COLLECTIVE SHORT TERM INVT FD		1,436,903
*	Northern Trust	NT COLLECTIVE SHORT TERM INVT FD		3,472,872
*	Northern Trust	NT COLLECTIVE SHORT TERM INVT FD		7,439,569
*	Northern Trust	NT COLLECTIVE SHORT TERM INVT FD		1,412,158
*	PIMCO	MFO PIMCO SHORT TERM FLOATING NAV II		7,208,983
*	State Street	MFO SSGA GLOBAL REIT		59,748,905
*	State Street	MFO SSGA TARGET RETIREMENT 2025 NL FUND		313,443,189
*	State Street	MFO SSGA TARGET RETIREMENT 2035 NL FUND		499,743,445
*	State Street	MFO SSGA TARGET RETIREMENT 2045 NL FUND		360,462,767
*	State Street	MFO SSGA TARGET RETIREMENT 2055 NL FUND		202,559,705
*	State Street	MFO SSGA TARGET RETIREMENT 2060 NL FUND		107,296,400
*	State Street	MFO SSGA US HI YIELD BD INDEX NL SF CL A		43,401,664
*	State Street	MFO ST STR BK & TR CO INVT FDS TX EXMP SSGA TARGET RET 2020 NON-LEN SER FD CL A		125,439,035
*	State Street	MFO ST STR BK & TR CO INVT FDS TX EXMP SSGA TARGET RET 2030 NON-LEN SER FD CL A		406,266,906
*	State Street	MFO ST STR BK & TR CO INVT FDS TX EXMP SSGA TARGET RET 2040 NON-LEN SER FD CL A		375,528,453
*	State Street	MFO ST STR BK & TR CO INVT FDS TX EXMP SSGA TARGET RET INC NON-LEN SER FD CL A		184,487,895
*	State Street	MFO STATE STREET RETIREMENT 2050 NL FUND		305,296,297
*	State Street	MFO SSGA TARGET RETIREMENT 2065		36,565,644
*	TS&W	MFO TS&W COLLECTIVE INVT TR INTL LARGE CAP EQUITY TR CL V		252,338,076
*	Wellington	MFO WELLINGTON OPPORTUNISTIC EMERGING MARKETS DEBT (SERIES 1)		51,305,969
*	William Blair	MFO WILLIAM BLAIR COLLECTIVE INVT TR EMERGING MKTS GROWTH COLL INVT FD CL 6		286,572,740
		Collective Trust Fund Total		7,432,288,311

				(continued)

MORGAN STANLEY 401(k) PLAN

Plan Number 003,     Employer Identification Number 20-8764829

FORM 5500, SCHEDULE H, LINE 4i —

SCHEDULE OF ASSETS (HELD AT END OF YEAR)

AT DECEMBER 31, 2022

				(e)
	(b)	(c)	(d)	Current
(a)	Identity of Issuer	Description of Investment	Cost**	Value

	Participant-directed investments at fair value			15,781,813,400

	Various Participants	Participant Loans (secured by account, rates ranging from		123,661,328
		4.25% to 9.5% with maturity dates ranging from 2022 to 2051)

	* Party-in-interest
	** Cost information is not required for Participant-directed investments and therefore is not included.
	See Report of Independent Registered Public Accounting Firm